TABLE OF CONTENTS

6	Introduction
8	Five years key figures
9	2008 highlights
10	Outlook for 2009
16	Tanker Division
20	Tanker Division – Supply and demand
22	Bulk Division
24	Bulk Division – Supply and demand
26	Human Resources
28	TORM’s Strategy 2008-2010
30	CSR – Corporate Social Responsibility
34	Managing risk and exposure
42	Corporate governance
48	Shareholder relations
54	Financial review
59	Consolidated income statement
60	Consolidated balance sheet
62	Consolidated statement of changes in equity
63	Consolidated cash flow statement
64	Notes
96	Board of Directors and Management
100	Management’s and auditors’ report
102	Parent company
109	Glossary
110	Fleet overview
111	Newbuildings

BASIC INFORMATION

Name and address: A/S Dampskibsselskabet TORM • Tuborg Havnevej 18 • DK-2900 Hellerup • Denmark• Tel.: +45 3917 9200 • www.torm.com
Founded:1889 • CVR: 22460218• Board of Directors: N. E. Nielsen (Chairman) • Christian Frigast (Deputy Chairman) • Peter Abildgaard (elected by the employees) • Lennart Arrias (elected by the employees) • Margrethe Bilgaard (elected by the employees) • Bo Jagd • Gabriel Panayotides • E. Michael Steimler • Stefanos-Niko Zouvelos • Management: Mikael Skov, CEO • Roland M. Andersen, CFO.

2008 was yet another good year for TORM; we achieved the best operating profit in the Company’s history. Naturally, the forecast for 2009 is affected by the global recession and the economic downturn, but the Company’s position and launched initiatives support our ability to navigate under the more challenging market conditions in 2009.

With a profit before tax of USD 360 million, 2008 was another highly satisfactory year for TORM. This performance is in line with the latest forecast of USD 355-370 million.

The earnings of the Company’s product tankers were positively affected by better than expected market conditions, and our increased focus on optimizing our capacity utilization meant that vessels often had cargoes onboard on their return voyage.

Freight rates for the Company’s bulk carriers were very volatile again in 2008. In May, freight rates reached a historical high, peaking at USD/day 90,000 for a Panamax vessel. Subsequently, in the fourth quarter freight rates collapsed, ending the year at USD/day 4,000 - the lowest level in ten years. Earnings for TORM’s bulk carriers for 2008 were in line with the expectations at the beginning of the year.

At the beginning of 2008, TORM’s Board of Directors approved a new and very ambitious, yet realistic, strategy plan, “Greater Earning Power 2.0”, for the period 2008-2010. This strategy plan will naturally be maintained, but adjusted to fit the significantly changed market conditions, which we estimate will provide TORM with other very positive opportunities. TORM’s strategic focus on consolidation of the product tanker segment is thus unchanged, and we are happy to note that this strategy proved its strength and worth in 2008.

TORM is a financially strong company, and we are therefore well prepared for a period of more challenging market conditions. To exploit the synergies we obtained with the acquisition of OMI, we embarked on a major efficiency improvement programme towards the end of 2008. When fully implemented at the end of 2009, the programme is expected to cut costs by USD 40-60 million annually.

During the financial crisis, minimizing counterparty risk has become an increasingly important element in the shipping industry, and TORM was able to verify that the Company’s counterparty risk policy is effective.

In connection with the acquisition of OMI in 2007, TORM obtained a 1-year bridging loan facility. The loan facility of USD 700 million terminated in April 2008 and was repaid accordingly. To replace the repaid bridging loan, a 5-year loan facility of USD 900 million was established. Simultaneously, a loan facility of USD 150 million was secured for TORM Singapore’s activities in order to further enhance the Company’s cash resources. More than 60% of the Company’s total debt is due after 2012.

As a result of the Company's long-term funding policy,
our 20 vessels on order are funded.

In 2008, vessels from all over the world fell victim to an increasing number of pirate attacks in the Gulf of Aden. Consequently, TORM and our pool partners have introduced special security rules for passage through the Gulf of Aden. Together with the Danish Shipowners’ Association, Intertanko and the IMO, TORM has attempted to create awareness of the gravity of the situation. The Company is focusing on the security risks facing crews and vessels, and we will continue our efforts to obtain political support for a solution at sea and a more long-term campaign on shore.

The Board of Directors and the Management consider the 2008 result as highly satisfactory and recommend, subject to the approval at the Annual General Meeting, that a dividend of DKK 4.00 (USD 0.76) per share be paid, corresponding to a total dividend payment of DKK 291 million (USD 55 million). The dividend must be compared to the fact that in December 2008 the Company proposed an extraordinary interim dividend of DKK 4.50 per share, which was paid at the end of the year.

TORM’s success is rooted in the Company’s fundamental values:

•           Entrepreneurship
•           Professionalism
•           Respect

These values are the basis for responsibility being an integral part of TORM’s business. During the year, the Company therefore prepared a CSR strategy to focus on how to practically ensure that our commercial results are achieved in accordance with our values and the increasing the focus among community and customers on quality, security, environment and ethics.

After 32 years with the Company, former CEO Klaus Kjærulff resigned in the autumn of 2008 to devote himself to new business challenges. The Company has employed a new CEO.

2009 will be a very different year than the previous years. TORM’s focused strategy, our values and a great focus on CSR combined with a volatile market, new risks and significantly more efficient organisation and work processes will have to prove their strength and form the foundation for TORM to expand its position as one of the world’s leading product tanker companies.

Already at 1 March 2009, approximately 50% of the earnings for the year were known. At the beginning of 2009, earnings were in line with expectations. For 2009, the forecast profit before tax is USD 100-140 million.

The Board of Directors and Management would like to thank all employees on land and ashore for yet another exciting and profitable year. Our performance is mainly a result of your efforts and support for our strategy and the adherence to the Company’s fundamental values.

TORM would also like to thank our 15,500 shareholders for their great support and the interest they have taken in TORM through the year.

FIVE YEARS KEY FIGURES

USD million

INCOME STATEMENT	2008	2007	2006	2005	2004
Revenue	1,184	774	604	586	442
Time charter equivalent earnings (TCE)	906	604	454	464	350
Gross profit	538	334	270	315	240
EBITDA	572	288	301	351	215
Operating profit	446	199	242	303	179
Financial items	-86	605	-1	-4	26
Profit/(loss) before tax	360	804	241	299	205
Net profit for the year	361	792	235	299	187

BALANCE SHEET
Non-current assets	2,913	2,703	1,970	1,528	1,056
Total assets	3,317	2,959	2,089	1,810	1,240
Equity	1,279	1,081	1,281	905	715
Total liabilities	2,038	1,878	808	905	524
Invested capital	2,822	2,618	1,300	1,176	618
Net interest bearing debt	1,550	1,548	663	632	272
Cash and bonds	168	105	32	157	124
CASH FLOW
From operating activities	385	188	232	261	228
From investing activities,	-262	-357	-118	-473	-187
thereof investment in tangible fixed assets	-378	-252	-246	-636	-187
From financing activities	-59	242	-239	303	-3
Total Net cash flow	63	73	-125	91	38
KEY FINANCIAL FIGURES *)
Gross margins:
TCE	76.5%	78.0%	75.2%	79.2%	79.2%
Gross profit	45.4%	43.2%	44.7%	53.8%	54.3%
EBITDA	48.3%	37.2%	49.8%	59.9%	48.6%
Operating profit	37.7%	25.7%	40.1%	51.7%	40.5%
Return on Equity(RoE)	30.6%	67.1%	21.5%	36.9%	33.1%
Return on Invested capital (RolC) **)	16.4%	10.2%	19.5%	33.8%	31.0%
Equity ratio	38.6%	36.5%	61.3%	50.0%	57.7%
Exchange rate USD/DKK, end of period	5.28	5.08	5.66	6.32	5.47
Exchange rate USD/DKK, average	5.09	5.44	5.95	6.00	5.99
SHARE RELATED KEY FIGURES *)
Earnings per share, EPS (USD)	5.2	11.4	3.4	4.3	2.7
Diluted earnings per share, EPS (USD)	5.2	11.4	3.4	4.3	2.7
Cash flow per share, CFPS (USD)	5.6	2.7	3.3	3.7	3.3
Proposed dividend per share (USD) ***)	0.76	0.89	1.02	1.82	1.37
Proposed dividend per share (DKK)	4.00	4.50	5.75	11.50	7.50
Extraordinary dividend per share (DKK)	4.50	27.50	0.00	0.00	0.00
Share price in DKK, end of period (per share of DKK 5 each)	55.5	178.2	186.0	152.6	112.9
Number of shares, end of period (million)	72.8	72.8	72.8	72.8	72.8
Number of shares (excl. treasury shares), average (million)	69.2	69.2	69.4	69.7	69.6

*)
Key figures are calculated in accordance with recommendations from the Danish Society of Financial Analysts. the comparative figures are restated to reflect the change in the denomination of the Company’s shares from DKK 10 per share to DKK5 in May 2007.

**)
Return on Invested Capital. Defined as: Operating profit divided by average Invested capital, defined as average of beginning and ending balances of (Shareholders’ equity plus Net interest bearing debt less Non-operating assets).

***)	Proposed dividend per share has been translated to USD using the USD/DKK exchange rate at year end for the year in question.

2008 HIGHLIGHTS

2008 gave TORM the best operational profit in the Company’s history. A better product tanker market than expected and a better utilisation of the vessels contributed to a highly satisfactory result. In the last part of 2008, the Company has been preparing to steer through the difficult market conditions caused by the slowdown in the world economy.

● The profit before tax for the year was USD 360 million, which is in line with the latest guidance of 355-370 million. the Board of Directors considers the profit to be very satisfactory.

● The total cash flow was USD 63 million of which cash flow from operating activities was USD 385 million, cash flow from investing activities USD -262 million and cash flow from financing activities USD -59 million.

● As of 31 December 2008, equity amounted to USD 1,279 million (DKK 6,753 million), corresponding to USD 18.5 per share (DKK 97.5) excluding treasury shares.

● The market value of the Company’s fleet as of 31 December 2008 exceeded the book value by USD 367 million, corresponding to USD 5.3 per share (DKK 28.0) excluding treasury shares. At the end of 2008, the Company owned 65 vessels, 59 of which were product tankers and six bulk carriers. By the end of 2008, TORM had 20 vessels on order and had exercised one purchase option.

● Return on Invested capital (RoIC) was 16.4% and Return on Equity (RoE) was 30.6%.

● TORM’s strategy plan “Greater Earning Power 2,0”, which was approved in January 2008, is expected to be adapted to the global economic development maintaining TORM’s ambitions and strategic focus.

● In 2008, TORM initiated a CSR project where the main focus areas are climate, working environment and human and labour rights. In February 2009, TORM has committed itself to comply with UN Global Compact.

● In March 2008, TORM acquired 50% of the shipping company FR8 at a price of USD 125 million. FR8 contributed positively to TORM’s net profit with USD 27 million.

● Following the integration of OMI, at the end of 2008 the Company has launched a comprehensive efficiency programme focusing on standardization of processes, better utilization of the IT platform, an improved level of vessel operating expenses as well as optimization of the Company’s global land-based setup. Once it is fully implemented at the end of 2009, the programme is expected to contribute with annual cost savings of USD 40-60 million, corresponding to 15- 20%.

● As of 31 December 2008, TORM had unused credit facilities and cash of approximately USD 675 million. More than 60% of the Company’s debt is due after 2012.

● As of 1 March 2009, TORM had covered approximately 38% of the remaining earning days in 2009.

● The forecasted profit before tax for 2009 is USD 100-140 million. Given the global recession there is considerable uncertainty around the forecast.

● The Board of Directors recommends, subject to the approval at the Annual General meeting, that a dividend of DKK 4.00 (USD 0.76) per share be paid, corresponding to a total dividend payment of DKK 291 million (USD 55 million) and equivalent to a return of 7.2% in relation to the closing price of the company’s shares on the last business day of 2008. Including the extraordinary dividend of DKK 4.50 (USD 0.84) per share paid out in December 2008, the accumulated dividend for 2008 was 32% of the net profit equivalent to DKK 619 million (USD 117 million).

OUTLOOK FOR 2009

For 2009, TORM expects a profit before tax of USD 100- 140 million.

TORM’s financial results primarily depend on the number of earning days and the developments in freight rates.

As of 1 March 2009, 42% of the remaining earning days in the tanker Division for 2009 had been covered at an average rate of USD/day 21,989 vs. 47% at an average of USD/day 21,470 at the same time in 2008.

As of 1 March 2009, 17% of the remaining earning days in the bulk Division for 2009 had been covered at an average rate of USD/day 15,170 vs. 74% at an average of USD/day 45,706 at the same time in 2008.

The financial expenses in relation to the Company’s interest-bearing debt depend on the size of the debt and the rate of interest. As of 31 December 2008, the interest-bearing debt totaled USD 1,723 million, of which 60% carried interest at an average rate of 4.1% including the margin.

In order to exploit the synergies from the acquisition of OMI, TORM embarked on a major efficiency improvement programme. the programme will focus on the fact that TORM is a global company where standardization of processes and better exploitation of IT tools and human resources in the offices as well as in the operation of vessels is crucial and will result in savings and prepare TORM for the expected growth in the coming years. When fully implemented at the end of 2009, the programme is expected to cut costs by approximately USD 40-60 million annually, corresponding to 15-20%.

Expectations for 2009 are greatly impacted by the global recession and the global economic downturn, and the forecast is therefore subject to significant uncertainty. For 2009, the external factors considered to have the greatest influence on TORM’s earnings are:

●          Global economic trends.
●          A potential financial collapse of major business partners.
●          Global capital market.
●          Oil trader activity and the development of ton/mile.
●          Consumption of refined oil products.
●          Transport of commodities, mainly to Asia, in particular iron ore, coal and grain.
●          The US economy.
●          Additions and scrapping of vessels.
●          One-off events such as strikes, political instability in the oil-exporting countries, weather conditions, shut-down of refineries, etc.

 ●          Potential national or international interventions against shipping companies’ energy consumption or CO2 emissions.

As of 31 December 2008, TORM had hedged approximately 12.5% of the expected bunker consumption for 2009. The market value of this hedge was USD -44 million, which was included in the equity.

The below chart shows the effect that variations in the expected freight rates for product tankers as well as bulk will have on the full year pre-tax profit for 2009. At a change in freight rates of USD/day 1,000, the impact equates to USD 20.4 million. The estimate is based on the fact that 20,372 earning days in 2009 have not already been chartered out at fixed rates.

SAFE HARBOUR STATEMENT – FORWARD LOOKING STATEMENTS

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect our current views with respect to future events and financial performance and may include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The forward-looking statements in this release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although TORM believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, TORM cannot assure you that it will achieve or accomplish these expectations, beliefs or projections. Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, changes in charter hire rates and vessel values, changes in demand for “tonne miles” of crude oil carried by oil tankers, the effect of changes in OPEC’s petroleum production levels and worldwide oil consumption and storage, changes in demand that may affect attitudes of time charterers to scheduled and unscheduled dry-docking, changes in TORM’s operating expenses, including bunker prices, dry-docking and insurance costs, changes in governmental rules and regulations including requirements for double hull tankers or actions taken by regulatory authorities, potential liability from pending or future litigation, domestic and international political conditions, potential disruption of shipping routes due to accidents and political events or acts by terrorists.

Risks and uncertainties are further described in reports filed by TORM with the US Securities and Exchange commission, including the TORM Annual report on Form 20-F and its reports on Form 6-K. See page 34 in the Annual report.

OUTLOOOK
- TANKER DIVISION

TORM expects the rates for the Company’s SR, MR and LR1 product tankers to be approximately 10-15% lower in 2009 than in 2008. Earnings of LR2 product tankers, which were very high in 2008, are expected to drop approximately 20-25% in 2009. The lower earnings are mainly explained by declining demand as a result of the global recession and the record addition of product tankers in 2009.

As in previous years, TORM has decided not to announce its forecast of specific freight rates and instead chooses to state the market expectations as of 1 March 2009.

As of 1 March 2009, TORM had covered approximately 42% of the remaining earning days in 2009 at an average rate of USD/day 21,989, which ensures reasonable earnings for the Tanker Division.

The following factors will affect the freight rate developments:

TONNAGE SUPPLY
●            The global product tanker fleet will be expanded as a result of a record newbuilding order book for delivery in 2009. An addition of approximately 18%, or 321 product tankers, is expected in the business areas in which TORM operates (source: Inge Steensland AS Shipbrokers).

●            The phase out of vessels in 2009 is expected to be limited. on the other hand, a significant number of vessels are expected to be re-cycled in 2010, when all single-hulled vessels must be phased out.

●            The global recession has made it difficult to finance newbuildings and, as a result, shipyards as well as shipping companies have cancelled newbuilding orders. In TORM’s assessment, the cancellation of newbuildings will reduce the product tanker order book by some 10-15% for the period to 2011. this assessment is subject to considerable uncertainty, however.

TONNAGE DEMAND
●          Energy Information Administration (EIA) expects a decrease in global oil consumption of approximately 1.4% in 2009, relative to an increase of 0.1% in 2008.

●          Transport of refined oil products by sea is expected to drop by 1.7% in 2009 (source: MSI). By comparison, transport of such products rose by 1.3% in 2008. Total transport of oil by sea (crude and refined oil products) rose by 4.4% in 2008, but is expected to drop by 2.7% in 2009.

●          US gasoline consumption is expected to decline by approximately 1.0% in 2009, against a decline of approximately 3.4% in 2008 (source: EIA).

●          The increase in refinery capacity in India and the Middle East up to 2012 will significantly exceed the immediate consumption in these areas, and as a result a sharp increase in exports of refined oil products is expected. This will have a positive impact on the product tanker market.

●          Increased transport of different qualities of the same type of refined oil products, e.g. imports in Europe of refined oil products with a low sulphur content and exports of refined oil products with a high sulphur content from Europe.

HEDGING IN THE TANKER DIVISION AS OF MARCH 2009	2009	Total days 2010	2011	2009	Days covered 2010 2011
LR2	4,743	5,474	4,563	1,085	524 321
LR1	6,482	7,770	6,909	3,115	1,200 730
MR	12,922	17,464	17,885	5,285	3,175 641
SR	3,917	4,015	4,015	2,361	1,183 -
Total	28,064	34,723	33,372	11,846	6,081 1,693
		Covered in %			Covered in USD/day
	2009	2010	2011	2009	2010 2011
LR2	23%	10%	7%	30,947	31,905 32,817
LR1	48%	15%	11%	23,943	19,981 18,598
MR	41%	18%	4%	21,176	21,269 21,163
SR	60%	29%	-	17,275	18,076 -
Total	42%	18%	5%	21,989	21,269 22,511
EXPECTED TCE RATES IN THE FORWARD CONTRACT MARKET FOR THE PRODUCT TANKER MARKET AS OF MARCH 2009	2008			2009
USD/day	Realized		Q1	Q2	Q3 Q4
LR2	35,243		–	–	– –
LR1	24,204		19,500	21,000	22,000 24,000
MR	23,721		16,000	17,000	17,000 17,500
SR	21,135		–	–	– –
There is no efficient forward SWAP market for LR2 and SR vessels.					Source: IMAREX

OUTLOOK
-BULK DIVISIONS

Freight rates for bulk carriers were very volatile in 2008. In May, the market reached an all-time high with freight rates peaking at USD/day 90,000 for a Panamax vessel. As a consequence of the global economic downturn, freight rates subsequently collapsed in the fourth quarter, ending the year at USD/day 4,000 – the lowest level in ten years. At 1 March 2009, freight rates for Panamax bulk carriers were USD/day 12,329.

As in previous years, TORM has decided not to announce its forecast of specific freight rates and instead chooses to state the market expectations as of 1 March 2009.

As of 1 March, TORM had covered approximately 17% of the remaining earning days in 2009 for its Panamax vessels at an average rate of USD/day 15,170. As a result of the collapse of the freight market and in order to minimize the Company’s counterparty risk, TORM has negotiated to have four Panamax bulk carriers prematurely re-delivered to TORM from long-term contracts. In compensation for the re-deliveries, TORM has received USD 26 million, which are recognised as income in the first quarter of 2009.

The collapse in bulk carrier freight rates has caused TORM to intensify the risk assessment of potential customers’ ability to meet their contractual obligations. Subject to the individual assessments and the state of the freight market in general, TORM maintains its strategy of hedging a significant part of its exposure by chartering out vessels on long-term contracts of typically one to two years’ duration.

The bulk market will remain dependent on global economic trends. However, freight rates will depend particularly on economic growth in China, and thus the Chinese consumption of steel and coal.

As a result of the global economic downturn, bulk transportation is expected to a 4% decline from 2008 to 2009 (source MSI). Moreover, freight rates will be affected by the net increase in the global fleet in 2009, when newbuildings as well as re-cyclings are expected to rise sharply. A net 13% addition of bulk carriers in 2009 compared to 2008 is expected (source: Fearnleys).

HEDGING IN THE BULK DIVISION AS OF 1 MARCH 2009		Total days		Days covered
	2009	2010	2011	2009 2010	2011
Panamax	5.012	6.196	7.454	858 69	-

		Covered in %		Covered in USD/day
	2009	2010	2011	2009 2010	2011
Panamax	17	1	-	15,170 15,211	-
TCE RATES IN THE FORWARD CONTRACT MARKET FOR THE BULK MARKET AS OF 1 MARCH 2009	2008			2009

TCE rates (USD/day)	Realized		Q1	Q2 Q3	Q4
Panamax	44,012		13,678	14,165 13,065	13,350

Source: IMAREX

TANKER DIVISIONS

In 2008, the Tanker Division posted the highest earnings in the history of the Company. This despite a volatile market in 2008 characterized by ups as well as downs, affected by the global economic downturn.

Despite the downturn of the global economy, the Company’s product tanker earnings for 2008 proved considerably better than was expected at the beginning of the year, and the operating profit of USD 215 million is highly satisfactory.

In the first quarter, earnings were below expectations. This was mainly due to increasing fuel costs and weaker demand, owing to a mild winter on the east coast of the USA with a resulting decline in fuel consumption for heating.

In the second quarter, the demand for tonnage was higher, and freight rates therefore rose more than expected. The enhanced market conditions could mainly be ascribed to a strong crude oil transport market and increased demand for naphtha in the Far East for the benefit of the company’s LR2 vessels.

At the beginning of the third quarter, freight rates for the large LR1 and LR2 vessels rose further, mainly as a result of increased demand for gas oil and diesel fuel in Europe. This led to more cargoes from Japan and South Korea, which meant increasing transport distances for the large LR1 and LR2 vessels. Rates for the smaller MR and SR vessels remained at the high level seen in the second quarter.

In the fourth quarter, the product tanker market felt the decline in the global economy as demand for refined oil products dropped. the demand for naphtha, a raw material used in plastics production, dropped considerably in the second half of 2008. This reduced the transport requirements, causing product tanker rates to decline.

Earnings in 2008 were significantly higher for the large LR1 and LR2 vessels than for the smaller MR and SR vessels.

As the oil price rose to record highs of just under USD 150 per barrel in the second and third quarters, fuel prices followed. As a result, TORM and other shipping companies reduced the speed of their vessels, thereby reducing fuel consumption as well as the supply of tonnage available globally, which in turn helped push up rates. At the end of 2008, rates fell back as a result of lower demand, but as fuel prices also fell in line with the declining oil price, the overall impact of the lower rates on earnings was limited.

ACQUISITIONS
In January 2008, TORM acquired 50% of the shipping company FR8 Holdings Pte. Ltd. from the international oil trader Projector. In 2008, the FR8 Group, with offices in Singapore, London and Veracruz, Mexico earned a very satisfactory profit of USD 52 million.

The purpose of the acquisition was to gain access to oil cargoes from Projector and FR8. Also, TORM could obtain greater knowledge of the parameters regulating the demand for refined oil products. Projector went into liquidation in the second half of 2008, and TORM is now working on finding a solution which ensures the Company the same strategic opportunities.

ORGANIZATION
In 2008, TORM’s tanker Division focused on implementing a new organizational structure to ensure that customers will always be able to easily contact a TORM employee at one of the offices in Denmark, India, Singapore or the USA.

The new structure, internally known as ’Rolling Authority’, means that it should always be possible to make a decision immediately in “real time”. this initiative has been well received by TORM’s customers and has strengthened the Company’s market position. The positive response from customers and the increased responsibility have also enhanced the employees’ job satisfaction.

TANKER DIVISION
ACQUISITION AND DISPOSAL OF VESSELS
In 2008, TORM took delivery of five product tankers; three LR2 product tankers from Dalian Shipbuilding Industry and two MR product tankers from Guangshou Shipyard International (GSI). In addition, TORM placed an order for four MR product tankers with GSI.

TORM sold two MR product tankers in 2008 at a total price of USD 99 million, making a profit of USD 31 million.

Prices of second-hand product tankers rose 3-5% during the first half of 2008. Towards the end of the year, turnover in second-hand product tankers came to a halt, and the overall level of activity dropped 25% year on year. In 2008, second-hand product tanker prices fell approximately 15% for modern tonnage and approximately 30% for older tonnage compared to 2007

In 2008, TORM signed an agreement to charter-in ten product tankers for a total minimum period of 43 years.

At year end, TORM owned 59 product tankers and had contracted 16 newbuildings for delivery up to 2012. In addition, the Company has in 2009 chartered an average of 22.3 product tankers at an average of USD/day 19,876. Also, the Company has purchase options for four product tankers, which can be exercised from 2009.

The newbuilding market was very active in the first half of 2008, and newbuilding prices consequently rose some 5% during this period. there was very little chance of securing deliveries before 2012. Towards the end of the year, the market turned, however, and newbuilding prices ended the year down 10-20% from the beginning of the year.

VESSELS CHARTERED IN	2009	2010	2011	2012	2013

Days
LR2	537	380	-	-	-
LR1	4,177	4,882	4,228	3,375	2,433
MR	2,719	3,285	3,254	2,672	2,657
SR	700	30	-	-	-

Rate USD/day
LR2	25,459	24,615	-	-	-
LR1	20,524	22,137	22,620	22,818	23,666
MR	17,105	17,272	17,177	16,426	16,424
SR	22,500	22,500	-	-	-

Options
LR2	-	-	-	-	-
LR1	0.5	-	0.5	-	-
MR	-	-	-	1	-
SR	-	-	-	-	-

Average option price (USD million)
LR2	-	-	-	-	-
LR1	34.6	-	31.6	-	-
MR	-	-	-	38.4	-
SR	-	-	-	-	-

For further information, please refer to notes 20 and 21 on page 84 and 85.

POOL PARTNERS AS OF 31 DECEMBER 2008

POOL MANAGER	LR2	LR1	MR
LR2: A.P. Møller-Mærsk/TORM	A.P. Møller-Mærsk	Gotland Shipping (Bahamas) Ltd.	Gotland Shipping (Bahamas) Ltd.
LR1: TORM	Gotland Shipping (Bahamas) Ltd.	Nordan Tankers 4 Inc.	Primorsk Shipping Corporation
MR: TORM	TORM	Reederei "NORD" Klaus E. Oldendorff	Sanmar Shipping Ltd.
		Skagerak Invest Ltd.	TORM
TORM

USD million
TANKER DIVISION	2007	2008
	Total	Q1	Q2	Q3	Q4	Total
INCOME STATEMENT
Revenue	639.9	200.8	215.0	263.3	244.1	923.2
Port expenses, bunkers and commissions	-165.9	-51.8	-56.9	-74.0	-69.5	-252.2
Freight and bunkers derivatives	2.9	-0.4	8.7	-15.9	-6.0	-13.6
Time charter equivalent earnings	476.3	148.6	166.8	173.4	168.6	657.4
Charter hire	-95.9	-31.1	-30.6	-35.2	-36.9	-133.8
Operating expenses	-105.1	-39.6	-41.2	-38.2	-41.0	-160.0
Gross profit/(loss) (Net earnings from shipping activities)	275.3	77.9	95.0	100.0	90.7	363.6
Profit/(loss) from sale of vessels	0.0	0.0	0.0	10.8	19.8	30.6
Administrative expenses	-47.8	-18.1	-18.1	-20.7	-25.7	-82.6
Other operating income	15.2	3.6	3.1	4.3	3.4	14.4
Share of results of jointly controlled entities	3.4	1.2	1.6	3.0	2.2	8.0
EBITDA	246.1	64.6	81.6	97.4	90.4	334.0
Depreciation and impairment losses	-82.6	-28.9	-29.1	-29.6	-31.1	-118.7
Operating profit	163.5	35.7	52.5	67.8	59.3	215.3

TANKER DIVISION
-SUPPLY AND DEMAND

In 2009, the addition of newbuildings is expected to exceed the increase in the demand for vessels. In TORM’s assessment, supply and demand in the tanker market will be in balance by the end of 2011. However, this assessment is subject to significant uncertainty, principally relating to the global recessionary impact on the demand for refined oil products.

Below follows an account of the individual factors expected to affect supply and demand.

SUPPLY

Shipyard activity levels have increased sharply in recent years as a result of the very positive development in the shipping market. The demand for newbuildings has led to major growth in the number of shipyards and an expansion of the capacity of existing yards in the major shipbuilding nations, particularly China and Korea. Nonetheless, it is believed that the product tanker fleet’s expansion will be smaller in scale than immediately indicated by the increased capacity.

One explanation for this is that several of the new Asian shipyards are presently not able to build more advanced tonnage such as product tankers. In addition, the period of time from contracting to delivery of a vessel has since 2004 increased to three years from previously one and a half to two years.

Moreover, the global economic downturn has made it difficult to finance newbuildings, resulting in shipyards as well as shipping companies canceling newbuilding orders. TORM believes that the cancellation of newbuildings will reduce the product tanker order book by some 10-15% for the period to 2011. This assessment is subject to considerable uncertainty, however.

The existing global product tanker fleet at the end of 2008 comprised a total of 1,217 vessels: 140 LR2 vessels, 257 LR1 vessels and 820 MR vessels (source: Inge Steensland and AS Shipbrokers). The order book of product tankers for delivery in 2009-2011 at the end of 2008 totaled 617 vessels: 101 LR2 vessels, 102 LR1 vessels and 414 MR vessel. The order book constitutes some 51% of the total fleet. For the sake of comparability of order book capacity, units are converted into MR units. Adjusted for size and voyage pattern, the order book thus corresponds to some 894 MR units.

As the smaller SR vessels have a different sailing pattern than the bigger vessels, they are not included in the supply-demand analysis.

Approximately a third of the large LR2 product tankers carry crude oil despite the fact that they were constructed as product tankers. The actual effect of the order book of LR2 vessels will be reduced by approximately a third if this pattern continues in the future. Additionally, some 37 LR1 product tankers are being constructed in replacement for old crude oil Panamax tankers, which primarily carry fuel oil.

Despite cancellations of newbuilding orders and the global economic downturn, 2009 is expected to be the year when the highest number of product tanker newbuildings will be delivered. The lower freight rates and the IMO regulations on the phase out of single-hulled tankers in 2010 will, however, mean that the older part of the fleet will be phased out, to the benefit of the overall fleet development. Some 10% of the existing product tanker fleet is expected to be phased out in the period up to 2011, equaling 118 MR units.

The rate at which the older tonnage is phased out could well increase further in the coming years. This is strengthened by national age limits and the fact that several major oil companies choose not to use tonnage that is more than 15 years old. Less favorable freight market developments could also affect the rate at which the vessels are phased out.

DEMAND

EXPANSION OF REFINERY CAPACITY
The capacity of the world’s oil refineries is expected to be increased by some 8.6 million barrels/day in the period 2009-2011, equaling a 10% increase relative to the present capacity of approximately 83 million barrels/day (source: TORM). The increased capacity is principally due to the growing demand for refined oil products and the refineries’ reduced operating costs.

A smaller proportion of the new refineries will be located in the major consumption areas such as the USA and Europe as the majority is expected to be located in India and the middle East. This fact set off the expected weak trend in the demand for refined oil products in 2009, and even cause the overall transport requirements to increase up to 2011, as only a limited amount of India’s and the middle East’s production of refined oil products is designated for domestic consumption.  The majority of the production is expected to be transported by product tankers, mainly to the USA and Europe but also to markets in the local region.

INCREASE IN OIL DEMAND
The development of the demand for refined oil products remains key to the product tanker market. According to 'Energy International Administration (EIA), the total oil demand in 2008 was 85.9 million barrels/day. EIA expects this figure to drop to 84.7 million barrels/day in 2009 and subsequently rise by approximately 2% per year up to 2011.  In the USA, the world’s largest consumer of refined oil products and, consequently, key to the transport need, consumption dropped approximately 3% in 2008 and is expected to drop a further 1% in 2009 and then to stabilize until 2011.

NUMBER OF PORT DAYS
Operating figures for TORM’s fleet indicate that the number of port days has risen by 9% per year in the last five years and now accounts for almost 41 % of the total duration of a voyage. The increase can be explained by the failure to expand oil terminals in ports sufficiently to match the increase in the global product tanker fleet.  The increased number of waiting days in port reduce the number of vessels that can be operated in the spot market, which is beneficial to the rates in this market.

The number of port days can vary significantly from port to port. In 2008, for example, the average number of port days was 20 in Benin, 15 in Nigeria and just three in the USA.

TORM expects a 3% increase per year in the number of port days in the period 2009-2011.

ARBITRAGE
Arbitrage shipping, evening out price differences of refined oil products between loading and discharge port, has in recent years become increasingly important to the demand for product tankers. In 2008, arbitrage shipping accounted for some 50% of TORM’s product tanker shipments.

TORM expects an increase of 2.5% in arbitrage shipping in the period 2009-2011.

BULK DIVISION

In 2008, the bulk market was characterized by highly volatile freight rates reaching both a historical high and the lowest level in ten years. In the first half, a strong demand for transportation of iron ore and coal pushed up freight rates, whereas in the second half the slowdown of the global economy contributed to a dramatic collapse of rates.

From February until June, freight rates rose significantly, principally as a result of China’s strong demand for iron ore and coal for the rebuilding of the Sichuan province, which was hit by a violent earthquake earlier in the year, and the completion of the Olympic infrastructure. Increased coal imports to Japan and India and an increasing number of waiting days, primarily in Australian coal ports, also contributed to the rising freight rates. During this period, the benchmark Panamax market rose from approximately USD/day 45,000 to approximately USD/day 90,000.

At the beginning of the second half of 2008, the bulk market suffered from the reduction in Chinese steel production. During the autumn months, the bulk market collapsed completely as a consequence of the downturn of the global economy, a strengthened US dollar and plunging commodity prices. Chinese imports of iron ore dropped dramatically in a short period of time, and the unwillingness of many banks to grant credits and bank guarantees further pushed down freight rates. that a collapse was a reality was evident from Panamax freight rates, which fell from approximately USD/day 90,000 to approximately USD/day 4,000 in December.

As TORM, in accordance with the existing strategy, had obtained coverage for a major part of the bulk fleet at very attractive freight rates, the dramatic decline in the second half of 2008 had relatively limited impact on the overall profit for the year. The Bulk Division achieved a very satisfactory operating profit of USD 212 million for 2008.

ACQUISITIONS AND DISPOSAL OF VESSELS
TORM did not contract any newbuildings in 2008, but the company took delivery of five Panamax/Kamsarmax vessels on long-term charters with purchase options. These contracts were entered into at satisfactory rates at an earlier date.

In addition, TORM took delivery of the Panamax vessel TORM Bornholm in March 2008 having exercised a purchase option in 2007. In May 2008, TORM exercised another purchase option for the Panamax vessel TORM Charlotte, which was delivered in January 2009.

TORM sold one Panamax vessel in 2008 making a profit of USD 52 million.

The great volatility of freight rates affected the price of used tonnage. In the first half of 2008, the price of a five-year Panamax vessel peaked at approximately USD 90 million, whereas at the end of the year the price of an identical vessel was less than USD 30 million.

BULK DIVISIONS	2007	2008
USD million	Total	Q1	Q2	Q3	Q4	Total
INCOME STATEMENT
Net revenue	134.3	54.2	71.6	73.3	61.3	260.4
Port expenses, bunkers and commissions	-6.3	-2.7	-2.5	-2.5	-4.2	-11.9
Freight and bunkers derivatives	0.0	0.0	0.0	0.0	0.0	0.0
Time charter equivalent earnings	128.0	51.5	69.1	70.8	57.1	248.5
Charter hire	-59.0	-14.9	-13.7	-15.2	-16.2	-60.0
Operating expenses	-10.4	-3.9	-4.0	-3.3	-3.1	-14.3
Gross profit/(loss) (Net earnings from shipping activities)	58.6	32.7	51.4	52.3	37.8	174.2
Profit/(loss) from sale of vessels	0.0	0.0	52.2	0.0	0.0	52.2
Administrative expenses	-7.2	-1.6	-1.7	-1.9	-2.2	-7.3
Other operating income	0.0	0.0	0.0	0.0	0.1	0.1
Share of resulta of jointly controlled entities	0.0	0.0	0.0	0.0	0.0	0.0
EBITDA	51.4	31.1	101.9	50.4	35.8	219.2
Depreciation and impairment losses	-6.5	-1.8	-2.0	-1.7	-1.8	-7.3
Operating profit	44.9	29.3	99.9	48.7	34.0	211.9

BULK DIVISION
-SUPPLY AND DEMAND

The scale of the global economic downturn along with the performance of the Chinese and, to an extent, the Indian economy are key to developments in the bulk markets. These two countries’ rapidly expanding trading with the rest of the world meant a sharp increase in the transportation of raw materials and, consequently, in the demand for bulk carriers.

Increasing demand for transportation of iron ore, coal and grain is an essential factor for the bulk market as these commodities account for 74% of the total volume of transported cargo (source MSI). In 2009, growth in the transportation of these bulk products is expected to be some -4%, relative to a growth rate of approximately 3% in 2008.

After record-high contracting activity in 2007, the level of activity in the bulk segment declined sharply in 2008, mainly as a result of the financial turmoil and the collapsing freight rates. At the end of 2008, the global Panamax fleet comprised 1,535 vessels (source: Fearnleys), and the total order book of new bulk carriers was 674 vessels, equaling 44% of the fleet. In 2008, 77 new Panamax vessels were delivered.

As a result of the high earnings in the bulk market in 2007, many old, single-hulled tankers were converted into bulk carriers. During 2008, a total of 59 converted tankers were added to the bulk carrier fleet, of which 16 were Panamax vessels and the rest Capesize vessels. The conversion of single-hulled oil tankers into bulk carriers has ceased following the decline in the bulk market.

A large proportion of the order book is expected to be cancelled as a consequence of the collapsing bulk rates and the global economic downturn. TORM estimates that some 35% of the order book will be cancelled either by shipowners or shipyards. This estimate is subject to significant uncertainty, however.

The falling rates in the second half of 2008 also meant that the number of re-cycled vessels rose. In 2008, 93 bulk carriers were sold for re-cycling. 17 of these were Panamax vessels (source: Clarksons). the number of older vessels being phased out is expected to continue to rise in 2009.

The many financial bailout packages in the USA, China, India and Europe intended to stimulate the economy may have a major impact on the bulk market. The packages are intended, among other things, to stimulate construction and infrastructure, which will require transportation of iron ore, coal, steel and cement. For now, however, it is too early to assess the effect of these measures.

HUMAN RESOURCES

In 2008, focus has been on values, global collaboration, management and employee development as well as change management

HR STRATEGY
The employees are pivotal to TORM’s business. The company’s success is based on the competences, motivation and commitment of these employees. TORM’s HR strategy therefore focuses on ensuring continuous development at all levels, providing an opportunity for the individual employee to develop, both in their existing job and by means of vertical or horizontal career moves.

A natural part of this employee development is the systematic consideration of goals for and accomplishment of personal and professional development and career ambitions with TORM. In this respect, the formulation of concrete, motivating business objectives is an important factor for individual employees as well as for the Company.

ASHORE
TORM is a well-integrated and closely knit enterprise in which Management and employees work together to achieve satisfactory results in a considerably more challenging market than previously.

In 2008, TORM found that the company’s increased focus on values, branding and on attracting new employees resulted in a highly satisfactory response to job vacancies.

Internally within the company, the strategic focus on Human Resources brought about changes and initiatives. Also, the process of integration following the acquisition of OMI was a major process. The organizational changes were made in dialogue with the employees and with an appreciation of our differences and understanding of processes and tasks. We believe this to be an important element in the relatively low staff turnover during a time of major changes.

During 2008, all TORM’s shore-based managers underwent a management development programme “Greater Leadership Power”. The programme places emphasis on personal insight in the leadership role as well as on specific management tools. With the programme, the Company’s managers have been given a common frame of reference, enabling TORM’s complex organization to collaborate effectively to achieve the performance targets.

TORM generally aims to offer the employees good development opportunities through competence-enhancing training programmes, courses, on-the-job training, secondments and promotions. With our recently launched Performance Management process, the Company is going a step further toward providing well-defined goals and frameworks for the individual employees.

For the youngest segment of TORM’s workforce, the Company continues in collaboration with other leading shipping companies to offer a two-year traineeship combining practical training with a solid theoretical education. The latter is organized in collaboration with Esbjerg Handelsskole and Copenhagen Business School in the form of an HD graduate degree with the possibility of a subsequent MBA degree. TORM has in recent years offered jobs to all the trainees who completed the programme.

Again in 2008, TORM conducted a number of culture and value seminars for new as well as existing employees, and the values are a reference point for the employees in a continuously growing and changing organization.

At the end of 2008, the Company had 318 employees ashore, of which 163 were employed in Copenhagen, 84 in India, 18 in Singapore, 27 in the Philippines, 23 in the USA and one in Japan.

A staff turnover of 8% in the Danish head office was highly satisfactory, and of the international offices only the India office experienced any notable voluntary attrition in connection with management changes.

Participation in development activities such as simulator and engineering courses along with management development and mandatory renewal courses are a means of ensuring TORM an organization of competent, well-qualified officers.

In 2008, TORM conducted international and local seminars for senior and junior officers. These are essential to the successful communication between Management and sea-going staff and moreover provide an opportunity to implement the Company’s values in practice. At these seminars, the participants deal with various professional themes and social competences, and the seafarers are updated on topical issues such as piracy in the Gulf of Aden.

At the end of 2008, TORM became the first shipping company in Denmark to sign an agreement to install Internet access onboard vessels. Internet access will be established over the coming three years and will enable all TORM’s employees to keep in regular contact with their families, communicate via e-mail and receive news.

In 2008, a branding campaign was conducted to increase knowledge of the Company among potential employees outside the established shipping industry. This, along with the fact that TORM’s apprentice officers are good ambassadors, meant that the Company received a large number of applications from young people seeking a career specifically with TORM. In 2008, the Company hired 50 apprentice officers and expects to hire a similar number in 2009.

At the end of 2008, TORM had a total of 3,139 sea-going staff: 342 from Denmark, 1,513 from India, 1,183 from the Philippines and 101 from Croatia.

AT SEA
As almost 90% of the company’s employees are seafarers, their job satisfaction is a key factor in TORM’s business development. Therefore, several activities aimed at strengthening recruitment, retention and training of competent seafarers were again conducted in 2008.

TORM's STRATEGY 2008-2010

At the beginning of 2008, before the financial crisis and the global recession, TORM’s Board of Directors approved an ambitious three-year strategy called “Greater Earning Power 2.0”. The goals and ambitions of the strategy are assessed on an ongoing basis, particularly in the wake of the global crisis, to ensure that TORM retains a leading and profitable position, primarily focusing on product tankers. The falling vessel prices combined with TORM’s criteria for return causes that the timing of investments is essential.

The most important elements of this strategy are:
•           To ensure a solid return on invested capital.
•           To ensure optimum positioning in the product tanker market in order to optimize earnings through all the cyclical phases of the industry.
•           To take advantage of the drop in freight rates for vessels on long-term charters by increasing the number of chartered vessels with purchase options.
•           To expand and develop pool arrangements in order to enhance flexibility in the size of the fleet.
•           To generate significant growth primarily in the product tanker segment, when the timing is right.
•           To reduce tied-up capital and increase flexibility by means of an optimal fleet composition of approximately 50-70% owned vessels.
•           To take advantage of TORM’s global presence, both in terms of scale advantages relating to size and proximity to the most important markets and customers and through a wider recruitment base.
•           To continue developing internal analysis and business development to further improve the company’s ability to react promptly to opportunities and threats.
•           To strengthen staff recruitment, development and retention through a consistent focus on management development, HR policies, etc.

The new strategy is called “Greater Earning Power 2.0” because it very much represents a continuation of the previous strategy “Greater Earning Power”. The new strategy maintains the long-term vision of ensuring TORM a leading and profitable position with a primary focus on product tankers and, on a smaller scale, dry bulk and with special focus on competence development and responsibility across the entire global organization.

“Greater Earning Power 2.0” is a functional strategy that will provide competitive advantages by combining an increased volume with an optimization of the separate parts of the company.  TORM still has big growth ambitions for product tankers.

There are many attractive business opportunities in the business areas in which the company is active today. Moreover, with regular strategic adjustments, the current business model has proven effective at high as well as low rate levels. TORM will continually develop the strategy, including evaluating new business areas, but the Company does not expect to make changes to the strategy in the coming years.

All investment opportunities are divided into four areas of which product tankers and Panamax bulk carriers are focus areas that are monitored closely. Chemical tankers and gas tankers are monitored for capital investments. Technical management and manning are monitored for market developments. Direct investments in shipyards are not considered to be relevant.

The Company’s business model is based on a combination of experience and data and constant focus on performance through the global organization. The strategy will further refine this business model, not only by developing its individual elements but also by continuously strengthening and optimizing the processes creating coherence between the different parts of the Company. One of the ways in which this is done is by strengthening the focus on the Company’s corporate values, social responsibility, management systems, education and training as well as communication.

TANKER DIVISION
It is TORM’s objective to further consolidate the product tanker market, mainly by increasing the number of earning days for the LR1 and MR vessels. This development will be done by means of growth in the individual pools, through organic growth and through acquisitions.

By offering the customers increased flexibility and capacity, a strengthened market position will lead to improved earnings. Improving the utilization of the vessels will strengthen efficiency, leading to additional economies of scale in terms of procurement, manning and operations.
QUALITY

If it is deemed beneficial to the Company’s development, the tanker fleet will be expanded by continuing the extensive newbuilding programme and by acquiring existing vessels and fleets, possibly including acquisitions or cooperations with other companies. Specifically, TORM will also charter more vessels on long-term contracts.

BULK DIVISION
If it is deemed commercially viable, the Company will increase its presence in the bulk market. Growth will principally come about by chartering vessels, unless potentially interesting investment opportunities arise. The Company will maintain its policy of hedging a major proportion of its risk related to the volatility of freight rates by chartering out vessels on contracts of one to two years’ duration.

TORM is known for the high quality of its vessels as well as of technical and operational services. TORM aims to exceed market expectations in these areas so that our customers experience a high level of quality in all areas of trading with us - and for this to happen consistently and with a great deal of insight into the individual expectations of the customers.

FINANCIAL STRATEGY
The globalfinancial crisis makes it all the more important that the company’s strategy is based on a very solid financial foundation, ensuring that there is capacity available for further profitable expansion. To ensure future financial flexibility, it is important to note that the ambitious strategy is not to be realized solely though acquisitions. The timing of investment and assumption of liabilities is crucial in shipping. In light of the falling ship values combined with TORM’s criteria for return on investment, prudence and caution is the proper approach. It is against this background that TORM wishes to retain a significant financial capacity to undertake investments when the timing is right.

CSR - CORPORATE SOCIAL RESPONSIBILITY

TORM has a responsibility to contribute to global sustainable development - financially, socially and environmentally. This responsibility forms an integral part of TORM’s business and the Company has a long-standing tradition of ensuring sustainability in its business. TORM has signed the UN Global Compact.

In 2008, TORM defined a CSR strategy for the purpose of setting the course for its work on corporate responsibility through to 2012. The CSR strategy was prepared on the basis of a comprehensive stakeholder analysis mapping out the demands and wishes of the Company’s large customers, suppliers, collaboration partners, NGOs and investors.

The analysis shows that requirements to TORM’s performance in CSR are becoming increasingly important to the company’s large stakeholders and hence also to its ability to deliver satisfactory business results:

•           TORM’s environmental and safety work is an increasingly important selection criterion to several large customers, including the oil companies.
•           Negotiable quotas are expected to be introduced for the emission of CO2 within the next few years, which could have large economic implications.
•           Potential and current employees are attaching increasing importance to TORM’s CSR work when considering how attractive the company is as a workplace.
•           An increasing number of investors acknowledge the relevance of CSR to ensure the long-term creation of value.

On this basis, Management has adopted a new CSR strategy. This strategy covers all CSR issues identified by the stakeholders and which are important to TORM, including a safe and attractive workplace, the environment and climate, human and employee rights and business ethics.

CSR STRATEGY
TORM’s new CSR strategy is based on four main notions:
1.   Institutionalization of TORM’s existing CSR activities and establishment of a new practice in selected areas.
2.         Increased focus on HR. TORM wishes to be recognized as a responsible and attractive workplace in the countries in which the Company operates.
3.         Proactive addressing of new climate and environmental requirements among other things through selective investments in solutions enhancing the efficiency of the Company’s core services with subsequent improvement of climate and environmental impacts.
4.          Establishment of a multinational, cross-divisional CSR organization reflecting the Company’s position as an international, quality-oriented shipping company focusing on sustainability for TORM and its stakeholders.

Hence, the Company’s new CSR strategy is a measured, proactive response to future regulative and market-related challenges for TORM in this area, and the CSR strategy supports the Company’s business strategy as set out in ”Greater Earning Power 2.0”.

CSR PRINCIPLES AND TARGETS
TORM’s level of ambition within CSR is based on seven guiding principles:
•           The safety of the individual comes first.
•           Avoid spillages of cargo as well as fuel from the vessels.
•           Seek to minimize resource consumption.
•           Listen to stakeholders and respond to their demands and expectations.
•           Apply high ethical standards.
•           Create results through partnerships.
•           Operate the business transparently and responsibly.

During the course of 2009, these principles will be defined in more detail as the relevant policies, systems and tools are developed. The Company has already established policies in areas such as quality, environment and safety as well as related management systems and tools, but in some areas the Company’s intentions, approaches and targets need to be detailed further.

Based on the CSR principles, TORM’s strategic objectives up to 2012 are to:
•           Proactively comply with legislation and assess the business potential in market trends, society’s requirements and industry changes within CSR.
•           Be among the top 25% of the customers’ preferred suppliers in terms of CSR.
•           Be an attractive workplace and among the 50 most preferred employers in Denmark.
•           Join forces with customers and suppliers to optimize CSR action throughout the value chain.
•           Involve and communicate with all major stakeholders.
•           Quantify goals for the CSR action, monitor the progress made on the targets and report the results.

IMPLEMENTATION OF THE CSR STRATEGY
TORM will initiate the implementation of the new CSR strategy in 2009. To that end, the Company’s CSR work up to 2012 will be structured around five work streams involving a wide variety of TORM’s functions to ensure that the company’s future CSR activities are embedded in the day-to-day business processes.

CSR - CORPORATE SOCIAL RESPONSIBILITY

The five work streams are:

•           Organization and Management
The Company’s Management will set out policies and decide how the CSR work is to be organized. Also, large stakeholders’ demands and expectations will be monitored and consolidated, scorecards and KPIs will be developed and communication activities planned and prepared.
•           Risk management
CSR risks are identified in relation to for example legislation, misconduct and violation of company policies, and CSR risk management will work as an early warning for the Company’s whistleblower function. Where relevant, the Company will seek solutions in collaboration with NGOs.
•           Environment and climate
This work stream comprises the majority of the activities in the environmental and climate area. In addition to the operation and development of the existing environmental management system, increased attention will be given to the development of environmentally- and climate-friendly services.
•           Human resources
This involves the Company’s activities to support TORM as an attractive workplace. The Company will continuously work to improve occupational health and safety, including conducting local community projects in the countries where TORM has major activities.
•           The extended value chain
To optimize results, TORM will seek collaboration with customers, suppliers and other large stakeholders. The Company will enhance its efforts to ensure that shipyards and other suppliers comply with TORM’s policies. New business opportunities will be explored, and the Company will actively seek solutions to for example environmental or ethical problems in collaboration with industry associations, organizations and other shipping companies.

For more detailed information on the company’s CSR performance in 2008, please refer to TORM’s environmental report for 2008, which will be available on the company’s website in 2009.

In 2009, TORM became the first Danish shipping company to adopt the UN’s Global Compact. Participating in the UN Global Compact, the Company commits itself to observe and promote the ten principles of the Global Compact and to report annually on improvement efforts and the results of this work. TORM’s new CSR strategy will enable the company to observe the UN’s Global Compact and set the course for its future CSR work as an integral part of the Company’s operations.

	2008	2007	2006
Number of active vessels in the period included in the report (in months)
SR tankers	120	50	0
MR tankers	295	209	133
LR1 tankers	130	113	95
LR2tankers	145	114	101
Bulk carriers	69	63	0
Total number of vessel months	759	547	329
Emissions from fuel in ton
Fuel oil consumption (HFO)	486,222	405,621	299,437
Fuel oil consumption (low sulphur HFO)	91,440	59,334	4,345
Motor gas oil	16,376	12,973	7,838
Lubricating oil	4,970	2,983	2,410
CO2 emissions	1,876,567	1,504,298	969,283
SOx emissions	32,541	23,957	18,273
NOx emissions	43,088	44,027	28,324
Per vessels month
Fuel oil consumption (HFO)	641	804	912
Fuel oil consumption (Low Sulphur HFO)	121	54	13
Motor gas oil	22	25	24
Lubricating oil	7	7	7
Total oil	783	882	956
CO2 emissions	2,472	2,776	2,951
SOx emissions	43	46	56
NO x emissions	57	81	86
Emissions pr. tonkm (1 ton goods transported 1 km) CO2 emissions	8.03 g/tonkm	6.17 g/tonkm	5.88 g/tonkm
Sox emissions1)	0.14 g/tonkm	0.10 g/tonkm	0.11 g/tonkm
No x emissions	0.19 g/tonkm	0.18 g/tonkm	0.17 g/tonkm

Truck (carrying 7 tons of cargo) CO2 2)			109.6 g/tonkm
Train CO2 2)			28 g/tonkm
2000 T bulk carrier CO2 2)			16 g/tonkm
Cargo plane CO2 3) Operational aspects			537 g/tonkm
Waiting in %	1.79	2.40	2.20
In harbour in %	41.36	34.56	33.06
Ballast voyage in %	20.95	25.60	25.46
Laden voyage in %	35.90	37.45	39.28

1)
For 2008, tonkm are calculated based on reports from each vessel. Previously, tonkm were estimated based on reports from a number of vessels. As a consequence, tonkm figures are not necessarily comparable.

For 2008, Nox emmissions are calculated based on the engine specification of each vessel. Previously, Nox emmissions were estimated based on OMI. As a consequence, emmission figures are not necessarily comparable.

2)	Reference Key2Green.dk.
3)	Lufthansa

MANAGING RISK AND EXPOSURE

Shipping is an industry sensitive to macroeconomics and to changes in political and legal circumstances. The industry is also subject to risks in the global operation of vessels primarily in respect of spot market trading.

In accordance with the Company’s strategy and risk policies, the Board of Directors and Management identify and evaluate significant risks on an ongoing basis with the objective of managing the sensitivity of the Company’s results and financial position to those risks. Management continuously assesses the risks considered to be most significant to the success of the Company and plans any action deemed relevant to limit the Company’s sensitivity to those risks. Risks and actions are discussed with the Audit Committee and the Board of Directors at least on a yearly basis.

The risks can generally be divided into three main categories: Industry and market-related risks, operational risks and financial risks. Please see page 11 and note 24 for sensitivity analyses.

INDUSTRY AND MARKET-RELATED RISKS
Industry and market-related risk factors relate to changes in the markets and in the political, economic and physical environment that Management cannot control and can only influence to a very limited degree, but must take into consideration in the long-term strategy planning for the business and the short-term execution of the strategy.

POLITICAL AND MACROECONOMIC RISKS
Shipping is a cyclical industry. The cargoes that TORM’s vessels carry around the world include refined oil products, iron ore, coal, grain and other commodities, the demand for which is highly dependent on macroeconomic developments and political decisions. These decisions and developments also affect the price of bunkers and steel as well as the rules under which TORM operates. Changes in demand for the cargoes that TORM carries affect our revenues, changes in bunker prices affect the operating expenses and changes in steel prices affect the prices of vessels. Changes in the rules governing the shipping industry, e.g. IMO regulations, affect the market participants in the way they organize themselves and carry out their operations, and all of these factors ultimately affect the Company’s earnings and value.

TORM monitors product tanker and bulk market developments as well as the global economic trends that are likely to affect the Company’s business areas. The analysis of supply and demand on pages 20-21 and 24 is an example of this. These ongoing efforts ensure that the Company’s strong commercial expertise is complemented with thorough analyses in order to improve the basis for the Company’s decisions, and thereby reduce risks and capitalize on potential market opportunities.

FREIGHT RATE VOLATILITY
The Company’s income is principally generated from transport solutions carried out by its fleet of vessels. As such, TORM is exposed to the considerable volatility that characterizes freight rates.

In the tanker segment, TORM’s primary risk objective is to reduce the sensitivity to the volatility of freight rates by achieving economies of scale and optimizing the service offered to customers.

Within tanker pools, freight income is to a certain extent covered against volatility through the use of physical contracts, such as cargo contracts and time charter agreements with durations of 6-24 months. In addition to these, TORM uses financial instruments such as forward freight agreements (FFAs) and paper-based time charter contracts, with coverage of typically 6-12 months forward, based on market expectations and in accordance with the Company’s risk management policies.

In 2008, 56% of freight earnings deriving from the Company’s tankers were secured in this way. Time charter parties accounted for 80% of overall hedging, as this hedging instrument resulted in higher rates than those offered by the forward market. In 2008, the Company entered into FFAs with a total contract value of USD 355 million.

FFA trade and other freight-related derivatives are subject to specific risk policies and guidelines approved by the Board of Directors including trading limits, stop-loss policies, segregation of duties and other internal control procedures. Transactions are registered in an industry-developed IT system, which provides mark-to-market reports to Management and input for financial reporting. On a limited scale and within the boundaries set out by the Board of Directors, the Company from time to time enters into FFAs as a supplement to the physical positions in vessels.

In the bulk segment, TORM is a relatively small market participant, and the Company reduces sensitivity to the volatility of freight rates primarily by entering into time charter agreements, typically of 12 to 24 months’ duration. The Company does not make use of FFAs in the dry bulk market.

SALES AND PURCHASE PRICE FLUCTUATIONS
It is a core element of TORM’s strategy to maintain and expand a large fleet of modern vessels, particularly in the product tanker segment, by contracting newbuildings and through transactions in the second-hand market. As a result, the Company is exposed to risk associated with changes in the value of the vessels, which can vary considerably during their useful lives.

Based on an overall portfolio approach and by consistently maintaining a strong financial position, the Company’s policy is to be in a position to purchase and sell tonnage when the timing is optimal. Management continuously evaluates sale and purchase opportunities.

With regard to TORM’s newbuilding programme, with 19 vessels at Chinese shipyards and one vessel at a Korean shipyard on order at year-end, the yards have issued guarantees for the Company’s prepayments made through the construction period. As far as tankers are concerned, all guarantees have been arranged via state-owned banks, whereas prepayments made for four bulk carriers are guaranteed via Tsuneishi Holdings. At the end of 2008, prepayments to the shipyards currently constructing vessels for the Company totaled USD 265 million.

MANAGING RISK AND EXPOSURE

 BUNKER PRICE FLUCTUATIONS
The Company’s operating profit is affected by movements in the price of fuel oil consumed by the vessels known in the industry as bunkers.

To cover this risk, the Company hedges the price of part of its bunker requirements. Within the tanker pools, bunker requirements are hedged when a contract of affreightment covering several voyages has been concluded at a fixed freight rate. Coverage is usually provided for a period of up to 12 months forward.

Bunker trade is subject to specific risk policies and guidelines approved by the Board of Directors including trading limits, segregation of duties and other internal control procedures.

For the bulk carriers, the bunker requirements are similarly hedged to match cargo contract commitments, but the requirements are generally less, given that the majority of earnings derive from vessels chartered out on time charter, where the charterer is responsible for the payment of bunkers.

OPERATIONAL RISKS
Operational risks are those risks associated with the ongoing operations of the business.

VESSEL UTILIZATION
In the tanker segment, TORM is a shipowner with a large fleet of modern double-hulled vessels. The Company’s strategic focus is to provide a quality service to cargo holders. The Company primarily operates in the spot market. Consequently, vessel utilization is a significant risk factor.

In the bulk segment, tonnage is chartered out on time charter contracts, and the risk pattern in terms of re-employment of these vessels is therefore slightly different, as the Company has more time to plan the subsequent employment period.

By operating and participating in tanker pools and through the careful matching of front and back haul cargoes, the Company tries to achieve an optimal geographical coverage and market presence and minimize ballast time and waiting days. On this basis, TORM is able to maximize its vessel utilization.

SAFE OPERATION OF VESSELS
Groundings, collisions, pollution or similar events can have serious consequences, and operation of vessels is consequently heavily regulated by statutory bodies. Such events could result in changes to the Company’s financial position, in the short-term through loss of hire, cost of vessel repairs, claims and penalties and in the longer term through loss of reputation caused by delays and customer dissatisfaction. In addition, many customers including the major oil companies have set up own standards relating to safety, protection of the environment, etc. that the vessel, the crew and the shore-based operation must meet in order to be allowed to transport oil products for them. Inspections, so-called vettings, are carried out by the oil companies to ensure that their standards are met.

A high standard of operation is a cornerstone in the way TORM conducts its business. TORM has dedicated the necessary specific resources and built up good management systems to ensure that the Company is in compliance with and beyond both statutory requirements and additional requirements from customers concerning operational procedures, quality and experience of seafarers, etc. Officer seminars are conducted several times a year to ensure that our officers always have the most up-to-date knowledge of regulations, best practice and the Company’s requirements as to the operation of the vessels.

In order to document and assist in maintaining a consistently high standard of operations, the Company observes voluntary International Standards such as ISO 14001, and the compliance with this standard is audited annually by Lloyd’s Register of Shipping.

The Company’s Quality Management System (QMS) addresses the security, safety, environment and quality requirements of mandatory and voluntary standards.

TORM recruits seafarers from four different geographical areas in order to be able to select the best qualified staff and to avoid undue reliance on a specific manning source.

For further details on security and quality, working conditions and environment, please refer to page 30.

INSURANCE COVERAGE
In the course of the fleet’s operation, various casualties, accidents and other incidents may occur that may result in financial losses for TORM. For example, national and international rules, regulations and conventions mean that the Company may incur substantial liabilities in the event that a vessel is involved in an oil spill or emission of other environmentally hazardous agents. In order to reduce any financial loss and/or other liability that the Company might incur, the fleet is insured against such risks to the extent possible.

The total insurance programme comprises a broad cover of risk in relation to the operation of vessels and transportation of cargoes, including personal injury, environmental damage and pollution, cargo damage, third-party casualty and liability, hull and engine damage, total loss and war. All of TORM’s owned vessels are insured for an amount corresponding to their market value plus a margin to cover any fluctuations. Liability risks are covered in line with international standards. Furthermore, all vessels are insured for loss of hire for a period of up to 90 days in the event of a casualty.

It is TORM’s policy to cooperate with financially sound international insurance companies with a credit rating of BBB or better – presently some 14-16 companies along with two P&I Clubs to diversify risk. At the end of 2008, the aggregate insured value of hull and machinery and interests for our owned vessels and newbuildings amounted to USD 5.5 billion. The P&I clubs are members of the internationally recognized collaboration, International Group of P&I clubs, and the Company’s vessels are insured for approximately USD 1 billion, which is the maximum cover offered. P&I clubs differ from traditional insurance companies as the participants are jointly liable. In case a member withdraws from a club, the member remains liable for a certain number of years for claims arisen in the period prior to withdrawal, unless the participant pays a release call.

MANAGING RISK AND EXPOSURE

STABILITY OF IT SYSTEMS
TORM’s ability to service the customers and operate the vessels is dependent on the continued operation of IT systems critical to the business, including a vessel operation system containing information about vessel positions, the Company’s agreements with customers and other agreements made in the market, the electronic mailing system, the system recording estimated and actual hire for individual voyages and the ERP system.

All IT systems are monitored and administrated in accordance with the Company’s internal control system, INCA. The internal control system includes an IT system recovery plan detailing how the employees should react and continue to conduct the business in case of an emergency rendering a system inactive. This plan describes how to re-establish TORM’s IT systems and data access in case of a system breakdown. The IT -systems are maintained and administrated as a single application portfolio to ensure that the IT platform is at all times interconnected and functions as intended.

COUNTERPARTY RISK
2008 was the year when the concept of counterparty risk truly became an issue in the shipping industry. This led to considerably reduced access to capital which in the second half of 2008 in particular resulted in a decrease in the volume of transported goods and a resulting major impact on prices. The Company formed policies to handle such situations. The enhanced focus on this revealed that the established policies have been effective, and so far the Company has not suffered any direct losses on counterparts as a result of the financial crisis.

The Company’s counterparty risks are associated partly with receivables, cash and cash equivalents and partly with derivative financial instruments and commodity instruments with positive fair value and with prepayment for vessels under construction. The maximum counterparty risk associated with financial assets is equal to the values recognized in the balance sheet.

The majority of TORM’s customers are companies that operate in the oil industry. It is assessed that these companies are widely being affected by the same risk factors as those identified for TORM’s Tanker Division.

In the Tanker Division, a major portion of the Company’s freight revenues is concentrated on a small group of customers. The concentration of earnings on a few customers requires extra attention to credit risk, but for the Company’s major customers it is very likely that more than one transport is ongoing at any one time, and TORM will thus have security in the cargoes. TORM has a credit policy under which continued credit evaluations of new and existing customers take place. For long-standing customers, it is normal practice that the payment of freight takes place after a vessel has discharged her cargo. For newer and smaller customers, the Company’s financial risk is limited by the fact that most often it is a condition that freight is paid prior to the cargo’s discharge or, alternatively, that a suitable bank guarantee is placed in lieu thereof.

Unlike the product tanker market, the bulk market is very fragmented and characterized by a large proportion of operating companies. Due to the relatively longer contracts in the Bulk Division for periods of 12 to 24 months, vessels are only chartered out to large, reputable customers that are well-known to TORM, regardless of whether a higher charter rate could potentially have been obtained from other, smaller and unknown customers. In 2009, the Company has already entered into agreements to limit counterpary risks, and at the same time the Company’s coverage in 2009 is limited.

In terms of freight, financial instruments are only traded with major banks with a high credit rating and with highly reputed partners with a satisfactory credit rating. The largest counterparts with respect to FFA trades are Morgan Stanley and Goldman Sachs. Open positions with each of these accounted for 2-4% of the volumes traded in 2008. Credit risk has been reduced as new trades are mainly entered into through the clearing house Norsk Oppgjørs Sentral (NOS). The Company enters into FFAs in the Tanker Division, but not in the Bulk Division.

The Company’s receivables therefore primarily consist of receivables from voyages in progress at year end and, to a lesser extent, of outstanding demurrage. For the past five years, the Company has not experienced any significant losses in respect of charter payment or any other freight agreements. With regard to the collection of demurrage, the Company’s average stands at 95-97%, which is considered to be satisfactory given the differences in interpretation of events. At year end, demurrage represented approximately 11% of the total freight revenues.

The Company had relatively large amounts of cash and cash equivalents throughout most of 2008, and as the banking sector weakened during the year, increased caution was needed in placing cash with the Company’s banking partners. Accordingly, the Company made the decision only to place cash with banks covered by a government guarantee as these were introduced during the autumn.

FINANCIAL RISKS
Financial risks relate to the Company’s financial position, financing and the nature of the cash flows generated by the business.

FUNDING RISK
Due to the cyclical nature of the shipping industry and volatile freight rates, incoming cash flows may vary significantly from year to year whereas the outgoing cash flows may not be variable to the same extent and at the same time.

In order to secure TORM’s ability to conduct business, even under unfavorable market conditions, and to react quickly when business opportunities arise, the Company aims to maintain a strong financial position. The primary objective of the Company’s capital management is to maintain a strong credit rating and healthy capital ratios in order to support its business and maximize shareholder value. To manage its capital structure and make adjustments to it, in light of changes in the economic conditions, the Company may adjust the dividend payment to shareholders, introduce buy-back programmes, issue new shares or raise or repay debt. No changes were made to the capital management objectives, policies or processes during the years ended 31 December 2007 and 31 December 2008.

MANAGING RISK AND EXPOSURE

The Company’s policy is to maintain an equity ratio above 30% both when executing short-term business activities and when considering strategic initiatives and planning long-term investments.

For TORM, access to new loans has been relatively easy in recent years due to the Company’s strong capital structure as well as the general ample capital availability characteristic of the past few years. It has always been TORM’s policy to borrow at the longest possible maturities and with the fewest possible financial covenants. In 2008, the Company still managed to raise loans at such terms. It is still deemed possible to obtain borrowing, albeit at far stricter terms, for reduced periods of time and in considerably smaller amounts. It will be crucial for the Company to meet the financial covenants applicable to the existing financing combinations. These conditions are identical for all financing raised by TORM. TORM does not believe this to be a problem in the remaining time of the loans. In this respect, the most restrictive condition is deemed to be the one requiring an equity ratio of 25%.

FOREIGN EXCHANGE RISK
TORM uses USD as functional currency because the majority of the Company’s transactions are denominated in USD. Foreign exchange risk is limited to those cash flows that are not denominated in USD. The primary risk relates to transactions denominated in DKK, EUR and SGD and relates to administrative and operating expenses.

Administrative expenses relating to these currencies include salaries to the majority of the Company’s shore-based staff, rent and travel expenses. Some 83% of the Company’s administrative expenses are denominated in currencies other than USD, of which DKK and EUR account for approximately 72%.

Operating expenses are those expenses relating to the operation of vessels. These include wages to Danish seafarers and expenses relating to purchases of spare parts, etc. Some 28% of the operating expenses are denominated in currencies other than USD, of which DKK and EUR account for approximately 23%.

It is the Company’s policy to minimize the impact of exchange rate fluctuations on the financial statements and on the financial position of the Company. DKK cash flows are hedged for a period of up to 12 months forward, typically by entering into forward foreign exchange contracts. As of 31 December 2008, the total value of the contracts was USD -0.3 million.

Other significant cash flows in non-USD related currencies occur occasionally, including certain of the Company’s purchase options denominated in JPY. These are normally hedged as soon as the position is recognized as a liability for the Company. Forward foreign exchange contracts and other foreign exchange contracts are traded subject to specific risk policies and guidelines approved by the Board of Directors including trading limits, segregation of duties and other internal control procedures.

INTEREST RATE RISK
TORM’s interest rate risk generally relates to its interest-bearing mortgage debt. All the Company’s loans for financing vessels are denominated in USD, and most are floating rate loans.

In certain cases, the Company utilizes financial instruments to manage the effects of interest rate changes on earnings and cash resources. The Company typically uses interest rate swaps, which are entered into for periods of up to five years, although typically for two to three years, when acceptable interest rate levels can be obtained. For shorter interest rate hedging, the Company from time to time uses FRAs.

The profile of the instruments always matches the profile of the particular loan in question. When assessing interest rate risk hedging for its loan portfolio, TORM takes into consideration expected interest rate developments and future changes to the composition of the fleet. In 2008, the Company entered into interest rate swaps with a contract value of USD 662 million. At the end of the year, the interest rates for 60% of the Company’s debt had been hedged through interest rate swaps or fixed-rate agreements.

Interest rate swaps and other interest rate contracts are traded subject to specific risk policies and guidelines approved by the Board of Directors including trading limits, segregation of duties and other internal control procedures.

To the extent possible, the Company seeks to ensure that its foreign exchange and interest rate hedges qualify for hedge accounting.

TORM’S DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments are traded by specifically appointed employees only and in accordance with TORM’s Board-approved policies and procedures laid down. They are only entered into with major banks with high credit ratings and with other reputable partners with adequate credit ratings.

To hedge against risks in relation to freight income and voyage costs, the Company primarily uses the following derivative financial instruments:

Forward Freight Agrement (FFA). A forward agreement to buy or sell future freight rates for a given period and amount at a predetermined price.

Synthetic time charter. A forward agreement to buy or sell voyage results, i.e. freight rates and the costs of port calls, bunker consumption and commissions, for a given period and amount at a predetermined price.

Bunker hedging contract. A forward agreement to buy or sell future bunker prices for a given amount at a predetermined price.

To hedge against interest rate and exchange rate risks, the Company primarily uses the following derivative financial instruments:

Interest rate swaps. An agreement to convert future floating interest rate payments into fixed rate payments for a given period and amount.

Forward exchange contract. A forward agreement to buy or sell a currency against payment in a different currency for a given amount at a predetermined price.

Forward Rate Agreement (FRA). An agreement to fix the rate of interest on a future loan.The Maiority of the derivative financial instruments are short-term with duration of up to 12 months. As detailed above, interest rate swaps are for longer durations, however.

CORPORATE GOVERNANCE

TORM’s Board of Directors and Management believe that good corporate governance is a key element in the creation of shareholder value and in gaining the trust of customers, business partners and the financial markets.

TORM is committed to maintaining a high standard of corporate governance and believes that this commitment is consistent with and also a driver for achieving the Company’s business objectives and creating shareholder value. It is TORM’s policy to ensure that the Company is at all times managed in an orderly and proper manner consistent with the regulation applicable in the countries in which the Company operates and with the codes imposed by the stock exchanges on which the Company is listed. The principal entities in the Company are located in Denmark, India, Singapore and the USA, and the Company is listed on OMX The Nordic Exchange in Denmark and on NASDAQ in the USA.

The Company has throughout the year complied with all the recommendations for good corporate governance from OMX The Nordic Exchange except that all Board members are elected for a four-year term. It is the opinion of the Board of Directors that the four-year term currently constitutes an appropriate balance between renewal and continuity.

TORM has throughout the year complied with the US Sarbanes-Oxley Act as it applies to foreign private issuers.

The Board of Directors and Management believe that strong corporate values are fundamental in securing that behavior and business practices throughout the Group are in alignment with TORM’s corporate governance policies.

The Company believes that value for shareholders and customers must be created with respect for and demonstration of responsibility towards employees, business partners and the environment. Therefore, TORM has an integrated management system for safety, quality and the environment. For details of TORM’s approach to responsibility, please refer to page 30.

Entrepreneurship – how we develop, grow and improve.
•          We think of ourselves, and behave, as owners by bringing the best of our abilities, commitment and creativity to TORM.
•           We take initiatives with commercial opportunities in mind.
•           We value a culture that encourages an open and direct dialogue, delegation of authority and an 'open door' policy for staff members.

Professionalism – how we create trust.
•          We stand by all our commitments and can be relied on to do so – 'our word is our bond'.
•           We preserve TORM’s industry reputation – being a first class company – by acting in a professional manner in everything we undertake.
•           We know our job and its related expectations. We know our market and keep up to date with the latest trends in order to continue being ‘the best in the business’.
•           We measure, improve and perform to obtain and preserve excellence in quality within the shipping business.

Respect – how we build relations.
•           We respect all, customers, business partners and colleagues alike, and our aim is to establish sustainable win-win relationships whenever possible.
•           We always attempt to understand the other person’s point of view and demonstrate willingness to negotiate in good faith and in a respectful manner, being at the same time commercial in our approach.
•           We support and help our colleagues, always recognizing that we are a member of a team which forms the heart of the organization.

BOARD OF DIRECTORS
In accordance with Danish company legislation, TORM has a two-tier management structure. The Board of Directors is entirely composed of persons not involved in the day-to-day management. The Board of Directors lays out clear policies and directives which the Management in turn implements in its day-to-day management. Consequently, the Board of Directors acts as a sparring partner as well as a control body for Management. No member of Management is a member of the Board of Directors, but Management normally participates in Board meetings.

The primary responsibilities of the Board of Directors are to safeguard the interests of shareholders, to supervise the activities of the Company and ensure that the Company is properly managed in accordance with the articles of association, laws and regulations and to lay down the commercial objectives and the strategic development of the Company.

At the end of 2008, the Board of Directors consisted of nine members of which three are elected by the employees. The remaining six are elected at the Annual General Meeting. Four of the members are independent while two are dependent as a result of their relation to the Company’s largest shareholders.

The Board of Directors has laid down clear management guidelines and a Code of Ethics and Conduct in order to ensure that the Company is managed and its business activities carried out in accordance with principles based on integrity and ethics. These principles are fundamental for the Company and contribute towards the creation of value for the Company and thus its shareholders.

TORM’s Board of Directors and Management continually improve the management of the Company. The Board of Directors meets a minimum of five times a year in accordance with the rules of procedure for the Board of Directors and Management. In 2008, 14 Board meetings were held due to a high level of activity.

THE MANAGEMENT
The Management is responsible for the daily operation of TORM and for ongoing optimization and follow-up. At 31 December 2008, the Management consisted of two members where Mikael Skov was CEO and Roland M. Andersen was CFO. Mikael Skov has taken over the position as CEO until the new CEO, Jacob Meldgaard, will join no later than in the spring of 2010.

Through changes in Management in 2008, the Company has secured a generational change and a qualified Management in the future.

In autumn 2008, Klaus Kjærullf resigned as CEO from the Company after 32 years employment.

CORPORATE GOVERNANCE

MATTERS RESERVED FOR THE BOARD OF DIRECTORS:

1.         Appointment of the Management.
2.         Approval of the Company’s vision, values and governance framework.
3.         Approval of the Company’s strategy, overall business objectives and annual budgets.
4.         Approval of annual reports and interim reports.
5.         Recommendation of dividend distributions.
6.         Approval of the Company’s policy statements, including risk policy and financial policy as well as the reporting structure in respect of these.
7.         Approval of material capital projects, investments, acquisition or disposal of vessels or business entities.
8.         Approval of incentive schemes for employees.
9.         Other matters which the Board of Directors considers relevant for the Company.
___________________________________________________________

Board members shall normally retire at the Annual General Meeting held in the year in which they attain the age of 65. The Board members elected by the employees have the same rights, duties and responsibilities as the Board members elected at the Annual General Meeting.

It is the opinion of the Board of Directors that policies and guidelines concerning the management of the Company and its interaction with stakeholders are in accordance with the recommendations for good corporate governance issued by OMX The Nordic Exchange and are formalized to a degree that is consistent with the size of the Company and the complexity of its activities. The Board of Directors regularly evaluates the work, results and composition of the Board of Directors and Management.

MEETINGS ATTENDED/HELD	Board	Audit Committee	Remuneration Committee
Niels Erik Nielsen (2)	14/14		3/3
Christian Frigast (1), (2)	14/14	4/4	3/3
Peter Abildgaard	14/14
Lennart Arrias	12/14
Margrethe Bligaard	14/14
Bo Jagd (elected 22 April 2008) (1)	9/10	3/3
E. Michael Steimler (elected 22 April 2008)	10/10
Gabriel Panayotides (3)	13/14	0/1
Stefanos-Niko Zouvelos (4)	14/14		1/1
1) Member of the Audit Committee.
2) Member of the Remuneration Committee.
3) Left the Audit Committee in 2008.
4) Joined the Remuneration Committee in 2008.

THE AUDIT COMMITTEE
The Audit Committee meets at least twice a year, and both Management and the auditors usually participate in the meetings. In 2008, four meetings were held. The Audit Committee has two members, both of whom are elected by the Board of Directors among its members. The Audit Committee performs its duties under a charter approved by the Board of Directors and assists the Board of Directors with the oversight of financial reporting, internal controls and auditing matters as well as the organization of work and complaints handling in relation to such matters. In 2008, the Audit Committee evaluated its charter and implemented minor changes to ensure its compliance with the provisions on audit committees in the 8th EU Directive on audits of company accounts.

During 2008, the work of the Audit Committee included:
1.         Monitoring of progress and results of internal control activities.
2.         Review of risk assessments.
3.         Discussion of the audit strategy for 2008 with the auditors and approval of the audit engagement letter.
4.         Review and approval of engagements with and fees to the auditors elected at the Annual General Meeting concerning both audit and non-audit services.
5.         Review of Audit Committee reports from the auditors.
6.         Assessment of the auditors’ independence.
7.         Review of related party transactions.
8.         Review of processes in relation to derivatives trading and the subsequent accounting treatment thereof.
9.         Review of reports from external whistleblower service provider.
10.       Self-evaluation of the Audit Committee’s effectiveness.

The Audit Committee provides a report on the Committee’s activities to the Board of Directors no later than at the first Board meeting following an Audit Committee meeting.

THE REMUNERATION COMMITTEE AND
REMUNERATION POLICIES
The Remuneration Committee meets at least twice a year. In 2008, three meetings were held. The Remuneration Committee has three members, who are all elected by the Board of Directors among its members. The Remuneration Committee assists the Board of Directors with reviewing the performance of Management, the remuneration to Management and the Company’s general remuneration policies.

In order to attract, retain and motivate qualified executive managers, remuneration is based on the nature and quality of work, value creation to the Company and remuneration at comparable businesses. The amounts and components of remuneration to the individual members of the Board and Management are disclosed in note 4 to the financial statements.

Among its primary activities in 2008, the Remuneration Committee carried out the following:
1.         Approval of employment terms and compensation package for the Company’s CEO and CFO.
2.         Grant of 1,087,362 share options under the existing incentive scheme. Details about the incentive scheme and outstanding share options are disclosed in note 4 to the financial statements.
3.         Approval of general principles for the distribution of estimated bonus to leading employees.

CORPORATE GOVERNANCE

INTERNAL CONTROL AND RISK MANAGEMENT
While the Board of Directors has the overall responsibility for the Company’s internal control and the assessment and management of risk, Management carries out the identification of risks, the operation of an effective internal control system and the implementation of risk management. Management is also responsible for the periodical reporting on major risks and changes herein to the Audit Committee and the Board of Directors. The Board of Directors reviews the major risks and discusses risk developments with Management as deemed appropriate and at least once a year. Major risks include geopolitical, financial, insurance and environmental issues.

In consequence of its NASDAQ listing, TORM is obliged to comply with a number of standards, rules and regulations aimed at good corporate governance under the Sarbanes-Oxley Act, applicable to American as well as foreign private issuers, of which the most important are the requirements listed in Section 404.

TORM’s Sarbanes-Oxley compliance programme is executed and monitored in the Internal Control and Administration System (INCA). INCA is consistent with the recognized framework established by the Committee of Sponsoring Organizations (COSO), and it provides a clear audit trail of changes in risk assessments and in the design of controls as well as of the results of tests of internal controls. TORM must ensure at least annually, by testing, that there are no material weaknesses in the internal controls which could potentially lead to a material misstatement in the financial reporting. In the Form 20-F filing for 2007 filed with the US Securities and Exchange Commission on 25 June 2008, Management as well as the auditors concluded that there were no material weaknesses during 2007 and no areas of concern.  Management’s conclusion and the auditors’ evaluation of the internal controls and the testing performed by Management regarding 2008 will be included in the Form 20-F filing regarding 2008 which is expected to be filed in June 2009.

In addition to ensuring compliance with the relevant laws, TORM believes that the increased focus on internal controls and risk management contributes positively to improving the efficiency of the Company’s business procedures and processes and thereby earnings both in the short and the long term.

WHISTLEBLOWER FACILITY
As part of the internal control system, the Board of Directors has set up a whistleblower facility allowing employees, business partners and others to file com-plaints to an independent lawyer’s office, solicited by the Board of Directors, concerning breaches of laws, regulations and good business conduct by TORM representatives. TORM encourages employees and other stakeholders to report any instances of the following:

1)         Fraud, including the provision or the endorsement of false or misleading statements about the Company’s affairs.
2)         Other criminal offences.
3)         Violations of laws and regulations.
4)         Intentional provision of incorrect information to public bodies.
5)         Unlawful behavior in connection with accounting, internal accounting controls or audit issues, including, but not limited to:
a.    Fraud or intentional errors in the preparation or maintenance of any of the Company’s financial statements or accounting records.
b.      Non-compliance with internal accounting controls.
c.      Misrepresentation or false information to or by an employee or auditor regarding a matter contained in the Company’s accounting records, financial statements or auditors’ reports.
d.      Deviation from full and fair reporting on the Company’s financial position.
6)         Violations of TORM’s Code of Ethics and Conduct.
7)         Intentional suppression, destruction or manipulation of information regarding the matters detailed in 1)-6) above.

Details of how to submit complaints are publicly available in English on TORM’s website and intranet, and complaints may be filed anonymously. No complaints were filed through this facility during 2008.

SHAREHOLDER RELATIONS

Clarity is our overall objective where our communication with investors is concerned. Openness and transparency are key prerequisites for effective and fair pricing, and the Company therefore keeps existing and potential investors fully informed of important events and any milestones reached.

 TORM’keeps in regular contact with the financial markets through presentations, investor meetings and tele-conferences, discussing performance and strategy. The aim is to keep investors fully updated on important events in the Company so as to create a good foundation for their assessment of TORM as an investment object, company and borrower. All investors gain access to price-sensitive information simultaneously through the stock exchange.

The Board of Directors and Management discuss the markets’ expectations of TORM’s results and at Board meetings receive regular feedback from investors and analysts on their views of the Company.

For a three-week period prior to the publication of quarterly and annual financial statements, communication with investors, analysts and the press is limited to issues of a general nature and no individual investor meetings are held.

TORM’s share capital consists of 72.8 million shares of DKK 5 each. The shares are issued to bearer and listed on OMX The Nordic Exchange and on NASDAQ in the form of American Depositary Receipts (ADRs).

TORM’s company’s registrar is VP Securities (Værdi-papircentralen A/S), Helgeshøj Allé 61, P.O. Box 20, DK-2630 Taastrup, Denmark.

SHAREHOLDERS
As of 31 December 2008, TORM had some 15,500 registered shareholders representing 86.5% of the share -capital. At the end of the year, approximately 11% of the share capital had been converted into ADRs.

The following shareholders have reported to the Company pursuant to Section 29 of the Danish Securities Trading Act that they own more than 5% of the shares:

MANAGEMENT’S HOLDINGS OF TORM SHARES
At the end of 2008, the members of the Board of Directors held a total of 66,177 shares, equivalent to a total market capitalization of DKK 3.7 million (USD 0.7 million).

The members of Management held a total of 4,800 shares, equivalent to a market capitalization of DKK 0,3 million (USD 0.1 million).

All TORM employees are covered by the rules on inside information, and they have a duty to report any share transactions. All employees and their spouses and children under the age of 18 are limited to trading shares for a four-week period after the publication of financial reports.

DIVIDENDS
The Company’s dividend policy is that up to 50% of the net profit for the year may be distributed as dividend, but the dividend must always be considered in light of the Company’s capital structure, strategic developments, future obligations, market trends and shareholder interests.

For 2008, the Board of Directors recommends to the Annual General Meeting that a dividend of DKK 4.00 (USD 0.76) per share be paid (2007: DKK 32 (USD 6)). The dividend payment totals DKK 291 million (USD 55 million), corresponding to a return of 7.2% based on the share price at the end of 2008. The dividend corresponds to 15% of the profit for the year. With the extraordinary dividend of DKK 4.50 (USD 0.84) per share distributed in December 2008, the accumulated dividend is 32% of the profit for the year, equaling DKK 619 million (USD 117 million).

Beltest Shipping Company Ltd, Cyprus	32.2%
Menfield Navigation Company Limited, Cyprus	20.0%
A/S Dampskibsselskabet TORMs Understøttelsesfond	6.3%

In addition, TORM holds 4.9% treasury shares

THE TORM SHARE
In 2008, TORM’s share price fell by 69%, ending the year at 55.5, against 178.2 at the end of 2007. Net of the dividend of DKK 9.00 per share, the total return on the shareholders’ investment was negative at 64%. The market capitalization of the Company’s shares dropped to DKK 4 billion at the end of 2008, against DKK 13 billion at the end of 2007. The total daily turnover in the TORM share was an average of DKK 34 million (USD 7 million) in 2008 as compared with approximately DKK 63 million in 2007.
FINANCIAL CALENDAR 2009 11 March Annual Report 2008 22 April Annual General Meeting 19 May Interim Report First Quarter 20 August Interim Report First Half 18 November Interim Report Nine Months

ANNOUNCEMENTS TO OMX THE NORDIC EXCHANGE IN 2008

01	24 January	Acquisition of 50% of FR8
02	31 January	New CFO to join TORM Executive Management
03	18 February	New date for publication of TORM’s Annual Report 2007
04	10 March	Completion of acquisition of 50% of FR8
05	14 March	Annual Report 2007
06	31 March	Notice of Annual General Meeting
07	09 April	Complete agenda for the Annual General Meeting 2008
08	22 April	Annual General Meeting of A/S Dampskibsselskabet TORM on 22 April 2008
09	25 April	Sale of one bulk vessel and increased expectations of USD 250-270 million
10	09 May	Interim Report First Quarter 2008
11	20 May	Report of transactions in A/S Dampskibsselskabet TORM securities by managerial staff and connected persons
12	09 June	New Financial Calendar for A/S Dampskibsselskabet TORM
13	17 June	TORM increases the forecast for profit before tax to USD 275-295 million
14	27 June	Report of transactions in A/S Dampskibsselskabet TORM securities by managerial staff and connected persons
15	18 July	Sale of one product tanker and increased expectations of USD 295-315 million
16	11 August	TORM increases outlook for 2008 earnings to all-time high
17	20 August	TORM Half Year Report 2008
18	12 September	Executive Vice President Jacob Meldgaard replaces Klaus Kjærulff as CEO of A/S Dampskibsselskabet TORM
19	22 September	Interim CEO of TORM
20	12 November	TORM Financial Calendar 2009
21	21 November	Resolution to convene Extraordinary General Meeting to request authorization to distribute interim dividend
22	21 November	Interim Report Third Quarter 2008
23	26 November	Notice of Extraordinary General Meeting
24	08 December	Complete agenda for the Extraordinary General Meeting
25	16 December	Extraordinary General Meeting - dividend and timing
26	16 December	Extraordinary General Meeting
27	17 December	Resolution to distribute interim dividend

THE FOLLOWING ANALYSTS COVER THE TORM SHARE AS AT 31 DECEMBER 2008

ABG Sundal Collier
Carnegie
Danske Equities
DNB
FIH
Handelsbanken
Jefferies & Company, Inc.
Jyske Bank
Nordea Markets
Pareto
SEB Enskilda
Standard & Poor’s
Sydbank

FINANCIAL REVIEW

Net profit for the year decreased by 54% to USD 361 million in 2008 from USD 792 million in 2007 resulting in earnings per share (EPS) of USD 5.2 in 2008 against USD 11.4 in 2007. The profit was historically high not taking into account a significant one-off gain on the sale of the shares in Norden of USD 643 million in 2007.

The profit before tax for the year was USD 360 million. The profit is negatively affected by substantial fair value adjustments of derivative financial instruments regarding interest rate and currency exchange rate of USD 32 million. The profit before tax expected according to the latest announcement was USD 355-370 million and the achieved profit was in line with expectations. Apart from the above fair value adjustments on derivate financial instruments, the profit was USD 392 million.

Operating profit in 2008 increased by 124% to USD 446 million in 2008 from USD 199 million in 2007. The increased profit compared to 2007 was primarily due to profit from sale of vessels of USD 83 million, a significant increase in earning days in the Tanker Division and higher freight rates in the LR2 tanker business area and the Panamax bulk business area, less increased expenses and depreciation per earning day due to the expansion and renewal of the fleet of owned and chartered vessels.

The acquisition of the US tanker shipping company OMI Corporation (OMI) in a 50/50 joint venture with Teekay in June 2007 had full effect on the financial statements in 2008 and is the single most important factor in explaining the increase in earning days as well as the increases in expenses from 2007 to 2008.

TORM's total assets increased by USD 358 million in 2008 to USD 3,317 million from USD 2,959 million in 2007. The most significant developments behind this increase were a net increase in the carrying amount of vessels, capitalized dry-docking and prepayments on vessels of USD 169 million and an increase in investment in jointly controlled entities of USD 130 million mainly due to the acquisition of a 50% stake in the shipping company FR8.

Total equity increased by USD 198 million in 2008 to USD 1,279 million from USD 1,081 million in 2007. The increase in equity was mainly due to the profit for the year of USD 361 million, less fair value adjustment of derivative financial instruments treated as hedging instruments of USD 41 million, and less dividend paid out of USD 124 million. TORM's total liabilities increased by USD 161 million in 2008 to USD 2,038 million from USD 1,877 million in 2007 primarily due to an increase in mortgage debt and bank loans of USD 64 million and an increase in other liabilities of USD 136 million mainly due to a significant negative development in the fair value of derivative financial instruments.

GROSS PROFIT (NET EARNINGS FROM SHIPPING ACTIVITIES)

TORM's total revenue in 2008 was USD 1,184 million as compared to USD 774 million in the previous year. TORM's revenue derives from two segments: The Tanker Division and the Bulk Division. In the markets in which these divisions operate, the time charter equivalent (TCE) rates, defined as revenue less voyage expenses divided by the number of available earning days (days available for service), are used to compare freight rates. Under time charter contracts the charterer pays for the voyage expenses, whereas the shipowner pays for the voyage expenses under voyage charter contracts. A charterer basically has the choice of entering into either a time charter (which may be a one-trip time charter) or a voyage charter, and TORM is neutral to the charterer's choice, because the Company will base its economic decisions primarily upon the expected TCE rates rather than on expected net revenues. The analysis of revenue is therefore primarily based on the development in time charter equivalent earnings. TORM's time charter equivalent earnings in 2008 were USD 906 million compared to USD 604 million in 2007. The increase in the TCE rates was primarily due to the increase in earning days in the Tanker Division, mainly as a result of the acquisition of OMI in 2007, and significantly higher freight rates in the Panamax bulk business area and the LR2 tanker business area.

TANKER DIVISION

Revenue in the Tanker Division increased by 44% to USD 923 million from USD 640 million in 2007, whereas the time charter equivalent earnings increased by USD 181 million or 38% to USD 657 million in 2008 from USD 476 million in the previous year.

In 2008, the delivery of three newbuildings in the LR2 business area was the primary reason for the increase in the number of available earning days by 615 days or 19%, resulting in an increase in earnings of USD 15 million. Freight rates peaked during the third quarter averaging USD/day 48,421 in the quarter which contributed to freight rates in 2008 that were on average 44% higher than in the previous year resulting in an increase in earnings by USD 43 million.

In the LR1 business area, the Company did not add any vessels during 2008, but the additions in 2007 had full effect in 2008 increasing the number of available earning days by 1,533 days or 26% from the previous year, resulting in an increase in earnings of USD 43 million. The average freight rates decreased by 15% from the previous year reducing earnings by USD 30 million.

In the MR business area, two newbuildings were delivered and two vessels were sold during the year. The Company also took delivery of five chartered-in newbuildings and together with the addition of 11 vessels from the former OMI fleet in 2007, which had full effect in 2008, this was the main reason for the number of available earning days to increase by 2,361 days or 29%, which increased earnings by USD 57 million. The average freight rates remained at a level slightly below the previous year reducing earnings by USD 2 million.

In the SR business area, the Company did not add any vessels during 2008, but the additions in 2007 from the former OMI fleet had full effect in 2008 increasing the number of available earning days by 2,546 days or 139% from the previous year, resulting in an increase in earnings of USD 42 million. The average freight rates increased by 26% from the previous year increasing earnings by USD 19 million.

BULK DIVISION

In the Bulk Division, revenue increased sharply by 94% to USD 260 million from USD 134 million in the previous year, and the time charter equivalent earnings increased similarly by 94% or USD 121 million to USD 249 million from USD 128 million in 2007.

In the Bulk Division, TORM continued the strategy of covering earnings by chartering out vessels on contracts of one to two years' duration. The majority of the long-term contracts were entered into in the fourth quarter of 2007 and the first half of 2008, and earnings in 2008 therefore did not see the full effect of the extremely negative developments in the dry bulk markets during the second half of 2008.

Freight rates in the Panamax business area were on average incredible 71% higher than in 2007, increasing earnings by USD 103 million. In this business area, the Company added a vessel, which was already chartered in and therefore did not affect the number of available earning days, and sold a vessel leaving the fleet of owned vessel at status quo. In addition, the Company took delivery of six chartered-in newbuildings, redelivered two older chartered-in vessels, and this was the primary reason for the number of available earning days to increase by 676 days or 14%, which increased earnings by USD 18 million.

54

The increase in the time charter equivalent earnings in the Tanker Division can be summarized as illustrated in the table below.

Earnings for the Tanker Division

USD million	SR	MR	LR1	LR2	Un-allocated	Total
Time charter equivalent earnings 2007	31	195	166	80	4	476
Change in number of earning days	42	57	43	15	-	157
Change in freight rates	19	-2	-30	43	-	30
Other	-	-	-	-	-6	-6
Time charter equivalent earnings 2008	92	250	179	138	-2	657

Un-allocated earnings comprise fair value adjustment of freight and bunkers derivatives, which are not designated as hedges, and gains and losses on freight and bunkers derivatives, which are not entered for hedge purposes.

The table below summarizes the earnings data per quarter for the Tanker Division.

Earnings data for the Tanker Division

USD/day	2007 Full year	2008 q1	2008 q2	2008 q3	2008 q4	2008 Full year	% Change Full year
LR2/Aframax vessels							
Available earning days	3,293	908	926	970	1,104	3,908	19%
TCE per earning day from the LR2 pool	25,150	28,370	32,327	45,267	37,009	35,903	43%
TCE per earning day *)	24,407	28,538	32,084	48,421	31,862	35,243	44%
LR1/Panamax vessels							
Available earning days	5,866	1,822	1,764	1,804	2,009	7,399	26%
TCE per earning day from the LR1 pool	25,461	24,630	28,370	34,700	35,140	30,677	20%
TCE per earning day *)	28,313	23,533	27,036	23,648	23,217	24,204	-15%
MR vessels							
Available earning days	8,169	2,490	2,576	2,668	2,796	10,530	29%
TCE per earning day from the MR pool	25,113	22,527	25,615	29,102	22,282	24,926	-1%
TCE per earning day *)	23,949	22,716	23,158	26,458	22,298	23,721	-1%
SR vessels							
Available earning days	1,836	1,088	1,092	1,100	1,102	4,382	139%
TCE per earning day *)	16,726	21,034	21,036	20,078	22,338	21,135	26%

*) TCE = Time Charter Equivalent Earnings = Gross freight income less bunker, commissions and port expenses.

The change in the time charter equivalent earnings in the Bulk Division can be summarized as illustrated in the table below.

Earnings for the Bulk Division

USD million	Panamax
Time charter equivalent earnings 2007	128
Change in number of earning days	18
Change in freight rates	103
Time charter equivalent earnings 2008	249

The table below summarizes the earnings data per quarter for the Bulk Division.

Earnings data for the Bulk Division

USD/day	2007 Full year	2008 q1	2008 q2	2008 q3	2008 q4	2008 Full year	% Change Full year
Panamax vessels							
Available earning days	4,972	1,394	1,367	1,421	1,466	5,648	14%
TCE per earning day *)	25,762	36,909	50,568	49,888	38,958	44,012	71%

*) TCE = Time Charter Equivalent Earnings = Gross freight income less bunker, commissions and port expenses.

55

FINANCIAL REVIEW

OPERATION OF VESSELS
Vessels chartered in on time charters do not give rise to operating expenses for TORM, but only to charter hire payments. As compared to 2007, charter hire in the Tanker Division increased by USD 38 million to USD 134 million in 2008, whereas charter hire paid in the Bulk Division increased by USD 1 million to USD 60 million. The increase in the Tanker Division was primarily caused by an increase in the number of available earning days from vessels chartered in of 30% compared to 2007.

The operating expenses for the owned vessels increased by USD 59 million or 51% to USD 174 million in 2008. The most significant factor behind this development was the increase in the number of operating days of 5,842 days or 35%, which caused an increase in the operating expenses of USD 37 million. The increase in the number of operating days was primarily caused by the addition of vessels in the SR and MR business areas from the acquisition of OMI in 2007 having full effect in 2008 and the addition of newbuildings in the MR and LR2 business areas during 2008.

Operating expenses per operating day increased by 14% for the whole owned fleet in the two segments, which caused an increase in the operating expenses of USD 23 million. Operating expenses are primarily incurred in USD, DKK and EUR. The share of the expenses incurred in DKK and EUR was 23% in 2008 and the increase in the average DKK/USD and EUR/USD exchange rates compared to 2007 of 6% caused an increase in the operating expenses of USD 3 million.

The total fleet of owned vessels had 170 off-hire days in 2008 corresponding to eight per thousand of the number of operating days compared to 145 off-hire days in 2007 corresponding to nine per thousand of the number of operating days. Of these off-hire days, three specific incidents relating to main engine problems requiring the vessels to undergo major repairs accounted for 84 days. Apart from these incidents, the Company considers the level of off-hire days to be satisfactory.

The average operating expenses per operating day increased by USD 951 or 14% compared to 2007. The increase was primarily caused by an increase in crew costs per operating day of USD 775 to USD 4,161, corresponding to 12 percentage points of the total increase. The wage increase overall for crew on TORM vessels was 15% in 2008. Danish seafarers received a wage increase in 2008 with effect from April 2007 and seafarer wages in India, Crotia and especially the Philippines were under pressure during 2008 which has not only affected TORM but all other shipping companies as well. Maintenance expenses increased by USD 137 to USD 839 per day corresponding to two percentage points of the total increase. Maintenance expenses were affected by general price increases on spare parts and other materials not least due to sharp increases in steal prices during 2008.

ADMINISTRATIVE EXPENSES AND OTHER OPERATING INCOME
The total administrative expenses increased from 2007 to 2008 by USD 35 million to USD 90 million. Of this increase, one-time expenses relating to the change of CEO accounted for USD 6 million, expenses relating to the incentive scheme USD 10 million and approximately USD 9 million is attributable to the acquired activities in OMI having full effect in 2008 and the change in the average DKK/USD exchange rate caused an increase of USD 3 million.

Other operating income primarily comprises chartering commissions received by TORM in connection with the management of the three tanker pools. Other operating income amounted to USD 14 million in 2008 compared to USD 15 million in 2007. The decrease was related to a reduction in commissions from technical management of third party vessels. In connection with the split of the OMI activities between TORM and Teekay, TORM performed technical management for a number of Teekay vessels for a short period of time during 2007.

FINANCIAL INCOME AND EXPENSES
Net financial items in 2008 were USD -86 million compared to USD 605 million in 2007. The most significant reason for the change was a gain from the sale of the NORDEN shares of USD 643 million in 2007, a negative impact from fair value adjustment of derivative financial instruments of USD 32 million in 2008 compared to a negative impact of USD 5 million in 2007 and an increase in net interest expenses of USD 23 million to USD 76 million in 2008.

TAX
Tax for the year amounted to an income of USD 1 million compared to an expense of USD 13 million in 2007. The tax expenses for 2008 comprise current tax for the year of USD 3 million compared to USD 16 million in the previous year, a reduction of deferred tax of USD 1 million compared to a reduction of USD 7 million in 2007 and an income of USD 3 million due to an adjustment to the estimated tax liabilities for the previous years compared to an expense of USD 4 million in 2007. The deferred tax liability as at 31 December 2008 was USD 55 million compared to USD 56 million in the previous year.

All significant Danish entities in the TORM Group entered into the tonnage taxation scheme with effect from 2001 and have filed tax returns for 2001 through to 2007. The Company has filed a complaint regarding the assessments by the tax authorities of the tax returns for the years 2001 to 2004, and the assessments for 2005 to 2007 have not been completed. The recognized current tax liabilities are therefore to a great extent based on Management's judgement regarding the outcome of the complaint and the assessment. TORM paid USD 3 million in corporation tax on account in 2008 regarding these entities.

VESSELS AND DRY-DOCKING
The increase in tangible fixed assets of USD 172 million to USD 2,612 million in 2008 is attributable to the change in vessels and capitalized dry-docking and in prepayments on vessels. The carrying value of vessels and capitalized dry-docking increased by USD 156 million to USD 2,326 million. The addition of new tonnage amounted to a total acquisition cost of USD 336 million resulting from three LR2 tanker newbuildings, two MR tanker newbuildings and a Panamax bulk carrier built in 2004.

Two MR tankers built in 1995 and 2006, respectively and one Panamax bulk carrier built in 1997 representing a total carrying amount of USD 83 million were sold during the year. Prepayments on vessels increased by USD 13 million to USD 273 million due to additional costs relating to vessels under construction of USD 248 million less the above-mentioned newbuilding deliveries of USD 235 million.

Total depreciation amounted to USD 126 million in 2008 as compared to USD 89 million in 2007, an increase of USD 37 million. The increase is due to the expansion and renewal of the fleet during 2007 and 2008 and the amortisation of assets acquired in the OMI acquisition having full effect in 2008.

As at 31 December 2008, TORM's newbuilding programme comprised 16 tanker vessels and four bulk carriers to be delivered during 2009 to 2012, and the contractual liabilities under the programme amounted to USD 951 million.

56

The development in the operating expenses can be summarized as illustrated in the table below.

USD million	Tanker Division				Bulk Division		
OPERATING EXPENSES	**SR**	**MR**	**LR1**	**LR2**	**Panamax**	**Un-allocated**	**Total**
Operating expenses 2007	10	54	16	21	11	4	116
Change in the number of operating days	10	15	6	5	1		37
Change in expenses per operating day	4	8	4	4	3		23
Other						-2	-2
Operating expenses 2008	24	77	26	30	15	2	174

Operating expenses per day of USD 7,583 and USD 6,632 in 2008 and 2007 respectively can be distributed on types of costs as illustrated in the figures below.

OPERATING EXPENSES 2008

55%
17%
11%
9%
8%
Crew
Comsumables
Maintenance
Insurance
Other

OPERATING EXPENSES 2007

51%
18%
11%
12%
8%
Crew
Comsumables
Maintenance
Insurance
Other

The table below summarizes the operating data for the Company's fleet of owned and bareboat chartered vessels.

USD million	Tanker Division				Bulk Division	
OPERATING DATA	**SR**	**MR**	**LR1**	**LR2**	**Panamax**	**Total**
Operating days in 2007	1,836	7,523	2,385	3,014	2,047	16,805
Operating expenses per operating day in 2007	5,524	7,098	6,834	7,001	5,135	6,632
Operating expenses per operating day in 2008	6,548	7,918	7,891	8,211	6,371	7,583
Change in the operating expenses per operating day in %	19%	12%	15%	17%	24%	14%
Operating days in 2008	3,660	9,691	3,294	3,700	2,302	22,647
- Off-hire days	-8	-63	-5	-65	-29	-170
- Days in dry dock	-	-98	-55	-89	-14	-256
+ Earning days for vessels chartered-in	730	1,000	4,165	362	3,389	9,646
Earning days in 2008	4,382	10,530	7,399	3,908	5,648	31,867

57

FINANCIAL REVIEW

The market value of the fleet and investment programme (15 MR tanker newbuildings, one SR tanker newbuilding and four Panamax bulk carrier newbuildings) exceeded the carrying value of the fleet including newbuilding contracts by USD 367 million at year-end. This valuation is based on the average of three internationally acknowledged shipbrokers' valuations.

INVESTMENTS IN ENTITIES INCLUDING JOINTLY CONTROLLED ENTITIES (FR8)
In March 2008, TORM acquired a 50% equity stake in the shipping company FR8 Holdings Pte. Ltd. (FR8) from FR8 Limited, a subsidiary of the international oil trader Projector. FR8 Limited continues to own its 50% equity interest in FR8. The purchase price for the 50% equity stake in FR8 amounted to USD 125 million, which reflected the value of similar shipping companies, less certain purchase price adjustments which are not yet finally agreed. The carrying value of the investment in FR8 was USD 135 million as at 31 December 2008.

The Company holds investments in other entities and jointly controlled entities with an aggregate carrying amount of USD 1 million as at 31 December 2008 of which USD 3 million concerns unlisted entities, which is unchanged from the previous year. The carrying amount of the unlisted shares constitutes the estimated fair value based on available information.

The share of results of jointly controlled entities was an income of USD 27 million in 2008, of which USD 27 million in profit and acquisition cost adjustment derive from FR8, compared to an expense of USD 6 million in 2007.

NO IMPAIRMENT
TORM has performed a review of the market values and value in use for the significant assets within the two cash generating units: The Tanker Division and the Bulk Division. The review was based om market values derived as the average of three internationally acknowledged shipbrokers' valuations and value in use derived from discounted cash flow calculations. The underlying assumptions for the discounted cash flow calculations are presented in note 7 on page 77.

Values have dropped significantly from last year which is clearly illustrated by the change from USD 1,578 million at the end of 2007 to USD 367 million as at 31 December 2008 in the amount by which the market value of the Company's fleet including newbuildings exceeded the carrying amount of the assets. However, based on the review Management maintains the position that the assets are not impaired.

Vessel values have continued to be under pressure in the beginning of 2009, and the Company will monitor the development closely for indications of impairment.

LIQUIDITY AND CAPITAL RESOURCES
The invested capital increased by USD 204 million to USD 2,822 million as at 31 December 2008, from USD 2,618 million as at 31 December 2007. The increase can primarily be explained by the net addition of tonnage and the acquisition of a 50% stake in the shipping company FR8 during the year.

The Company monitors the capital using gearing ratios, primarily the equity ratio, which is equity divided by total assets. The Company's policy is to maintain the equity ratio above 30% both when executing short-term business activities and when considering strategic initiatives and planning long-term investments. As at 31 December 2008, the equity ratio was 39% compared to 37% as at 31 December 2007.

Equity increased by USD 198 million in 2008 to USD 1,279 million as at 31 December 2008 from USD 1,081 million in 2007. The increase in equity is mainly due to the net profit for the year of USD 361 million less fair value adjustments of derivative financial instruments treated as hedging instruments of USD 41 million, and less dividend paid out of USD 124 million.

The payment of the Company's obligations under loan agreements, along with the payment of charter hire for chartered-in vessels and all other commitments that TORM has entered into, are paid out of the cash generated by the Company. Total cash and cash equivalents amounted to USD 168 million at the end of 2008 vs. USD 105 million at the end of 2007, resulting in a net increase in cash and cash equivalents for the year of USD 63 million compared to a net increase of USD 73 million in 2007. The primary sources of the cash flow were profit from operating activities, proceeds from the sale of vessels and additional borrowing, which contributed a total of USD 1,574 million in cash.

The cash flows were primarily used to finance the acquisition of further additions to the fleet and a 50% stake in FR8, to repay mortgage debt and bank loans and to pay dividend to shareholders during the year, which required a total of USD 1,572 million in cash.

The Company's operations generated a cash inflow of USD 385 million in 2008 compared to an inflow of USD 188 million in 2007. USD 115 million was invested in the acquisition of a 50% stake in the shipping company FR8, whereas as USD 810 million was invested in the acquisition of OMI during 2007. In addition, the Company invested USD 378 million in tangible fixed assets during the 2008, primarily comprising the extension of the fleet, compared to USD 252 million in 2007. The Company generated USD 169 million in cash flow from the sale of non-current assets, primarily vessels, in 2008, whereas the Company did not generate any significant cash flows from the sale of non-current assets in 2007. The Company generated a cash inflow of USD 17 million from the sale of equity interests and securities during 2008 compared to USD 737 million in 2007, of which USD 704 million related to the sale of the shares in NORDEN.

The total cash outflow from financing activities amounted to USD 59 million compared to a cash inflow of USD 242 million in 2007. Additional borrowing generated inflow of USD 1,021 million which was primarily used for the repayment of bridge financing of the acquisition of OMI in 2007, repayment on mortgage debt and bank loans amounting to USD 956 million in 2008, and for the financing of the newbuilding program, the purchase of second-hand vessels, and the acquisition of 50% of FR8. Dividend payments to TORM's shareholders, which in 2008 amounted to USD 124 million, also affected cash flow from financing activities.

As at 31 December 2008, TORM had entered into credit agreements with leading banks with a total commitment of USD 2,220 million, of which USD 1,723 million was drawn. Of the total borrowings of USD 1,723 million, USD 1,573 million was bearing variable interest. The credit agreements are dedicated to the financing of new tonnage and to the ongoing financing of some of the existing vessels.

For all 20 vessels in the newbuilding programme payments corresponding to approximately 28% of the aggregate contract price have been made. The total outstanding contractual commitment under the newbuilding programme amounted to USD 686 million as at 31 December 2008. In addition, the Company had a liability of USD 22 million relating to a second hand Panamax drybulk vessel for delivery in January 2009, which the Company bought by utilising a purchase option in 2008.

TORM believes that based on available cash and loan facilities, planned investments and projected operating cash flows in the next 12 months, the Company has sufficient cash flow to meet the operating requirements, cash flow obligations and other strategic initiatives.

58

CONSOLIDATED INCOME STATEMENT

1 JANUARY - 31 DECEMBER

USD '000

	Note	2008	2007
Revenue		1,183,594	773,612
Port expenses, bunkers and commissions		-264,050	-172,182
Freight and bunkers derivatives		-13,586	2,894
Time charter equivalent earnings		905,958	604,324
Charter hire		-193,829	-154,852
Operating expenses	4	-174,333	-115,547
Gross profit (Net earnings from shipping activities)	3	537,796	333,925
Profit from sale of vessels		82,813	0
Administrative expenses	4.5	-89,906	-54,960
Other operating income		14,493	15,167
Share of results of jointly controlled entities	27	27,122	-6,058
EBITDA		572,318	288,074
Depreciation and impairment losses	7.8	-126,068	-89,083
Operating profit		446,250	198,991
Financial income	9	16,175	681,088
Financial expenses	9	-102,354	-75,871
Profit before tax		360,071	804,208
Tax expenses	12	1,279	-12,531
Net profit for the year		361,350	791,677

		2008	2007
Earnings per share			
Earnings per share (USD)	28	5.2	11.4
Earnings per share (DKK)*		26.6	62.3
Diluted earnings per share (USD)	28	5.2	11.4
Diluted earnings per share (DKK)*		26.5	62.1

*) Calculated from USD to DKK at the average USD/DKK exchange rate for the relevant period.

The accompanying notes are an integrated part of these financial statements.

59

CONSOLIDATED BALANCE SHEET
AT 31 DECEMBER

USD '000

ASSETS	Note	2008	2007
NON-CURRENT ASSETS			
Intangible assets			
Goodwill		89,184	89,184
Other intangible assets		2,451	7,481
	7	91,635	96,665
Tangible fixed assets			
Land and buildings		3,713	4,169
Vessels and capitalized dry-docking	17	2,325,863	2,169,832
Prepayments on vessels		272,731	259,454
Other plant and operating equipment		9,214	5,884
	8	2,611,521	2,439,339
Financial assets			
Investments in jointly controlled entities	27	130,468	0
Loans to jointly controlled entities		42,158	109,974
Other investments	6	6,387	11,029
Other financial assets	23	31,002	46,000
		210,015	167,003
Total non-current assets		2,913,171	2,703,007
CURRENT ASSETS			
Bunkers		18,302	19,726
Freight receivables, etc.	10	120,166	89,932
Other receivables	11	72,013	36,966
Other financial assets	23	10,700	0
Prepayments		14,684	4,240
Cash and cash equivalents		168,317	104,983
Total current assets		404,182	255,847
TOTAL ASSETS		3,317,353	2,958,854

The accompanying notes are an integrated part of these financial statements.

60

USD '000

EQUITY AND LIABILITIES	Note	2008	2007
EQUITY			
Common shares	13	61,098	61,098
Treasury shares	13	-18,118	-18,118
Revaluation reserves		-106	7,268
Retained profit		1,209,540	953,656
Proposed dividend		55,100	64,548
Hedging reserves		-32,637	8,664
Translation reserves		4,072	4,114
Total equity		1,278,949	1,081,230
LIABILITIES			
Non-current liabilities			
Deferred tax liability	12	55,117	55,588
Mortgage debt and bank loans	15, 17	1,505,797	884,579
Acquired liabilities related to options on vessels	23	10,672	31,642
Acquired time charter contracts	22	3,864	14,654
Total non-current liabilities		1,575,450	986,463
Current liabilities			
Mortgage debt and bank loans	15, 17	212,368	768,759
Trade payables		48,960	42,591
Current tax liabilities		9,709	14,471
Other liabilities	16	179,823	44,073
Acquired time charter contracts	22	11,150	17,378
Deferred income	14	944	3,889
Total current liabilities		462,954	891,161
Total liabilities		2,038,404	1,877,624
TOTAL EQUITY AND LIABILITIES		3,317,353	2,958,854
Accounting policies	1-2		
Collateral security	17		
Guarantee and contingent liabilities	18		
Contractual liabilities	19		
Time charter contracts	20		
Purchase options on vessels	21		
Acquired time charter contracts	22		
Derivative financial instruments	23		
Financial and commercial risks	24		
Financial instruments	25		
Related party transactions	26		
Entities in the Group	27		
Earnings per share	28		
Appropriation on net profit for the year incl. proposed dividend	29		
Cash flows	30		
Acquisition of companies	31		

The accompanying notes are an integrated part of these financial statements.

61

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

USD million

	Common shares	Treasury shares	Retained profit	Proposed dividends	Gains/losses recognized directly in equity: Revaluation reserves	Hedging reserves	Translation reserves	Total
EQUITY								
Balance at 1 January 2007	61.1	-18.1	574.5	73.9	579.8	5.6	4.0	1,280.8
Changes in equity 2007:								
Exchange rate adjustment arising on translation of entities using a measurement currency different from USD							0.1	0.1
Reversal of deferred gain/loss on hedge instruments at the beginning of the year						-5.6		-5.6
Deferred gain/loss on hedge instruments at year-end						8.7		8.7
Fair value adjustment on available for sale investments					70.8			70.8
Transfer to profit or loss on sale of available for sale investments					-643.3			-643.3
Net gains/losses recognized directly in equity	0.0	0.0	0.0	0.0	-572.5	3.1	0.1	-569.3
Profit for the year			791.7					791.7
Total recognized income/expenses for the year	0.0	0.0	791.7	0.0	-572.5	3.1	0.1	222.4
Extraordinary dividends paid			-369.3					-369.3
Extraordinary dividends paid on treasury shares			18.0					18.0
Dividends paid				-76.4				-76.4
Dividends paid on treasury shares			3.7					3.7
Exchange rate adjustment on dividends paid			-2.5	2.5				0.0
Share-based compensation			2.0					2.0
Proposed dividends for the financial year			-64.5	64.5				0.0
Total changes in equity 2007	0.0	0.0	379.1	-9.4	-572.5	3.1	0.1	-199.6
Equity at 31 December 2007	61.1	-18.1	953.6	64.5	7.3	8.7	4.1	1,081.2
Changes in equity 2008:								
Exchange rate adjustment arising on translation of entities using a measurement currency different from USD							0.0	0.0
Reversal of deferred gain/loss on hedge instruments at the beginning of year						-8.7		-8.7
Deferred gain/loss on hedge instruments at year end						-32.7		-32.7
Fair value adjustment on available for sale investments					-4.8			-4.8
Transfer to profit or loss on sale of available for sale investments					-2.6			-2.6
Net gains/losses recognized directly in equity	0.0	0.0	0.0	0.0	-7.4	-41.4	0.0	-48.8
Profit for the year			361.4					361.4
Total recognized income/expenses for the year	0.0	0.0	361.4	0.0	-7.4	-41.4	0.0	312.6
Extraordinary dividends paid			-61.5					-61.5
Extraordinary dividends paid on treasury shares			3.0					3.0
Dividends paid				-68.6				-68.6
Dividends paid on treasury shares			3.3					3.3
Exchange rate adjustment on dividends paid			-4.1	4.1				0.0
Share-based compensation			8.9					8.9
Proposed dividends for the financial year			-55.1	55.1				0.0
Total changes in equity 2008	0.0	0.0	255,9	-9.4	-7.4	-41.4	0.0	197.7
Equity at 31 December 2008	61.1	-18.1	1 209.5	55.1	-0.1	-32.7	4.1	1 278.9

The accompanying notes are an integrated part of these financial statements.

62

CONSOLIDATED CASH FLOW STATEMENT

USD '000

	Note	2008	2007
CASH FLOW FROM OPERATING ACTIVITIES			
Operating profit		446,250	198,991
Adjustments:			
Reversal of profit from sale of vessels		-82,813	0
Reversal of depreciation and impairment losses		126,067	89,083
Reversal of share of results of jointly controlled entities		-27,122	6,057
Reversal of other non-cash movements	30	-7,786	2,888
Dividends received		1,337	1,317
Dividends received		3,930	2,600
Interest received		13,439	19,852
Interest paid		-84,332	-70,833
Income taxes paid		-4,199	-9,539
Change in bunkers, accounts receivables and payables		-78	-52,456
Net cash inflow from operating activities		384,693	187,960
CASH FLOW FROM INVESTING ACTIVITIES			
Investment in tangible fixed assets		-377,786	-252,233
Investment in equity interests and securities		-133,917	0
Loans to jointly controlled entities		69,589	-31,271
Payment of liability related to options on vessels		-6,719	0
Acquisition of enterprises and activities	31	0	-810,159
Sale of equity interests and securities		17,365	736,686
Sale of non-current assets		169,067	194
Net cash outflow from investing activities		-262,401	-356,783
CASH FLOW FROM FINANCING ACTIVITIES			
Borrowing, mortgage debt and other financial liabilities		1,020,699	1,807,911
Repayment/redemption, mortgage debt		-955,872	-1,141,753
Dividends paid		-123,785	-423,950
Cash inflow/(outflow) from financing activities		-58,958	242,208
Net cash inflow/(outflow) from operating, investing and financing activities		63,334	73,385
Cash and cash equivalents, at 1 January		104,983	31,598
Cash and cash equivalents, at 31 December		168,317	104,983
Of which used as collateral		0	0
		168,317	104,983

The accompanying notes are an integrated part of these financial statements.

63

NOTES

NOTE 1

ACCOUNTING POLICIES

The annual report has been prepared in accordance with the International Financial Reporting Standards as adopted by the EU and the disclosure requirements for Danish listed companies' financial reporting.

The annual report also complies with the International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB).

The financial statements are prepared in accordance with the historical cost convention except where fair value accounting is specifically required by IFRS.

The functional currency in all major entities is USD, and the Company applies USD as presentation currency in the preparation of financial statements.

CHANGES IN ACCOUNTING POLICIES AND PRESENTATION

TORM has implemented the following standards, changes to standards and interpretations in the annual report for 2008:

- Amendment to IFRS 2 "Share-based payment: Vesting conditions and cancellations". The amendment clarifies the treatment regarding vesting conditions and cancellation of granted equity instruments. TORM's treatment is in line with the clarifications and the change has therefore not affected the accounting policies.
- Amendment to IAS 39 and IFRS 7: "Reclassification of financial instruments". The change is not relevant for TORM.
- Interpretation guideline to IAS 19, IFRIC 14 "The limit on a defined benefit asset, minimum funding requirement and their interaction". The interpretation is not relevant for TORM.

The Company has changed its accounting policy for the recognition of investments in joint ventures so that these are recognized according to the equity method. Previously, joint ventures were recognized on a pro rata basis. The change in accounting policy is due to the fact that the Company finds it inappropriate to aggregate the items of joint ventures with items of entities that form an integral part of the Company's activities. The policy change has no effect on the income statement or on equity, but the profit for the year of joint ventures and the investment in these are presented in a single line item in the income statement and the balance sheet, respectively.

As a result of the change in accounting policy the operating profit and net cash flows for 2007 were reduced by USD 5.9 million and USD 11.6 million, respectively, and invested capital at 31 December 2007 was increased by USD 12.5 million.

ACCOUNTING STANDARDS AND INTERPRETATIONS NOT YET ADOPTED

IASB has issued the following changes to standards and interpretations which have not yet been adopted:

- Amendment to IAS 1 "Presentation of Financial Statements". The most notable changes in comparison to the current version of IAS 1 are:
  - A requirement that "comprehensive income" is presented either in a single statement or in two statements (an income statement and a statement of comprehensive income, in which net profit for the year is included in one line). The statement of changes in equity can no longer include elements of comprehensive income, but only the total of this statement.
  - When changes in accounting policies or restatements have occured, a statement of financial position (balance sheet) at the beginning of the comparative period is presented (i.e. two years comparative figures).
  - A requirement for information regarding the tax effect of each item in "other comprehensive income".
  - A requirement of disclosure of amounts, which are reclassified from other comprehensive income to net profit for the year ("recycling").
  - The terminology regarding the financial statements in accordance with IFRS is changed.
- Amendment to IAS 23 "Borrowing Costs". The changes to IAS 23 will not significantly affect the financial statements.
- IFRIC 13 "Customer Loyalty programmes". The interpretation is not relevant for TORM.
- In addition, IASB has issued a number of smaller changes and clarifications during 2008 as part of the improvement project, including changes to IFRS 5, IAS 18, IAS 20 and IAS 40. The changes are not expected to have any significant impact on the financial statements.

TORM will implement these changes and interpretations when they become effective in 2009. The implementation of IAS 1 will change the presentation of the financial statements.

Furthermore, IASB has issued the following standards, changes to standards and interpretations which become effective on or after 1 January 2009 but have not yet been adopted by the EU:

- Revised IFRS 1 "First time adoption",
- Revised IFRS 3 "Business Combinations",
- Amendment to IAS 27 "Consolidated and separate financial statements",
- Amendment to IAS 39 "Financial instruments: Recognition and measurement": "Eligible hedged items" and "Reclassification of financial assets: Effective date and transition",
- IFRIC 12 "Service concession arrangements",
- IFRIC 15 "Agreements for the construction of real estate",
- IFRIC 16 "Hedges of a net investment in a foreign operation",
- IFRIC 17 "Distributions of non-cash assets to owners"

TORM expects that the implementation of these standards, changes to standards and interpretations will not materially affect the Company's financial statements.

KEY ACCOUNTING POLICIES

The Management considers the following to be the most important accounting policies for the TORM Group.

Participation in pools

TORM generates its revenue from shipping activities, which to a large extent are conducted through pools. Total pool revenue is generated from each vessel participating in the pools in which the Group participates and is based on either voyage or time charter parties. The pool measures net revenues based on the contractual rates and the duration of each voyage, and net revenue is recognized upon delivery of service in accordance with the terms and conditions of the charter parties.

64

The pools are regarded as jointly controlled operations, and the Company's share of the income statement and balance sheet in the respective pools is accounted for by recognizing a proportional share, based on participation in the pool, combining items of uniform nature. The Company's share of the revenues in the pools is primarily dependent on the number of days the Company's vessels have been available for the pools in relation to the total available pool earning days during the period.

TORM acts as pool manager for three pools in which the Company is participating with a significant number of vessels. As pool manager TORM receives a chartering commission income to cover the expenses associated with this role. The chartering commission income is calculated as a fixed percentage of the freight income from each charter agreement. If the pool does not earn any freight income, TORM will not receive any commission income. The commission income is recognized in the income statement under "Other operating income" simultaneously with the recognition of the underlying freight income in the pool.

Cross over voyages

Revenue is recognized upon delivery of service in accordance with the terms and conditions of the charter parties. For cross over voyages (voyages in progress at the end of a reporting period) the uncertainty and the dependence on estimates are greater than for concluded voyages. The Company recognizes a percentage of the estimated revenue for the voyage equal to the percentage of the estimated duration of the voyage completed on the balance sheet date. The estimate of revenue is based on the expected duration and destination of the voyage. Voyage expenses are recognized as incurred. When recognizing net revenue, there is a risk that the actual number of days it takes to complete the voyage will differ from the estimate, and for time charter parties a lower day rate may have been agreed for additional days. The contract for a single voyage may state several alternative destination ports. The destination port may change during the voyage, and the rate may vary depending on the destination port. Changes to the estimated duration of the voyage as well as changing destinations and weather conditions will affect the voyage expenses.

Demurrage revenues

Freight contracts contain conditions regarding the amount of time available for loading and discharging of the vessel. If these conditions are breached, TORM is compensated for the additional time incurred in the form of a demurrage revenue. Demurrage revenues are recognized upon delivery of service in accordance with the terms and conditions of the charter parties. Upon completion of the voyage, the Company assesses the time spent in port, and a demurrage claim based on the relevant contractual conditions is submitted to the charterers. The claim will often be met by counter claims due to differences in the interpretation of the agreement compared to the actual circumstances of the additional time used. Based on previous experience, 95% of the demurrage claim submitted is recognized as demurrage revenue. The Company receives the demurrage payment upon reaching final agreement of the amount, which on average is approximately 100 days after the original demurrage claim was submitted. If the Group accepts a reduction of more than 5% of the original claim, or if the charterer is not able to pay, demurrage revenue will be affected.

Vessels

Vessels are measured at cost less accumulated depreciation and accumulated impairment losses. Cost comprises acquisition cost and costs directly related to the acquisition up until the time when the asset is ready for use including interest expenses incurred during the period of construction, based on the loans obtained for the vessels. All major components of vessels except for dry-docking costs are depreciated on a straight-line basis to the estimated residual value over their estimated useful lives, which TORM estimates to be 25 years. The Company considers that a 25-year depreciable life is consistent with that used by other shipowners with comparable tonnage. Depreciation is based on cost less the estimated residual value. Residual value is estimated as the lightweight tonnage of each vessel multiplied by scrap value per ton. The useful life and the residual value of the vessels are reviewed at least at each financial year-end based on market conditions, regulatory requirements and the Company's business plans. The Company also evaluates the carrying amounts to determine if events have occurred that indicate impairment and would require a modification of their carrying amounts. Prepayment on vessels is measured at costs incurred.

Dry-docking

The vessels are required to undergo planned dry-dockings for replacement of certain components, major repairs and maintenance of other components, which cannot be carried out while the vessels are operating, approximately every 30 and 60 months depending on the nature of work and external requirements. These dry-docking costs are capitalized and depreciated on a straight-line basis over the estimated period until the next dry-docking. The residual value of such components is estimated at nil. The useful life of the dry-docking costs are reviewed at least at each financial year-end based on market conditions, regulatory requirements and TORM 's business plans.

A portion of the cost of acquiring a new vessel is allocated to the components expected to be replaced or refurbished at the next dry-docking. Depreciation hereof is carried over the period until the next dry-docking. For newbuildings, the initial dry-docking asset is estimated based on the expected costs related to the first-coming dry-docking, which is again based on experience and past history of similar vessels. For second-hand vessels, a dry-docking asset is also segregated and capitalized separately, however, taking into account the normal docking intervals in the Company.

At subsequent dry-dockings the costs comprise the actual costs incurred at the dry-docking yard. Dry docking costs may include the cost of hiring crews to effect replacements and repairs and the cost of parts and materials used, cost of travel, lodging and supervision of Company personnel and the cost of hiring third party personnel to oversee a dry-docking. Dry docking activities include, but are not limited to, the inspection, service on turbocharger, replacement of shaft seals, service on boiler, replacement of hull anodes, applying of antifouling and hull paint, steel repairs and refurbishment and replacement of other parts of the vessel.

65

NOTES

Deferred tax
All significant Danish entities within the Group entered the Danish tonnage taxation scheme for a binding 10-year period with effect from 1 January 2001 and have filed tax returns for the fiscal years 2001 to 2007. Under the Danish tonnage taxation scheme, taxable income is not calculated on the basis of income and expenses as under the normal corporate taxation. Instead, taxable income is calculated with reference to the tonnage used during the year. The taxable income for a company for a given period is calculated as the sum of the taxable income under the tonnage taxation scheme and the taxable income from the activities that are not covered by the tonnage taxation scheme made up in accordance with the ordinary Danish corporate tax system.

If the entities' participation in the Danish tonnage taxation scheme is abandoned, or if the entities' level of investment and activity is significantly reduced, a deferred tax liability will become payable. A deferred tax liability is recognized in the balance sheet at each period end and is accounted for using the balance sheet liability method. The deferred tax liability relating to the vessels is measured on the basis of the difference between the tax value of the vessels at the date of entry into the tonnage taxation scheme and the lower of the cost and the realized or realizable sales value of the vessels.

OTHER ACCOUNTING POLICIES

Consolidation principles
The consolidated financial statements comprise the financial statements of the Parent Company, A/S Dampskibsselskabet TORM and its subsidiaries, i.e. the entities in which the Parent Company, directly or indirectly, holds the majority of the votes or otherwise has a controlling interest. Entities in which the Group exercises significant but not controlling influence are regarded as associated companies and are recognized using the equity method.

Companies which are by agreement managed jointly with one or more other companies and therefore subject to joint control (jointly controlled entities) are accounted for using the equity method.

The consolidated financial statements are prepared on the basis of the financial statements of the Parent Company, its subsidiaries and proportionately consolidated activities by combining items of a uniform nature and eliminating inter-company transactions, balances and shareholdings as well as realized and unrealized gains and losses on transaction between the consolidated companies. The financial statements used for consolidation purposes are prepared in accordance with the Company's accounting policies.

Business combinations
Newly acquired or formed entities are recognized in the consolidated financial statements from the date of acquisition or formation. The date of acquisition is the date on which control over the entity is effectively transferred. Sold or unwound entities are recognized in the consolidated financial statements until the date of the sale or the unwinding. The date of sale or unwinding is the date when control is effectively transferred to third parties.

Business combinations are accounted for by applying the purchase method, whereby the acquired entities' identifiable assets, liabilities and contingent liabilities are measured at fair value at the acquisition date. Restructuring costs are only recognized in the acquisition balance sheet to the extent that they constitute an obligation for the acquired entity. The tax effect of the revaluation activities is also taken into account. The cost of a business combination is measured as the fair value of the consideration paid and the costs directly attributable to the business combination.

The excess (goodwill) of the cost of the business combination over the fair value of the acquired assets, liabilities and contingent liabilities is recognized as an asset under intangible assets and is tested for impairment at least once every year. If the carrying amount of the asset exceeds the recoverable amount of the asset, it should be reduced to the lower recoverable amount.

If the fair value of the acquired assets, liabilities and contingent liabilities exceeds the cost of the business combination, the identification of assets and liabilities and the processes of measuring the fair value of the assets and liabilities and the cost of the business combination are reassessed. If the fair value of the business combination continues to exceed the cost, the resulting gain is recognized in the income statement.

Foreign currencies
The functional currency of all significant entities including subsidiaries and associated companies is USD, because the Company's vessels operate in international shipping markets, in which revenues and expenses are settled in USD, and the Company's most significant assets and liabilities in the form of vessels and related financial liabilities are in USD. Transactions in currencies other than the functional currency are translated into the functional currency at the date of the transactions. Cash, accounts receivable and payable and other monetary items denominated in currencies other than the functional currency are translated into the functional currency at the exchange rate prevailing at the balance sheet date. Gains or losses due to differences between the exchange rate at the transaction date and the exchange rate at the settlement date or the balance sheet date are recognized in the income statement under "Financial items".

An exchange rate gain or loss relating to a non-monetary item carried at fair value is recognized in the same line as the fair value adjustment. The reporting currency of the Company is USD. Upon recognition of entities with functional currencies other than USD, the financial statements are translated into USD. Items in the income statement are translated into USD at the average exchange rates for the period, whereas balance sheet items are translated at the exchange rates as at the balance sheet date. Exchange differences arising from the translation of financial statements into USD are recognized as a separate component of equity. On the disposal of an entity, the cumulative amount of the exchange differences deferred in the separate component of equity relating to that entity shall be transferred to the income statement as part of the gain or loss on disposal.

Fair values
All fair values of financial assets, liabilities and derivative financial instruments are based on quoted market prices or standard pricing models using observable market data.

Derivative financial instruments
Derivative financial instruments, primarily interest rate swaps, forward currency exchange contracts, forward freight agreements and forward contracts regarding bunker purchases, are entered to hedge future committed or anticipated transactions. TORM applies hedge accounting under the specific rules for cash flow hedges when allowed and appropriate. In addition, TORM takes limited positions in forward freight agree-

66

ments as a supplement to the Company's physical positions in vessels, which are not entered for hedge purposes.

Derivative financial instruments are initially recognized in the balance sheet at cost and are subsequently measured at their fair value as other receivables or other liabilities respectively.

Changes in fair value of derivative financial instruments, which are designated as cash flow hedges and deemed to be effective, are recognized directly in equity under "Hedging reserves". When the hedged transaction is recognized in the income statement, the cumulative value adjustment recognized in equity is transferred to the income statement and included in the same line as the hedged transaction. Changes in fair value of a portion of a hedge deemed to be ineffective are recognized in the income statement.

Changes in fair value of derivative financial instruments that are not designated as hedges are recognized in the income statement. While effectively reducing cash flow risk in accordance with the risk management policy of the Company, interest rate swaps with cap features and certain forward freight agreements and forward contracts regarding bunker purchases do not qualify for hedge accounting. Changes in fair value of these derivate financial instruments are therefore recognized in the income statement under "Financial expenses" for interest rate swaps with cap features and under "Freight and bunkers derivatives" for forward freight agreements and forward bunker contracts. Changes in fair value of forward freight agreements, which are not entered for hedge purposes, are also recognized under "Freight and bunkers derivatives".

Segment information

TORM consists of two business segments: Tanker and Bulk. This segmentation is based on the Group's internal management and reporting structure in addition to evaluation of risk and earnings. Transactions between segments are based on market-related prices and are eliminated at Group level. The Group only has one geographical segment, because the Company considers the global market as a whole, and as the individual vessels are not limited to specific parts of the world. The segment income statement comprises revenues directly attributable to the segment and expenses, which are directly or indirectly attributable to the segment. Indirect allocation of expenses is based on distribution keys reflecting the segment's use of shared resources.

The segment non-current assets consist of the non-current assets used directly for segment operations.

Current assets are allocated to segments to the extent that they are directly attributable to segment operations, including inventories, outstanding freight, other receivables and prepayments.

Segment liabilities comprise segment operating liabilities including trade payables and other liabilities.

Not-allocated items primarily comprise assets and liabilities as well as revenues and expenses relating to the Company's administrative functions and investment activities, including cash and bank balances, interest bearing debt, income tax, deferred tax, etc.

Employee benefits

Wages, salaries, social security contributions, paid holiday and sick leave, bonuses and other monetary and non-monetary benefits are accrued in the year in which the employees render the associated services.

Pension plans

The Group has entered into defined contribution plans only. Pension costs related to defined contribution plans are recorded in the income statement in the year to which they relate.

Share based compensation

The Management and all land-based employees and officers employed on permanent contracts (apart from trainees, apprentices and cadets) that are directly employed by A/S Dampskibsselskabet TORM participate in an incentive scheme, which includes grant of shares and share options. The scheme does not provide the choices of cash settlement instead of shares. The fair value of the shares and share options granted under scheme is measured at the grant date and is recognized in the income statement as a personnel expense under administrative expenses and operating costs over the vesting period. The counter item is recognized in equity. The fair value is measured based on the Black-Scholes and the Monte Carlo models.

Leases

Agreements to charter in vessels and to lease other property, plant and equipment, where TORM has substantially all the risks and rewards of ownership, are recognized in the balance sheet as finance leases. Lease assets are measured at the lower of fair value and the present value of minimum lease payments determined in the agreements.

For the purpose of calculating the present value, the interest rate implicit in the lease or an incremental borrowing rate is used as discount factor. The lease assets are depreciated and written down under the same accounting policy as the vessels owned by the Company or over the lease period depending on the lease terms.

The corresponding lease obligation is recognized as a liability in the balance sheet, and the interest element of the lease payment is charged to the income statement as incurred.

Other charter agreements concerning vessels and other leases are classified as operating leases, and lease payments are charged to the income statement on a straight-line basis over the lease term. The obligation for the remaining lease period is disclosed in the notes to the financial statement.

Agreements to charter out vessels, where substantially all the risks and rewards of ownership are transferred to the lessee, are classified as finance leases, and an amount equal to the net investment in the lease is recognized and presented in the balance sheet as a receivable. The carrying amount of the vessel is derecognized and any gain or loss on disposal is recognized in the income statement.

Other agreements to charter out vessels are classified as operating leases and lease income is recognized in the income statement on a straight-line basis over the lease term.

Sale and leaseback transactions

A gain or loss related to a sale and leaseback transaction resulting in a finance lease is deferred and amortized in proportion to the gross rental on the time charter over the lease term.

A gain related to a sale and leaseback transaction resulting in an operating lease is recognized in the income statement immediately provided the transaction is agreed on market terms or the sales price is lower than the fair value. If the sales price exceeds the fair value, the difference between the sales price and the fair value is deferred and amor-

67

NOTES

tized in proportion to the lease payments over the life of the lease. A loss related to a sale and leaseback transaction resulting in an operating lease is recognized in the income statement at the date of transaction except if the loss is compensated by future lease payments below fair value, it is deferred and amortized in proportion to the lease payments over the life of the lease.

INCOME STATEMENT

Revenue
Income, including revenue, is recognized in the income statement when:

- the income creating activities have been carried out on the basis of a binding agreement,
- the income can be measured reliably,
- it is probable that the economic benefits associated with the transaction will flow to the Company, and
- costs relating to the transaction can be measured reliably.

Revenue comprises freight, charter hire and demurrage revenues from the vessels and gains and losses from forward freight agreements designated as hedges. Revenue is recognized when it meets the general criteria mentioned above and the stage of completion can be measured reliably. Accordingly, freight, charter hire and demurrage revenue are recognized at selling price upon delivery of service in accordance with the charter parties concluded.

Port expenses, bunkers and commissions
Port expenses, bunker fuel consumption and commissions are recognized as incurred. Gains and losses from forward bunker contracts designated as hedges are included in this line.

Freight and bunkers derivatives
Freight and bunkers derivatives include fair value adjustments and gains and losses on forward freight agreements, forward bunker contracts and other derivate financial instruments directly relating to shipping activities which are not designated as hedges.

Charter hire
Charter hire includes the expenses related to the chartering in of vessels incurred in order to achieve the net revenue for the period.

Operating expenses
Operating expenses, which comprise crew expenses, repair and maintenance expenses and tonnage duty, are expensed as incurred.

Profit from sale of vessels
Profit or loss from sale of vessels is recognized when the significant risks and rewards of ownership have been transferred to the buyer, and it is measured as the difference between the sales price less sales costs and the carrying amount of the asset.

Administrative expenses
Administrative expenses, which comprise administrative staff costs, management costs, office expenses and other expenses relating to administration, are expensed as incurred.

Other operating income
Other operating income primarily comprises chartering commissions, management fees and profits and losses deriving from the disposal of other plant and operating equipment.

Depreciation and impairment losses
Depreciation and impairment losses comprise depreciation of fixed assets for the period as well as the reduction in the value of assets by the amount by which the carrying amount of the asset exceeds its recoverable amount. In the event of indication of impairment of value, the carrying amount is assessed and the value of the asset is reduced to its recoverable amount equal to the higher of value in use based on net present value of future earnings from the assets and its net selling price. The recoverable amount of goodwill is assessed every year.

Financial income
Financial income comprise interest income, realized and unrealized exchange rate gains relating to transactions in currencies other than the functional currency, realized gains from other investments and securities, unrealized gains from securities, dividends received and other financial income including value adjustments of certain financial instruments not accounted for as hedging instruments. Interest is recognized in accordance with the accrual basis of accounting taking into account the effective interest rate. Dividends from other investments are recognized when the right to receive payment has been decided, which is typically when the dividend has been declared and can be received without conditions.

Financial expenses
Financial expenses comprise interest expense, financing costs of finance leases, realized and unrealized exchange rate losses relating to transactions in currencies other than the functional currency, realized losses from other investments and securities, unrealized losses from securities and other financial expenses including value adjustments of certain financial instruments not accounted for as hedging instruments. Interest is recognized in accordance with the accrual basis of accounting taking into account the effective interest rate.

Tax
In Denmark, A/S Dampskibsselskabet TORM is jointly taxed with its Danish subsidiaries. The Parent Company provides for and pays the aggregate Danish tax of the taxable income of these companies, but recovers the relevant portion of the taxes paid from the subsidiaries based on each entity's portion of the aggregate taxable income. Tax expenses include the expected tax including tonnage tax of the taxable income for the year for the Group, adjustments relating to previous years and the change in deferred tax for the year. However, tax relating to items posted in equity is posted directly in equity.

BALANCE SHEET

Goodwill
Goodwill is measured as the excess of the cost of the business combination over the fair value of the acquired assets, liabilities and contingent liabilities and is recognized as an asset under intangible assets. Goodwill is not amortized, but is tested at least once every year for impairment. If the carrying amount of the asset exceeds its recoverable amount, the assets carrying amount is reduced to the lower recoverable amount. Goodwill is for impairment testing purposes allocated to those cash-generating units, to which it relates.

Other intangible assets
Other intangible assets were acquired in connection with the acquisition of OMI and are amortized over their useful lives, which vary from 1 to 15 years.

68

Other plant and equipment

Land is measured at cost.
Buildings are measured at cost less accumulated depreciation and accumulated impairment losses. Buildings are depreciated on a straight-line basis over 50 years.

Operating equipment is measured at cost less accumulated depreciation. Computer equipment is depreciated on a straight-line basis over three years, and other operating equipment is depreciated on a straight-line basis over five years.

Leasehold improvements are measured at cost less accumulated amortization and impairment losses, and leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease and the estimated useful life. Cost comprises acquisition cost and costs directly related to the acquisition up until the time when the asset is ready for use.

Investments in jointly controlled entities
Investments in jointly controlled entities comprise investments in companies which are by agreement managed jointly with one or more other companies and therefore subject to joint control and are measured at equity value.

Financial assets
Financial assets are initially recognized on settlement date at fair value plus transaction costs, except for financial assets at fair value through profit or loss, which are recognized at fair value. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred. Financial assets are classified as:

- Financial assets at fair value through profit or loss.
- Held-to-maturity investments.
- Loans and receivables.
- Available-for-sale financial assets.

Other investments
Other investments comprise shares in other companies and are classified as available-for-sale. Listed shares are measured at the market value at the balance sheet date, and unlisted shares are measured at estimated fair value. Unrealized gains and losses resulting from changes in fair value of shares are recognized in equity. Realized gains and losses resulting from sales of shares are recognized as financial items in the income statement. The cumulative value adjustment recognized in equity is transferred to the income statement when the shares are sold. Dividends on shares in other companies are recognized as income in the period in which they are declared.

Other investments are presented as non-current unless Management intends to dispose of the investments within 12 months of the balance sheet date.

Other financial assets
Other financial assets comprise TORM's rights to a share of the gain on purchase options on vessels, which were acquired as part of the acquisition of OMI and are classified as derivative financial instruments. The rights are measured and recognized at fair value and the change for the period is recognized in the income statement under financial income or expenses.

Receivables
Outstanding freight receivables and other receivables that are of a current nature, expected to be realized within 12 months from the balance sheet date, are classified as loans and receivables and presented as current assets. Receivables are measured at the lower of amortized cost and net realizable values, which corresponds to nominal value less provision for bad debts. Derivative financial instruments included in other receivables are measured at fair value.

Impairment of assets
Non-current assets are reviewed to determine any indication of impairment. In case of such indication, the recoverable amount of the asset is estimated as the higher of the asset's net selling price and its value in use. If this amount is less than the carrying amount of the asset, the carrying amount is reduced to the recoverable amount. The impairment loss is recognized immediately in the income statement.

For the purpose of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash generating units). For vessels, the two cash-generating units of the Company are the Tanker Division and the Bulk Division.

Bunkers
Bunkers and lubricants are stated at the lower of cost and net realizable value. The cost is determined by the FIFO method and includes expenditures incurred in acquiring the bunkers and lubricants and delivery cost less discounts.

Treasury shares
Treasury shares are recognized as a separate component of equity at cost. Upon subsequent disposal of treasury shares, any consideration is also recognized directly in equity.

Dividend
Dividend is recognized as a liability at the time of declaration at the Annual General Meeting. Dividend proposed for the year is moved from "Retained profit" and presented as a separate component of equity.

Provisions
Provisions are recognized when the Company has a legal or constructive obligation as a result of past events and it is probable that it will lead to an outflow of resources that can be reliably estimated. Provisions are measured at the estimated ultimate liability that is expected to arise taking into account the time value of money.

Acquired liabilities related to options on vessel
As part of the acquisition of OMI, the Company acquired certain option obligations relating to vessels chartered out on time charter contracts. The option obligations are classified as derivative financial instruments and are recognized at fair value. The change for the period is recognized in the income statement under financial income or expenses.

Acquired time charter contracts
As part of the acquisition of OMI, the Company acquired certain time charter contracts which have terms that are less favorable than the market terms prevailing at the time of the acquisition. The Company has recognized a liability based on the estimated fair value of these contracts and is amortizing this liability over the remaining term of the contracts. The change for the period is recognized in the income statement under revenue.

69

NOTES

Other liabilities
Liabilities are generally measured at amortized cost. Mortgage debt and bank loans relating to the financing of vessels are initially measured at nominal amounts less premiums and costs incurred in the loan arrangement and subsequently at amortized cost with the difference between the loan proceeds and the nominal value being recognized in the income statement over the term of the loan. Derivative financial instruments included in other liabilities are measured at fair value.

Cash flow statement
The cash flow statement shows the Company's cash flows and cash and cash equivalents at the beginning and the end of the period.

Cash flow from operating activities is presented indirectly and is based on profit before financial items for the year adjusted for profit from sale of vessels, non-cash operating items, changes in working capital, income tax paid, dividends received and interest paid/received.

Cash flow from investing activities comprises dividends received and the purchase and sale of tangible fixed assets and financial fixed assets.

Cash flow from financing activities comprises changes in long-term debt, bank loans, purchases or sales of treasury shares and dividend paid to shareholders.

Cash and cash equivalents comprise cash at bank and in hand and highly liquid bonds with a term to maturity not exceeding three months. Other bonds and other investments are classified as investment activities.

Earnings per share
Basic earnings per share is calculated by dividing the consolidated profit or loss available to common shareholders by the weighted average number of common shares outstanding during the period. Treasury shares are not included in the calculation. Purchases and sales of treasury shares during the period are weighted based on the remaining period.

Diluted earnings per share are calculated by adjusting the consolidated profit or loss available to common shareholders and the weighted average number of common shares outstanding for the effects of all potentially dilutive shares. Such potentially dilutive common shares are excluded when the effect would be to increase earnings per share or reduce a loss per share.

NOTE 2

CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS
The preparation of consolidated financial statements in conformity with IFRS requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are affected by the way TORM applies its accounting policies. An accounting estimate is considered critical if the estimate requires Management to make assumptions about matters that were highly uncertain at the time the estimate was made; different estimates reasonably could have been used; or if changes in the estimate that would have a material impact on the Company's financial condition or results of operations are reasonably likely to occur from period to period. Management believes that the accounting estimates employed are appropriate and resulting balances are reasonable. However, actual results could differ from the original estimates requiring adjustments to these balances in future periods.

Management believes that the following are the significant accounting estimates and judgments used in the preparation of the consolidated financial:

Carrying amounts of vessels
The Company evaluates the carrying amounts of the vessels to determine if events have occurred that would require a modification of their carrying amounts. The valuation of vessels is reviewed based on events and changes in circumstances that would indicate that the carrying amount of the assets might not be recovered. In assessing the recoverability of the vessels, the Company reviews certain indicators of potential impairment such as reported sale and purchase prices, market demand and general market conditions. Furthermore, market valuations from leading, independent and internationally recognized shipbroking companies are obtained on a semi-annual basis as part of the review for potential impairment indicators. If an indication of impairment is identified, the need for recognizing an impairment loss is assessed by comparing the carrying amount of the vessels to the higher of the fair value less cost to sell and the value in use.

The review for potential impairment indicators and projection of future undiscounted and discounted cash flows related to the vessels is complex and requires the Company to make various estimates including future freight rates, earnings from the vessels and discount rates. All of these items have been historically volatile.

The carrying amounts of TORM's vessels may not represent their fair market value at any point in time as market prices of second-hand vessels to a certain degree tend to fluctuate with changes in charter rates and the cost of newbuildings. However, if the estimated future cash flow or related assumptions in the future experience change, an impairment of vessels may be required.

There were no impairments of vessels recorded in 2007 or 2008.

Tax
All significant Danish entities within the Group entered the Danish tonnage taxation scheme with effect from 1 January 2001 and have filed tax returns for 2001 to 2007. The assessment of the tax returns by the tax authorities has not yet been completed for 2005 to 2007 and TORM has filed a complaint regarding the assessments for the years 2001 to 2004. The tax regulations are highly complex, and while the Group aims to ensure the estimates of tax assets and liabilities that it records are accurate, there may be instances where the process of agreeing the tax liabilities with the tax authorities could require adjustments to be made to estimates previously recorded.

It is the Group's assessment that there is uncertainty as to the estimate of taxes payable as of 31 December 2008 due to the lack of precedents that have interpreted the tonnage tax regulation. The estimate is based on scenario analyses and discussions with the tax authorities, tax advisors and industry organizations, and the uncertainty primarily relates to the split of the activities between income and expenses from shipping related activities, which are taxed under the tonnage tax scheme, and income and expenses from other activities, which are not taxed under the tonnage tax scheme.

70

USD million

NOTE 3	Tanker	Bulk	Not allocated	Total 2008
CONSOLIDATED SEGMENT INFORMATION				
INCOME STATEMENT				
Revenue	923.2	260.4	0.0	1,183.6
Port expenses, bunkers and commissions	-252.2	-11.9	0.0	-264.1
Freight and bunkers derivatives	-13.6	0.0	0.0	-13.6
Time charter equivalent earnings	657.4	248.5	0.0	905.9
Charter hire	-133.8	-60.0	0.0	-193.8
Operating expenses	-160.0	-14.3	0.0	-174.3
Gross profit (Net earnings from shipping activities)	363.6	174.2	0.0	537.8
Profit/(loss) from sale of vessels	30.6	52.2	0.0	82.8
Administrative expenses	-82.6	-7.3	0.0	-89.9
Other operating income	14.4	0.1	0.0	14.5
Share of results of jointly controlled entities	8.0	0.0	19.1	27.1
EBITDA	334.0	219.2	19.1	572.3
Depreciation and impairment losses	-118.7	-7.3	0.0	-126.0
Operating profit	215.3	211.9	19.1	446.3
Financial items, net			-86.2	-86.2
Profit/(loss) before tax			-67.1	360.1
Tax expenses			1.3	1.3
Net profit/(loss) for the year			-65.8	361.4
BALANCE SHEET				
Total non-current assets	2,542.9	199.0	171.3	2,913.2
Total assets	2,762.1	209.2	346.1	3,317.4
Total liabilities	177.0	7.8	1,853.6	2,038.4
OTHER INFORMATION				
Additions to intangible assets and tangible fixed assets	309.1	68.7	0.0	377.8
Impairment losses recognized in the income statement	0.0	0.0	0.0	0.0
Reversal of impairment losses recognized in the income statement	0.0	0.0	0.0	0.0
Investments in jointly controlled entities	7.8	0.0	122.7	130.5

The activity that TORM owns in a 50/50 joint venture with Teekay and the 50% ownership of FR8 Holding Pte. Ltd. is included in "Not allocated".

During the year, there have been no transactions between the Tanker and the Bulk segments, and therefore all the revenue derives from external customers.

71

NOTES

USD million

NOTE 3, continued	Tanker	Bulk	Not allocated	Total 2007
CONSOLIDATED SEGMENT INFORMATION				
INCOME STATEMENT				
Revenue	639.3	134.3	0.0	773.6
Port expenses, bunkers and commissions	-165.9	-6.3	0.0	-172.2
Freight and bunkers derivatives	2.9	0.0	0.0	2.9
Time charter equivalent earnings	476.3	128.0	0.0	604.3
Charter hire	-95.9	-59.0	0.0	-154.9
Operating expenses	-105.1	-10.4	0.0	-115.5
Gross profit (Net earnings from shipping activities)	275.3	58.6	0.0	333.9
Profit/(loss) from sale of vessels	0.0	0.0	0.0	0.0
Administrative expenses	-47.8	-7.2	0.0	-55.0
Other operating income	15.2	0.0	0.0	15.2
Share of results of jointly controlled entities	3.4	0.0	-9.4	-6.0
EBITDA	246.1	51.4	-9.4	288.1
Depreciation and impairment losses	-82.6	-6.5	0.0	-89.1
Operating profit	163.5	44.9	-9.4	199.0
Financial items, net			605.2	605.2
Profit/(loss) before tax			595.8	804.2
Tax expenses			-12.5	-12.5
Net profit/(loss) for the year			583.3	791.7
BALANCE SHEET				
Total non-current assets	2,431.8	154.3	116.9	2,703.0
Total assets	2,560.7	155.7	242.5	2,958.9
Total liabilities	136.7	3.5	1,737.4	1,877.6
OTHER INFORMATION				
Additions to intangible assets and tangible fixed assets	1,243.5	72.2	0.0	1,315.7
Impairment losses recognized in the income statement	0.0	0.0	0.0	0.0
Reversal of impairment losses recognized in the income statement	0.0	0.0	0.0	0.0
Investments in jointly controlled entities	3.9	0.0	-7.4	-3.5

During the year, there have been no transactions between the Tanker og the Bulk segments, and therefore all the revenue derives from external customers.

USD million

NOTE 4	2008	2007
STAFF COSTS		
Total staff costs		
Staff costs included in operating expenses	22.2	15.2
Staff costs included in administrative expenses	59.1	39.0
Total	81.3	54.2
Staff costs comprise the following		
Wages and salaries	66.7	47.7
Share-based compensation	8.9	2.3
Pension costs	4.5	3.3
Other social security costs	1.2	0.9
Total	81.3	54.2

72

USD '000

NOTE 4, continued

Hereof remuneration to the Board of Directors and salaries to the Management:

2008	Board remuneration	Committee remuneration	Total short-term benefits
Niels Erik Nielsen	196	10	206
Christian Frigast	128	20	148
Peter Abildgaard	79	0	79
Lennart Arrias	79	0	79
Margrethe Bligaard	79	0	79
Bo Jagd (appointed on 22 April 2008)	54	7	61
Gabriel Panayotides	79	0	79
E. Michael Steimler (appointed on 22 April 2008)	54	0	54
Stefanos-Niko Zouvelos	79	7	86
Total for 2008	827	44	871

	Short-term benefits				
2008	Salaries	Bonus	Pension	Share-based compensation	Total
Klaus Kjærulff (1 January - 30 September 2008)	914	2,356	88	948	4,306
Mikael Skov	904	1,325	88	581	2,898
Roland M. Andersen (started on 26 May 2008)	430	293	40	9	772
Total for 2008	2,248	3,974	216	1,538	7,976

2007	Board remuneration	Committee remuneration	Total short-term benefits
Niels Erik Nielsen	138	18	156
Christian Frigast	92	18	110
Peter Abildgaard (appointed on 17 April 2007)	39	0	39
Lennart Arrias	55	0	55
Margrethe Bligaard (appointed on 17 April 2007)	39	0	39
Ditlev Engel (resigned on 29 June 2007)	28	0	28
Peder Mouridsen (resigned on 17 April 2007)	16	0	16
Gabriel Panayotides	55	0	55
Stefanos-Niko Zouvelos	55	0	55
Total for 2007	517	36	553

	Short-term benefits				
2007	Salaries	Bonus	Pension	Share-based compensation	Total
Klaus Kjærulff	1,036	2,341	100	326	3,803
Mikael Skov	549	1,217	53	210	2,029
Total for 2007	1,585	3,558	153	536	5,832

Employee information

The average number of staff in the Group in the financial year was 557 (2007: 439).
The majority of the staff on vessels are not employed by TORM.
The members of Management are, in the event of termination by the Company, entitled to a severance payment of up to 24 months' salary.

The pension age for members of Management is 62.

In September 2008, Klaus Kjærulff entered into an agreement to terminate his employment as CEO with TORM, and in this connection a provision for termination benefit of USD 4.9 million has been recognized and expensed in the income statement.

73

NOTES

NOTE 4, continued

INCENTIVE SCHEME FOR MANAGEMENT AND EMPLOYEES

In 2007, an Incentive Scheme was established for all land-based employees and officers employed on permanent contracts (apart from trainees, apprentices and cadets) that are directly employed in A/S Dampskibsselskabet TORM. The Board of Directors is not included in the programme. The Programme covers the financial years of 2007, 2008 and 2009. The programme consists of both bonuses and share options.

Bonus

The bonus will be awarded based on TORM achieving a calculated RoIC (Return on Invested Capital) in each financial year compared to each year's budgeted RoIC. 75% of the achieved bonus will be paid in cash and 25% in shares, which the employee will own provided that the employee is still employed by the Company after a period of two years. The number of shares granted to the employee will depend on the market price for the TORM share when TORM's annual report for the grant year is published. The individual employee's share of the bonus will be based partly on the individual's salary and partly on the evaluation of the individual's performance. The employee will receive the bonus after the publication of TORM's annual report. For the financial year 2008, the total value of the bonus under this programme amounts to USD 18.7 million (2007: USD 10.5 million), of which USD 14.6 million (2007: USD 8.2 million) has been recognized as an expense in the income statement in 2008. Of the USD 14.6 million (2007: USD 8.2 million) USD 0.6 million (2007: USD 0.3 million) relates to shares and USD 14.0 million (2007: USD 7.9 million) relates to cash bonus. The remaining part of the total value of the bonus will be amortized and expensed over the period 2009-2011. From the total value of the bonus programme for 2008 USD 4.7 million (2007: USD 2.5 million) relates to shares. The number of granted shares for 2007 amounts to 106,622 shares of which 3,179 are forfeited. An expense of USD 1.0 million relating to the amortization of shares for 2007 has furthermore been recognized in the income statement for 2008.

Share options

The number of share options granted during the financial year 2008 is 1,087,362 (2007: 1,087,362 share options) of which 24,952 are forfeited. In 2008 40,267 (2007: 4,706 share options) of the share options granted in 2007 are forfeited. Each share option gives the employee the right to acquire one TORM share of a nominal value of DKK 5. It is presumed that an equivalent total of share options will be issued in 2009. The share options can only be settled in shares. The Company's holding of treasury shares covers the share option programme.

The share options consist if 2 elements:
50% of the share options are granted with a fixed exercise price (standard options). For the share options granted in 2007, the price is DKK 151.5 per share, and for the following years, DKK 162.5 and DKK 173.5 respectively after adjustment for the extraordinary dividend paid out in September 2007.

50% of the share options are granted with an exercise price that is determined ultimately with the publication of TORM's annual report after a three year period, i.e. for the grant for 2008, in March 2011. The exercise price is determined by the relative development in TORM's share price in relation to a defined peer group (peer group options). If the TORM share develops relatively better than the peer group, the share options will have a value.

All share options can be exercised after three years from grant and should be at the latest exercised three years later, however observing the rules about insider trading. For the 2008 grant, share options can be exercised after the publication of the annual report for 2010, in March 2011, and shall be exercised by March 2014 at the latest, whereas the options granted in 2007 can be exercised after the publication of the annual report for 2009 in March 2010 and shall be exercised by March 2013 at the latest. The share options will be in accordance with Danish law and continued employment in the Company until the share options have vested is a condition. In 2008, an expense of USD 7.3 million (2007: USD 2.0 million) has been recognized in the income statement regarding share options, of which USD 2.6 million (2007: USD 0.0 million) relates to share options granted in 2008 and USD 4.7 million (2007: USD 2.0 million) relates to share options granted in 2007.

The market value of the share options granted in 2008 is based on the Black-Scholes and Monte Carlo models and calculated at USD 7.6 million (2007: USD 10.9 million) as per the grant date.

The key assumptions for the calculation of the market value based on the Black-Scholes and Monte Carlo models are:

- The share price at the measurement date is estimated at DKK 140.0 per share (2007 grant: DKK 202.25) based on the share price at OMX The Nordic Exchange as per 31 March 2008 (2007 grant: 9 August 2007).
- The exercise price (before adjustment for extraordinary dividends) is DKK 190 per share (2007 grant: DKK 179).
- The exercise price will be adjusted for extraordinary TORM dividends. In 2007, an extraordinary dividend of DKK 27.5 per share was paid.
- The expected dividend rate is estimated at 3% (2007 grant: 3%) of the equity per annum.
- The volatility on the TORM share is estimated based on the Company's historical volatility and was estimated at 34.9% (2007: 36%) and for the peer group at 26% (2007 grant: 22%).
- The risk free interest rate based upon expiry of the options is 3.80% (2007 grant: 4,46%).
- The options are on average held for a period of 4.46 year (2007 grant: 4,1 year).
- The correlation rate between peer group and TORM is 92.5% (2007 grant: 92.5%), based on the correlation on the yearly return for the historical share prices during the last ten years.

74

NOTE 4, continued

Changes in outstanding share options are as follows:

Number of share options	Total options 2008	Options allocation per year 2008	Options allocation per year 2007
Share option programme - 2007 to 2009			
Management			
Granted	528,358	200,009	328,349
Transferred to resigned employees	-400,018	-200,009	-200,009
Exercised	0	0	0
Forfeited/expired 2007	0	0	0
Forfeited/expired 2008	0	0	0
Not exercised at 31 December 2008	128,340	0	128,340
Other employees			
Granted	1,606,776	847,763	759,013
Transferred to resigned employees	-109,220	-54,552	-54,668
Exercised	0	0	0
Forfeited/expired 2007	-4,706	0	-4,706
Forfeited/expired 2008	-65,219	-24,952	-40,267
Not exercised at 31 December 2008	1,427,631	768,259	659,372
Resigned employees			
Granted	39,590	39,590	0
Transferred from management and other employees	509,238	254,561	254,677
Exercised	0	0	0
Forfeited/expired 2007	0	0	0
Forfeited/expired 2008	0	0	0
Not exercised at 31 December 2008	548,828	294,151	254,677
Total number of not excercised at 31 December 2008	2,104,799	1,062,410	1,042,389
Hereof:			
Share options with a fixed exercise price	933,342	471,115	462,227
Share options with an exercise price based on peer group	1,171,457	591,295	580,162
Total number of not exercised at 31 December 2007	1,081,533		1,081,533
Total number of share option that can be exercised at 31 December 2008	0	0	0
Total number of share option that can be exercised at 31 December 2007	0	0	0

Minor corrections regarding the options for 2007 have been made compared to the annual report for 2007.

USD million

NOTE 5	2008	2007
Remuneration to the auditor appointed at the Annual General Meeting		
Deloitte		
Audit fees	0.6	0.6
Audit related fees	0.2	0.2
Tax related fees	0.2	0.0
Fees for other services	0.3	0.1
Total fees	1.3	0.9

75

NOTES

USD million

NOTE 6	2008	2007
OTHER INVESTMENTS		
Cost:		
Balance at 1 January	3.7	64.5
Additions	17.7	0.1
Disposals	-14.9	-60.9
Balance at 31 December	6.5	3.7
Value adjustment:		
Balance at 1 January	7.3	579.9
Exchange rate adjustment	-0.3	2.4
Value adjustment for the year	-4.5	68.3
Disposals	-2.6	-643.3
Balance at 31 December	-0.1	7.3
Carrying amount at 31 December	6.4	11.0
Hereof listed	3.5	7.8
Hereof unlisted	2.9	3.2

USD million

NOTE 7	Goodwill	Other intangible assets	Total
INTANGIBLE ASSETS			
Cost:			
Balance at 1 January 2007	0.0	0.0	0.0
Exchange rate adjustment	0.0	0.0	0.0
Additions	0.0	0.0	0.0
Additions through business combination	89.2	13.4	102.6
Disposals	0.0	0.0	0.0
Transferred to/from other items	0.0	0.0	0.0
Balance at 31 December 2007	89.2	13.4	102.6
Depreciation and impairment losses:			
Balance at 1 January 2007	0.0	0.0	0.0
Exchange rate adjustment	0.0	0.0	0.0
Reversal of impairment losses	0.0	0.0	0.0
Depreciation and impairment losses for the year	0.0	5.9	5.9
Balance at 31 December 2007	0.0	5.9	5.9
Carrying amount at 31 December 2007	89.2	7.5	96.7

76

USD million

NOTE 7. continued	Goodwill	Other intangible assets	Total
Cost:			
Balance at 1 January 2008	89.2	13.4	102.6
Exchange rate adjustment	0.0	0.0	0.0
Additions	0.0	0.0	0.0
Additions through business combination	0.0	0.0	0.0
Disposals	0.0	-10.7	-10.7
Transferred to/from other items	0.0	0.0	0.0
Balance at 31 December 2008	89.2	2.7	91.9
Depreciation and impairment losses			
Balance at 1 January 2008	0.0	5.9	5.9
Exchange rate adjustment	0.0	0.0	0.0
Disposal	0.0	-10.7	-10.7
Reversal of impairment losses	0.0	0.0	0.0
Depreciation and impairment losses for the year	0.0	5.1	5.1
Balance at 31 December 2008	0.0	0.3	0.3
Carrying amount at 31 December 2008	89.2	2.4	91.6

IMPAIRMENT TESTING OF GOODWILL

Goodwill with a carrying amount of USD 89.2 million was acquired in the acquisition of OMI in 2007 and has been allocated to the Tanker Division.

As at 31 December 2008, the Company assessed the recoverable amount of the Tanker Division and determined that the Tanker Division and the allocated goodwill was not impaired.

The recoverable amount of the Tanker Division was determined based on a value in use calculation over the life of the vessels which uses 5-year cash flow projections based on financial budgets approved by the Board of Directors and a discount rate of 9.0% per annum.

The recoverable amount of the Tanker Division is almost entirely dependent on the development in the freight rates in the product tanker market which are very volatile. Management believes that even significant short-term, i.e. one to two years, reductions in freight rates would not cause the aggregate carrying amount to exceed the aggregate recoverable amount of the Tanker Division. However, should a permanent downwards shift in the freight rate levels in excess of 6-10% occur, the aggregate carrying amount might exceed the aggregate recoverable amount of the Tanker Division and impairment of goodwill might become relevant.

The key assumptions used in the value at use calculation are as follows:

- The cash flows are based on know tonnage in the budget period only. Additions or sales of tonnage are not factored in as the timing and effect of such transactions is highly uncertain. However, additions will only be made if Management expects to achieve a return in excess of the discount rate applied in the impairment test and sales would improve the cash flows.
- The product tankers are expected to generate normal income for at least 25 years. Given the current age profile of the tanker fleet, the remaing life would be at least 20 years.
- Freight rate estimates are based on the extensive experience and knowledge of the market embedded in the Tanker Division. From 2012 onwards the freight rates are expected to increase by 1.5% per year.
- Operating expenses and administrative expenses are estimated based on experience and knowledge of the market as well as plans and initiatives outlined in the operating budgets and are thereafter expected to increase by 3% per year.

Management believes these key assumptions to be reasonably probable.

77

NOTES

USD million

NOTE 8

	Land and buildings	Vessels and capitalized dry-docking	Prepay-ment on vessels	Other plant and operating equipment	Total
TANGIBLE FIXED ASSETS					
Cost:					
Balance at 1 January 2007	0.5	1,284.1	169.2	8.3	1,462.1
Additions	1.7	38.4	208.0	2.9	251.0
Additions through business combination	2.2	958.6	0.0	1.3	962.1
Disposals	0.0	-5.8	0.0	-0.5	-6.3
Transferred to/from other items	0.0	117.8	-117.8	0.0	0.0
Balance at 31 December 2007	4.4	2,393.1	259.4	12.0	2,668.9
Depreciation and impairment losses:					
Balance at 1 January 2007	0.1	147.7	0.0	4.7	152.5
Disposals	0.0	-5.8	0.0	-0.3	-6.1
Depreciation for the year	0.1	81.4	0.0	1.7	83.2
Balance at 31 December 2007	0.2	223.3	0.0	6.1	229.6
Carrying amount at 31 December 2007	4.2	2,169.8	259.4	5.9	2,439.3
Hereof finance leases	0.0	0.0	0.0	0.0	0.0
Hereof financial expenses included in cost	0.0	1.8	0.9	0.0	2.7
Cost:					
Balance at 1 January 2008	4.4	2,393.1	259.4	12.0	2,668.9
Exchange rate adjustment	-0.5	0.0	0.0	0.0	-0.5
Additions	0.1	93.4	277.5	6.8	377.8
Disposals	0.0	-99.9	0.0	-0.8	-100.7
Transferred to/from other items	0.0	264.2	-264.2	0.0	0.0
Balance at 31 December 2008	4.0	2,650.8	272.7	18.0	2,945.5
Depreciation and impairment losses:					
Balance at 1 January 2008	0.2	223.3	0.0	6.1	229.6
Exchange rate adjustment	0.0	0.0	0.0	0.3	0.3
Disposals	0.0	-16.4	0.0	-0.5	-16.9
Depreciation for the year	0.1	118.0	0.0	2.9	121.0
Balance at 31 December 2008	0.3	324.9	0.0	8.8	334.0
Carrying amount at 31 December 2008	3.7	2,325.9	272.7	9.2	2,611.5
Hereof finance leases	0.0	0.0	0.0	0.0	0.0
Hereof financial expenses included in cost	0.0	2.3	0.8	0.0	3.1

Included in the carrying amount for vessels and capitalized dry-docking are capitalized dry-docking costs in the amount of USD 35.6 million (2007: USD 27.1 million). For information on assets used as collateral security, please refer to note 17.

In all material aspects the depreciations under Other plant and operating equipment of USD 2.9 million relate to administration (2007: USD 1.7 million).

78

USD million

NOTE 9

	2008	2007
FINANCIAL ITEMS		
Financial income		
Interest income from cash and cash equivalents	7.3	21.4
Gain on other investments (available-for-sale)	2.6	643.3
Dividends	1.3	1.3
Exchange rate adjustments inclusive net gains from forward exchange rate contracts	5.0	15.1
	16.2	681.1
Financial expenses		
Interest expenses on mortgage and bank debt	79.7	68.3
Fair value adjustments on derivative financial instruments	14.7	5.4
Other financial expenses	8.5	3.0
Hereof included in the cost of tangible fixed assets	-0.5	-0.8
	102.4	75.9
Total financial items	-86.2	605.2

USD million

NOTE 10

	2008	2007
FREIGHT RECEIVABLES, ETC.		

Analysis as at 31 December of freight receivables, etc.:

	2008	2007
FREIGHT RECEIVABLES, ETC.		
Neither past due nor impaired	57.3	53.2
Due < 180 days*)	59.0	29.9
Due > 180 days	3.9	6.8
Total freight receivables, etc.	120.2	89.9

*) Hereof USD 45.5 million have been due for less than 30 days at 31 December 2008.

As at 31 December 2008, freight receivables, etc. include receivables at a value of USD 0.1 million (2007: USD 1.5 million), that is individually determined to be impaired to a value of USD 0.0 million (2007: USD 0.6 million).

Movements in the provision for impairment of freight receivables, etc. during the year are as follows:

	2008	2007
PROVISION FOR IMPAIRMENT OF FREIGHT RECEIVABLES, ETC.		
Balance at 1 January	0.9	0.9
Provisions for the year	0.0	0.0
Provisions reversed during the year	-0.1	0.0
Provisions utilized during the year	-0.7	0.0
Balance at 31 December	0.1	0.9

Provision for impairment of freight receivables, etc. has been recognized in the income statement under administrative expenses. The provision is based on an individual assessment of each individual receivable.

79

NOTES

USD million

NOTE 11	2008	2007
OTHER RECEIVABLES		
Partners and commercial management	8.4	4.1
Derivative financial instruments	27.0	13.9
Receivables at joint ventures	22.0	10.9
Tax receivables	1.7	1.2
Miscellaneous, including items related to shipping activities	12.9	6.9
Other receivables	72.0	37.0

USD million

NOTE 12	2008	2007
TAX EXPENSES		
Current tax for the year	-3.0	-15.8
Adjustments related to previous years	3.8	-3.8
Adjustment of deferred tax	0.5	7.1
Tax expenses	1.3	-12.5
RECONCILIATION OF THE EFFECTIVE CORPORATION TAX RATE FOR THE YEAR		
Corporation tax rate in Denmark	25.0%	25.0%
Differences in tax rates, foreign subsidiaries	-7.8%	-0.7%
Differences in tax rates, foreign jointly controlled entities	-1.3%	0.3%
Adjustment of tax related to previous years	-1.0%	0.5%
Change in deferred tax due to reduction of Danish corporation tax from 28% to 25%	0.0%	-0.8%
Effect from the tonnage tax scheme	-15.3%	-22.7%
Effective corporate tax rate	-0.4%	1.6%

The Company participates in the tonnage tax scheme in Denmark. Participation in the tonnage tax scheme is binding until 31 December 2010.

Under the Danish tonnage tax scheme, the income and expenses from shipping activities are not subject to direct taxation. Instead the taxable income is calculated from:

- The net tonnage of the vessels used to generate the income from shipping activities.
- A rate applicable to the specific net tonnage of the vessel based on a sliding scale.
- The number of days the vessels are used during the year.

The Company expects to participate in the tonnage tax scheme after the binding period and at a minimum to maintain its current investing and activity level.

Payment of dividends to the shareholders of A/S Dampskibsselskabet TORM has no tax consequences for the Company.

USD million

	2008	2007
DEFERRED TAX		
Balance at 1 January	55.6	62.8
Reduction of Danish corporation tax from 28% to 25%	0.0	-6.7
Deferred tax for the year	-0.5	-0.5
Balance at 31 December	55.1	55.6

Essentially all deferred tax relates to vessels included in the transition account under the Danish tonnage tax scheme.

80

USD million

NOTE 13	**2008** Number of shares million	2007 Number of shares million	**2008** Nominal value DKK million	2007 Nominal value DKK million
COMMON SHARES				
Balance at 1 January	72.8	36.4	364.0	364.0
Share split	-	36.4	-	-
Balance at 31 December	72.8	72.8	364.0	364.0

The common shares consist of 72.8 million shares at a denomination of DKK 5 per share. No shares carry special rights. All issued shares are fully paid.

In May 2007, the denomination of the Company's shares was changed from DKK 10 per share to DKK 5 per share. The nominal value of the Company's common shares remained unchanged DKK 364.0 million, whereas the number of shares was changed from 36.4 million shares of DKK 10 each to 72.8 million shares of DKK 5 each.

In May 2004, the Company increased the share capital from nominally DKK 182.0 million to nominally DKK 364.0 million through the issue of 18.2 million bonus shares of DKK 10 each. The bonus shares were allotted to the Company's existing shareholders at the ratio of 1:1. Beyond this, no changes have been made to the share capital within the last five years.

	2008 Number of shares (1,000)	2007 Number of shares (1,000)	**2008** Nominal value DKK million	2007 Nominal value DKK million	**2008** % of share capital	2007 % of share capital
TREASURY SHARES*)						
Balance at 1 January	3,556.4	3,556.4	17.8	17.8	4.9	4.9
Purchase	0.0	0.0	0.0	0.0	0.0	0.0
Sale	0.0	0.0	0.0	0.0	0.0	0.0
Share options exercised	0.0	0.0	0.0	0.0	0.0	0.0
Balance at 31 December	3,556.4	3,556.4	17.8	17.8	4.9	4.9

*) The figures in the table above and the description below are adjusted to reflect the share split in May 2007.

At 31 December 2008, the Company's holding of treasury shares represented 3,556,364 shares (2007: 3,556,364 shares) at a denomination of DKK 5 per share with a total nominal value of USD 3.4 million (2007: USD 3.5 million) and a market value of USD 37.4 million (2007: USD 124.9 million). The retained shares equate to 4.9% (2007: 4.9%) of the Company's common shares.

Total consideration in respect of the purchase of treasury shares was USD 0.0 million (2007: USD 0.0 million), and for the sale of shares it was USD 0.0 million (2007: USD 0.0 million). The holding of treasury shares is held as a hedge of the Company's share option programme.

USD million

NOTE 14	**2008**	2007
DEFERRED INCOME		
Prepaid charter hire	0.1	3.4
Other	0.8	0.5
	0.9	3.9

81

NOTES

USD million

NOTE 15	**2008**	2007
MORTGAGE DEBT AND BANK LOANS		
To be repaid as follows:		
Falling due within one year	212.4	768.7
Falling due between one and two years	129.7	139.1
Falling due between two and three years	173.2	69.1
Falling due between three and four years	168.3	112.6
Falling due between four and five years	452.8	107.7
Falling due after five years	581.8	456.1
	1,718.2	1,653.3

The presented amounts to be repaid are adjusted by directly related costs arising from the issuing of the loans by USD 4.8 million (2007: USD 3.2 million), which are amortized over the term of the loans.

	Maturity	Fixed/ floating	**2008** Effective interest	2007 Effective interest	**2008** Fair value	2007 Fair value
LOAN						
USD	2008	Floating	-	4.6%	-	700.0
USD	2009	Floating	4.0%	4.6%	82.7	70.0
USD	2011	Fixed	4.4%	4.4%	56.2	92.5
USD	2012	Floating	-	5.2%	-	16.7
USD	2012	Fixed	4.4%	4.4%	59.9	32.1
USD	2013	Fixed	4.4%	-	33.5	-
USD	2013	Floating	3.9%	-	528.1	-
USD	2014	Floating	4.3%	5.1%	251.9	328.9
USD	2015	Floating	4.0%	5.0%	222.5	190.3
USD	2016	Floating	3.8%	4.7%	488.2	226.0
Weighted average effective interest rate			4.0%	4.7%		
Fair value					1,723.0	1,656.5

The Group has an early settlement option to repay the loans.
Part of the loans with floating interest rate have been swapped to fixed interest rate. Please refer to note 23 for further information on interest rate swaps.
Certain of TORM's loan agreements contain minimum requirements to the liquidity and solvency of TORM and other restrictions, which may limit TORM's ability to:
- Enter into mergers or corporate restructurings or effect material divestments, if such would be materially adverse to the company;
- Materially change the operations or purpose of the company.

As of 31 December 2008, TORM complies with these minimum requirements and restrictive covenants. Based on TORM's expected future cash flow, investment programmes, etc. TORM expects to comply with the requirements and covenants until the maturity of the loan agreements.

Please refer to the section 'Managing risk and exposure' and note 24 for further information on financial risks.

USD million

NOTE 16	**2008**	2007
OTHER LIABILITIES		
Partners and commercial managements	3.7	1.0
Accrued operating expenses	15.2	6.3
Accrued interest	8.7	11.0
Wages and social expenses	30.9	13.5
Derivative financial instruments	106.0	4.7
Payables to joint ventures	3.2	5.8
Tax payables, etc.	7.8	0.2
Miscellaneous, including items related to shipping activities	4.3	1.6
	179.8	44.1

82

USD million

NOTE 17	2008	2007
COLLATERAL SECURITY		
Collateral security for mortgage debt and bank loans:		
Vessels	1,723.0	956.5
	1,723.0	956.5

The total carrying amount for vessels that have been provided as security amounts to USD 1,929 million as at 31 December 2008 (2007: USD 1,033 mill.).

USD million

NOTE 18	2008	2007
GUARANTEE AND CONTINGENT LIABILITIES		
Guarantee liabilities	0.0	0.0

The guarantee liability for the Group is less than USD 0.1 million and relates to guarantee liabilities to the Danish Shipowners' Association.

USD million

NOTE 19	2008	2007
CONTRACTUAL LIABILITIES - AS LESSEE (operating leases)		
Charter hire for vessels on time charter (incl. vessels not delivered):		
Falling due within one year	230.5	177.6
Falling due between one and two years	230.3	181.8
Falling due between two and three years	205.3	147.9
Falling due between three and four years	184.4	131.6
Falling due between four and five years	167.0	120.0
Falling due after five years	351.3	397.8
	1,368.8	1,156.7
Average period until redelivery (year)	3.9	4.1

Leases have been entered into with a mutually non-cancelable lease period of up to eight years. Certain leases include an option to renew for one or two additional years at a time for up to three years and/or a purchase option. Exercise of the purchase option on the individual vessel is based on an individual assessment. Certain leases include a profit sharing element implying that the actual charter hire may be higher.

	2008	2007
Newbuilding installments and exercised purchase options (purchase obligations):		
Falling due within one year	277.6	264.4
Falling due between one and two years	261.0	222.3
Falling due between two and three years	111.1	207.2
Falling due between three and four years	58.6	37.8
Falling due between four and five years	0.0	0.0
Falling due after five years	0.0	0.0
	708.3	731.7
Other operating leases:		
Falling due within one year	6.8	3.1
Falling due between one and two years	7.7	3.0
Falling due between two and three years	7.6	2.7
Falling due between three and four years	7.4	2.4
Falling due between four and five years	7.6	2.0
Falling due after five years	8.8	2.1
	45.9	15.3

Other operating leases primarily consist of contracts regarding office spaces, cars and apartments as well as IT-related contracts.
During the year, charter hire expenses have been recognized in the income statement by USD 193.8 million (2007: USD 154.9 million) of which USD 9.1 million (2007: USD 4.2 million) relate to profit sharing elements. Other operating lease expenses have been recognized in the income statement by USD 5.4 million (2007: USD 3.3 mill.).

83

NOTES

USD million

NOTE 19. continued	2008	2007
CONTRACTUAL LIABILITIES - AS LESSOR (operating leases)		
Charter hire income for vessels on time charter and bareboat charter (incl. vessels not delivered):		
Falling due within one year	256.7	362.6
Falling due between one and two years	159.5	151.2
Falling due between two and three years	34.0	39.1
Falling due between three and four years	11.0	13.7
Falling due between four and five years	5.8	9.3
Falling due after five years	2.8	8.6
	469.8	584.5
Average period until redelivery (year)	1.1	1.3

Certain leases include a profit sharing element implying that the actual charter hire income may be lower.

Charter hire income for vessels on time charter and bareboat charter is recognized under revenue.

NEWBUILDING CONTRACTS

As at 31 December 2008, TORM had contracted 20 newbuildings (2007: 20 newbuildings) to be delivered during 2009-2012. For all 20 vessels the total outstanding contractual commitment amounted to USD 686 million as at 31 December 2008 (2007: USD 708 million). In addition, TORM called an option in 2008 to acquire one Panamax bulk carrier on time charter built in 2005, which will be delivered in the 1st quarter of 2009. The contractual liability relating to this vessel amounted to USD 22 million as at 31 December 2008. In 2007, TORM called an option to acquire one Panamax bulk carrier built in 2004 and to be delivered in 2008. As at 31 December 2007, the contractual liability relating to this vessel amounted to USD 23 million.

NOTE 20

TIME CHARTER CONTRACTS

As at 31 December 2008, TORM had entered into the following time charter contracts as lessee:

Year/ Vessel type	Number of operating days	Average daily freight rates USD	Year/ Vessel type	Number of operating days	Average daily freight rates USD
2009:			**2014:**		
LR2	537	25,459	LR1	1,982	24,000
LR1	4,177	20,524	MR	2,190	16,155
MR	2,719	17,105	Panamax	3,697	15,922
SR	700	22,500	**2015:**		
Panamax	3,541	16,409	MR	1,989	16,201
2010:			Panamax	3,296	16,016
LR2	380	24,615	**2016:**		
LR1	4,882	22,137	MR	394	16,072
MR	3,285	17,272	Panamax	2,053	16,369
SR	30	22,500	**2017:**		
Panamax	3,296	15,442	MR	288	15,900
2011:			Panamax	1,825	16,476
LR1	4,228	22,620	**2018:**		
MR	3,254	17,177	Panamax	1,551	16,767
Panamax	3,468	15,514	**2019:**		
2012:			Panamax	730	17,450
LR1	3,376	22,818	**2020:**		
MR	2,672	16,426	Panamax	639	17,450
Panamax	4,015	15,810			
2013:					
LR1	2,433	23,666			
MR	2,657	16,424			
Panamax	4,213	16,170			

The above-mentioned time charter contracts are included in the contractual liabilities in note 19. The note above does not include two bareboat contracts which expire mid 2010 fixed at an average daily freight rate of USD 14,750, which is included in note 19.

84

USD million

NOTE 21

PURCHASE OPTIONS ON VESSELS

As at 31 December 2008, TORM had the following purchase options on vessels:

Exercise year/ Vessel type	Number of vessels	Average age of vessels, years	Average option exercise price as at 31 Dec. 2008 USD million
2009:			
LR1 *)	0.5	3	34.5
Panamax	1	3	28.9
Panamax **)	2	1	48.0
2011:			
LR1 *)	0.5	5	31.6
Panamax	1	3	36.1
2012:			
MR ***)	1	3	38.4
Panamax	1	3	33.3
2013:			
Panamax	3	4.33	38.2
2014:			
MR	1	5	40.2
Panamax	1	5	45.0
2015:			
Panamax	1	5	44.4
2016:			
Panamax	1	5	49.9
2017:			
Panamax	2	5	49.4
2018:			
Panamax	1	7	49.9

As at 31 December 2007, TORM had purchase options on 19 vessels.

*) TORM holds 50% of the purchase option on the vessel.

**) Each option can be exercised if the market price for the vessel exceeds the option price by minimum USD 2 million. There is a 50/50 profit sharing on the difference between the market price and the option price.

***) The stated option price is the minimum option price for the vessel. There is a 50/50 profit sharing on the difference between the market price and the option price.

85

NOTES

USD million

NOTE 22

ACQUIRED TIME CHARTER CONTRACTS

The Comany has under a business combination acquired some time charter contracts which have been measured at fair value and recognized as a liability as of the acquisition date. This liability is amortized over the life of the underlying time charter contract and is recognized as income under Revenue.

The table below shows the amortization:

	2008	2007
AMORTIZATION OF ACQUIRED TIME CHARTER CONTRACTS		
Amortization within one year	11.1	17.4
Amortization between one and two years	3.8	11.0
Amortization between two and three years	0.1	3.7
Amortization between three and four years	0.0	0.0
Amortization between four and five years	0.0	0.0
Amortization after five years	0.0	0.0
	15.0	32.1

During the year, amortization of acquired time charter contracts have been recognized as an income by USD 17,4 million (2007: USD 13,7 million).

USD million

NOTE 23

DERIVATIVE FINANCIAL INSTRUMENTS

The table below shows the fair value of the derivative financial instruments:

	Fair value at 31 Dec. 2008	Fair value at 31 Dec. 2007
Hedge accounting		
cash flows:		
Derivative financial instruments regarding interest rate, currency exchange rate and shares:		
Forward exchange rate contracts	-0.2	0.0
Interest rate swaps	-6.3	-0.6
Derivative financial instruments regarding freight and bunkers:		
Bunker hedge	-44.0	3.3
Forward Freight Agreements	16.7	6.0
Non hedge accounting:		
Derivative financial instruments regarding interest rate, currency exchange rate and shares:		
Forward exchange rate contracts	-0.1	1.7
Forward rate agreement	0.0	-0.2
Interest rate swaps	-32.3	-2.0
Currency options	0.0	-0.3
Forward to buy shares	0.0	-0.3
Derivative financial instruments regarding freight and bunkers:		
Bunker hedge	0.9	-1.4
Forward Freight Agreements	0.6	2.0
Derivative financial instruments regarding options on vessels:		
Right to share of gain on purchase options on vessels	41.7	46.0
Acquired liabilities related to options on vessels	-10.7	-31.6
	-33.7	22.6

86

USD million

NOTE 23, continued

The table below shows realized amounts as well as fair value adjustments regarding derivative financial instruments recognized in the income statement and equity in 2008 and 2007:

	Income statement				
	Revenue	Port expenses, bunkers and commissions	Freight and bunker derivatives	Financial items	Equity hedging reserves
Bunker hedge	-	-2.8	0.9	-	-47.3
Forward Freight Agreements	-10.9	-	-14.5	-	10.7
Forward exchange rate contracts	-	-	-	-3.5	1.0
Forward rate agreement	-	-	-	-	-0.1
Interest rate swaps	-	-	-	-32.6	-5.7
Currency options	-	-	-	-2.1	-
Forward to buy shares	-	-	-	0.3	-
Acquired liabilities related to options on vessels	-	-	-	10.2	-
Total 2008	-10.9	-2.8	-13.6	-27.7	-41.4
Total 2007	8.8	0.9	2.9	1.9	3.1

Please refer to the section 'Managing risk and exposure' and note 24 for further information on commercial and financial risks.

The forward exchange rate contracts with a fair value of USD -0.2 million (2007: USD 0.0 million) are designated as hedge accounting to hedge a part of TORM's payments in 2009 regarding administrative and operating expenses denominated in DKK.
The interest rate swaps with a fair value of USD -6.3 million (2007: USD -0.6 million) are designated as hedge accounting to hedge a part of TORM's interest payments during the period 2009-2013.
The bunker hedge contracts with a fair value of USD -44.0 million (2007: USD 3.3 million) are designated as hedge accounting to hedge a part of TORM's bunker expenses during 2009.
The Forward Freight Agreements with a fair value of USD 16.7 million (2007: USD 6.0 million) are designated as hedge accounting to hedge a part of TORM's revenue during 2009.
The gains or losses on these contracts will be recognized in the income statement when realized together with the hedged items.

USD million

NOTE 24

FINANCIAL AND COMMERCIAL RISKS

87

NOTES

USD million

NOTE 24. continued

All things being equal, a change in the USD exchange rate of 1% in relation to DKK would result in a change in profit before tax and equity as follows:

SENSITIVITY TO CHANGES IN THE USD/DKK EXCHANGE RATE	2008	2007
Changes at an increase in the USD exchange rate of 1% in relation to DKK:		
Changes in profit before tax	0.9	0.8
Changes in equity	0.1	0.1

At year-end 2007, TORM had forward hedging contracts of USD 55 million against DKK in respect of operating costs for 2008. In 2008, TORM entered into exchange rate contracts for the sale of USD 167 million against DKK and sold USD 8 million spot in order to cover the DKK cash requirements for operating costs and dividends in 2008. As such, in 2008 spot and term exchange contracts for a total of USD 230 million were unwound at an average exchange rate of 5.17 as against the average exchange rate for the year of USD against DKK of 5.09. Furthermore, TORM sold USD 23 million with value in 2009 at an exchange rate of 5.31 against DKK.

In 2007, with settlement in 2008, TORM had entered into an agreement to purchase put-options in the amount of USD 15 million against DKK. With regard to the put-options, TORM can sell USD to the counterpart at an average exchange rate of 5.02 to the DKK. Also in 2007, with settlement in 2008, TORM had entered into an agreement to sell a call-option in the amount of USD 40 million against DKK. With regard to the call-option, TORM is obliged to sell USD to the counterpart at an average exchange rate of 5.50 to the DKK. In 2008, TORM entered into an agreement to buy a call-option of USD 40 million against DKK with the same specifics as the sold call-options.

INTEREST RATE RISK

The Company seeks to the extent possible to ensure that its interest rate hedges qualify for hedge accounting.

All things being equal, a change in the interest rate level of 1% point on the unhedged variable interest debt will result in a change in the interest rate expenses as follows:

USD million

SENSITIVITY TO CHANGES IN INTEREST RATES	2008	2007
Changes at increase in the interest rate level of 1%-point:		
Increase in interest rate expenses	6.8	8.0

TORM's interest bearing USD debt increased from year-end 2007 to year-end 2008 by USD 67 million to USD 1,723 million. Of TORM's mortgage debt in USD with variable interest rates USD 213 million will be due within a 12 months period and USD 927 million after 1 - 5 years. The average effective interest rate is between 1.3% and 5.5%. The portion of the interest swaps hedging the USD mortgage debt with maturity within 1 year was USD 55 million and USD 415 million after 1 - 5 years. The average effective interest rates were between 2.9% and 4.7%. The market value of TORM's interest rate swaps was USD -38.6 million at year-end 2008 (2007: USD -2.6 million). Please refer to note 15 for further details regarding our interest bearing debt.

At year-end, TORM had covered 60% of its total 2009 interest costs at an average rate of 4.1% including margin. For the period 2010-2011, the coverage is 37%. The fixed interest debt has an average period of 3.3 years remaining, expiring between 2009 and 2013.

88

USD million

NOTE 24. continued

MOVEMENT IN BUNKER PRICES

In 2008, TORM covered 18% of its bunker requirements using hedging instruments. As at 31 December 2008, TORM had hedged the price for 12.5% of its bunker requirements in the spot market for 2009, and the total market value of bunker hedge contracts at year-end was USD -43.1 million (2007: 1.9 million) of which the spot market contracts amounted to USD -29.7 million (2007: 0.1 million).

TORM applies hedge accounting to certain bunker hedge contracts. Hedge accounting is applied systematically and is based upon specific policies.

All things being equal, a price change of 1% per ton of bunker oil would lead to the following change in expenditure based on the expected bunker consumption:

SENSITIVITY TO CHANGES IN THE BUNKER PRICES	2008	2007
Changes at increase in the interest rate level of 1%-point:		
Changes in bunkers expenses	1.5	1.4

MOVEMENT IN FREIGHT RATES

All things being equal, a freight rate change of USD/day 1,000 would lead to the following change in profit before tax based on the expected number of earning days for the coming financial year during which the Company's vessels have not already been chartered out at fixed rates:

SENSITIVITY TO CHANGES IN FREIGHT RATES	2008	2007
Changes in freight rates of USD/day 1,000:		
Changes in profit before tax	20.4	14.2

TORM applies hedge accounting to certain FFA contracts. Hedge accounting is applied systematically and is based upon specific policies.

89

USD million

NOTE 25	2008	2007
FINANCIAL INSTRUMENTS		
CATEGORIES OF FINANCIAL ASSETS AND LIABILITIES AS DEFINED IN IAS 39:		
Loans and receivables		
Loans to jointly controlled entities	42.2	110.0
Freight receivables, etc.	120.2	89.9
Other receivables	45.0	22.3
Cash and cash equivalents	168.3	105.0
Total loans and receivables	375.7	327.2
Available-for-sale financial assets		
Other investments	6.4	11.0
Total available-for-sale financial assets	6.4	11.0
Derivative financial instruments (assets)		
Other financial assets (held for trading)	41.7	46.0
Other receivables (held for trading)	9.2	3.8
Other receivables (hedge accounting)	16.7	9.3
Total derivative financial instruments (assets)	67.6	59.1
Financial liabilities measured at amortised cost		
Mortgage debt and bank loans	1,718.2	1,653.3
Trade payables	49.0	42.6
Other liabilities	50.5	25.7
Total financial liabilities measured at amortised cost	1,817.7	1,721.6
Derivative financial instruments (liabilities)		
Acquired liabilities related to options on vessels (held for trading)	10.7	31.6
Other liabilities (held for trading)	40.1	4.3
Other liabilities (hedge accounting)	50.5	0.6
Total derivative financial instruments (liabilities)	101.3	36.5

The fair value of the financial assets and liabilities above equals the carrying amount except for mortgage debt and bank loans for which the fair value can be found in note 15.
Other financial assets comprise of TORM's rights to share of gain on purchase options on vessels, which were acquired as part of OMI. The options have been valued using a Monte Carlo simulation model where the key inputs are the expected volatility on the vessel prices and the estimated vessel price today for all vessel ages. The volatility on vessel prices is based on the long term volatility of 5 year old vessels and estimated to 15% and vessel prices are based on broker valuations at year-end.

USD million

NOTE 26

RELATED PARTY TRANSACTIONS

The members of the Company's Board of Directors and Senior Management, near relatives to these persons and companies where these persons have control or exercise significant influence are considered as related parties.

Mr. Niels Erik Nielsen, Chairman of the Board of Directors, is a practicing partner in the law firm Bech-Bruun. Bech-Bruun has rendered legal assistance during the financial year as one of a number of law firms. The firm's fee of USD 0.2 million (2007: USD 0.3 million) is based upon the amount of time spent by the firm.

Mr. Stefanos-Niko Zouvelos, member of the Board of Directors, is General Manager of Beltest Shipping Company Limited. TORM has during the year paid USD 5.3 million (2007: USD 6.8 million) to an entity owned by Beltest Shipping Company Limited under a time charter agreement involving one product tanker vessel.

There have been no other transactions with such parties during the financial year.

Management remuneration is disclosed in note 4.

It is considered that no single person has control over the Group or the Parent Company.

91

NOTES

NOTE 27

ENTITIES IN THE GROUP

Parent Company:

A/S Dampskibsselskabet TORM	Denmark

Investments in subsidiaries*):

TORM Singapore (Pte) Ltd.	100%	Singapore
Amazon Shipping LLC	100%	Marshall Islands
Neches Shipping LLC	100%	Marshall Islands
TORM Norge AS	100%	Norway
TORM USA LLC	100%	Delaware
Long Range 1 A/S	100%	Denmark
Medium Range A/S	100%	Denmark
LR1 Management K/S	100%	Denmark
MR Management K/S	100%	Denmark
Charente Shipping LLC	100%	Marshall Islands
Fox Shipping LLC	100%	Marshall Islands
Garonne Shipping LLC	100%	Marshall Islands
Horizon Shipping LLC	100%	Marshall Islands
Kansas Shipping LLC	100%	Marshall Islands
Loire Shipping LLC	100%	Marshall Islands
Madison Shipping LLC	100%	Marshall Islands
Moselle Shipping LLC	100%	Marshall Islands
Ohio Shipping LLC	100%	Marshall Islands
Platte Shipping LLC	100%	Marshall Islands
Republican Shipping LLC	100%	Marshall Islands
Rhone Shipping LLC	100%	Marshall Islands
Rosetta Shipping LLC	100%	Marshall Islands
San Jacinto Shipping LLC	100%	Marshall Islands
Saone Shipping LLC	100%	Marshall Islands
Tevere Shipping LLC	100%	Marshall Islands
Thames Shipping LLC	100%	Marshall Islands
Trinity Shipping LLC	100%	Marshall Islands
Wabash Shipping LLC	100%	Marshall Islands
Ottawa Shipping LLC	100%	Marshall Islands
Tamar Shipping LLC	100%	Marshall Islands
Ruby Shipping LLC	100%	Marshall Islands
Ganges Shipping LLC	100%	Marshall Islands
Tiber Shipping LLC	100%	Marshall Islands
OMI Marine Service Ltd.	100%	Delaware
OMI Holding Ltd.	100%	Mauritius
TORM Shipping India Private Limited	100%	India
OMI Crewing Service Ltd.	100%	Bermuda

Investments in legal entities included as jointly controlled entities*):

Long Range 2 A/S	50%	Denmark
LR2 Management K/S	50%	Denmark
TT Shipowning K/S	50%	Denmark
Torghatten & TORM Shipowning ApS	50%	Denmark
UT Shipowning K/S	50%	Denmark
Ugland & TORM Shipowning ApS	50%	Denmark
OMI Corporation	50%	Marshall Islands
Brazos Shipping LLC**)	50%	Marshall Island
Horizon Shipping LLC**)	50%	Marshall Islands
FR8 Holdings Pte Ltd.	50%	Singapore
TORM Shipping (Phils.), INC.	25%	The Philippines

TORM is participating in a number of joint ventures primarily The MR Pool, The LR1 Pool and The LR2 Pool which are not legal entities. The investments in these joint ventures are included as investments in jointly controlled operations.

*) Companies with activity in the financial year.

**) Jointly controlled entities until 1 October 2008.

92

USD million

NOTE 27. continued

The following represents the income and expenses and summarized balance sheet data for jointly controlled entities.

	2008	2007
Total income	143.7	57.5
Total expenses	-116.6	-63.5
Net profit for the year	27.1	-6.0
Non-current assets	270.3	114.1
Current assets	119.0	25.9
Non-current liabilities	140.9	126.8
Current liabilities	104.6	16.7

NEWBUILDING CONTRACTS AND PURCHASE OPTIONS ON VESSELS IN JOINTLY CONTROLLED ENTITIES

As at 31 December 2008, 0 newbuildings (2007: 1 newbuilding) was contracted in jointly controlled entities.
The total outstanding contractual commitment for newbuildings amounted to USD 0 million (2007: USD 37 million) as at 31 December 2008.
As at 31 December 2008 three purchase options on vessels were exercised (2007: 0 purchase options) in jointly controlled entities. The total outstanding contractual commitment for the exercised purchase options on vessels amounts to USD 78 million (2007: USD 0 million) as at 31 December.

GUARANTEE AND CONTINGENT LIABILITIES IN JOINTLY CONTROLLED ENTITIES

During the year, certain third parties have initiated legal claims against a subsidiary of FR8 Holdings Pte. Ltd., for commissions in respect of time and voyage charters negotiated while service agreements with them were in force. The total amount of claims is estimated to be in the region of USD 15 million. This estimate is calculated based on alleged exposure in relation to all commissions due in respect of time and voyage charters over the next few years, up to 2012. In turn, the subsidiary of FR8 Holdings Pte. Ltd. claimed USD 3 million against these third parties for breaches of the service agreements.

NOTE 28	2008	2007
EARNINGS PER SHARE		
Net profit for the year (USD million)	361.4	791.7
Million shares		
Average number of shares	72.8	72.8
Average number of treasury shares	-3.6	-3.6
Average number of shares outstanding	69.2	69.2
Dilutive effect of outstanding share options	0.3	0.2
Average number of shares outstanding incl. dilutive effect of share options	69.5	69.4
Earnings per share (USD)	5.2	11.4
Diluted earnings per share (USD)	5.2	11.4

When calculating diluted earnings per share for 2008, 2,104,799 share options have been omitted as they are out-of-the-money, but potentially the share options might dilute earnings per share in the future.

93

NOTES

USD million

NOTE 29	2008	2007
APPROPRIATION OF NET PROFIT FOR THE YEAR INCL. PROPOSED DIVIDEND		
Proposed appropriation of net profit for the year in the Parent Company, A/S Dampskibsselskabet TORM:		
Proposed dividend	55.1	64.5
Retained profit	141.3	709.0
Net profit for the year	196.4	773.5
Total equity in the Parent Company, A/S Dampskibsselskabet TORM:		
Common shares	61.1	61.1
Treasury shares	-18.1	-18.1
Revaluation reserves	-0.1	7.3
Retained profit	965.0	874.1
Proposed dividend	55.1	64.5
Hedging reserves	-33.8	8.7
Translation reserves	5.9	5.9
Total equity	1,035.1	1,003.5
Proposed dividend per share (USD)	0.8	0.9
Dividend per share paid (USD)	1.8	6.1

The difference between proposed dividend per share in USD in 2007 and dividend per share paid in USD in 2008 relates to the extraordinary dividend paid in 2008 and the change in the USD/DKK exchange rate as the dividend is paid in DKK.

USD million

NOTE 30	2008	2007
CASH FLOWS		
Reversal of other non-cash movements:		
Amortization of acquired assets and liabilities	-17.4	-14.4
Sharebased payment	8.9	2.0
Adjustmens on derivative financial instruments	0.0	-1.9
Exchange rate adjustments	0.4	12.8
Other adjustments	0.3	4.3
Total reversal of other non-cash movements	-7.8	2.8

94

USD million

NOTE 31

FINAL OMI PRE-ACQUISITION BALANCE SHEET	Book value	Fair value adjustment	Fair value
Intangible assets	7.5	5.9	13.4
Tangible fixed assets	581.2	382.6	963.8
Other financial assets	0.0	46.2	46.2
Freight receivables, etc.	30.0	0.0	30.0
Other receivables	3.0	0.0	3.0
Prepayments	9.7	0.0	9.7
Cash and cash equivalents	41.9	0.0	41.9
Mortgage debt and bank loans	-261.4	-14.7	-276.1
Acquired liabilities related to options on vessels	0.0	-31.6	-31.6
Other financial liabilities	0.0	-2.1	-2.1
Trade payables	-13.2	0.0	-13.2
Acquired timecharter contracts	0.0	-42.3	-42.3
Other liabilities	-45.3	0.0	-45.3
Deferred income	-4.5	0.0	-4.5
Net assets acquired	348.9	344.0	692.9
Goodwill			89.2
Cost of acquisition from joint venture 1 August 2007			782.1
Tangible fixed assets still owned by joint venture			68.3
Movements in the period from 8 June to 31 July 2007:			
Share of net result			-4.6
Marketable securities sold			28.5
Other repayment			36.6
Consideration paid in cash for 50% of OMI 8 June 2007			910.9
Cash and cash equivalents, acquired 8 June 2007			-100.7
Net cash outflow			810.2

The pre-acquisition balance sheet as per August 1, 2007 of the OMI Corporation acquisition is now final. Changes from 31 December 2007 relate to the valuation of certain derivative financial instruments and have resulted in a net increase in goodwill of USD 1.5 million.

95

BOARD OF DIRECTORS

NIELS ERIK NIELSEN
Born: 14-03-48 TORM shares: 5,360 Re-election: 2011
N. E. Nielsen became Chairman of TORM in April 2002 and has been a Board member since September 2000. N. E. Nielsen is a partner of the law firm Bech-Bruun and holds a law degree from the University of Copenhagen. N. E. Nielsen is member of TORM's Remuneration Committee and a Board member of the following companies:
- Amagerbanken Aktieselskab
- Ambu A/S
- Charles Christensen A/S
- Cimber Air Holding A/S
- Danica-Elektronik A/S
- Gammelrand Skærvefabrik A/S
- GPV Industri A/S
- InterMail A/S
- Mezzanin Kapital A/S
- Pele Holding A/S
- P.O.A. Ejendomme A/S
- Satair A/S
- SCF-Technologies A/S
- Weibel Scientific A/S

with subsidiary companies

Special competencies:
- General management as Chairman of other listed companies with global activities
- Specialist in company law

CHRISTIAN FRIGAST
Born: 23-11-51 TORM shares: 5,704 Re-election: 2011
A member of the Board since September 2000. Mr. Frigast became Deputy Chairman in April 2002. He is Managing Director of Axcel A/S and holds an M.Sc(Econ) from the University of Copenhagen. Mr. Frigast is member of TORM's Audit Committee and Remuneration Committee and a Board member of the following companies:
- Axcel Management A/S
- Noa Noa ApS
- Royal Scandinavia A/S

Special competencies:
- General management as Chairman
- Board member of primarily non-listed Danish and international companies
- Financing
- Mergers and acquisition

PETER ABILDGAARD
Born: 21-04-65 TORM shares: 168 Re-election: 2011
A member of the Board since April 2007, representing the employees of TORM on the Board. Mr. Abildgaard is employed by TORM as General Manager for Quality and Vetting and has been with the Company since 1987.

Special competencies:
- Member of Intertanko's Vetting Committee
- Currently studying for an MBA in Shipping and Logistics

LENNART ARRIAS
Born: 17-07-48 TORM shares: 680 Re-election: 2011
A member of the Board since April 2003, representing the employees of TORM on the Board. Mr. Arrias is employed by TORM as a Captain and has been with the Company since 1992.

Special competencies:
- Worldwide sea services since 1965 with experience from general, refrigerated, container and project cargos as well as dry bulk and tanker cargo

MARGRETHE BLIGAARD
Born: 18-05-68 TORM shares: 4,800 Re-election: 2011
A member of the Board since April 2007, representing the employees of TORM on the Board. Ms. Bligaard is employed by TORM as HR Consultant, HR Projects, and has been with the Company since 1989.

Special competencies:
- 16 years' experience with tanker chartering and operation
- Strategy work
- Executive MBA at Henley Management College

BO JAGD
Born: 11-03-43 TORM shares: 1 Re-election: 2012
A member of the Board since April 2008. Mr. Jagd is member of TORM's Audit Committee and a Board member of the following company:
- Mermaid Asset Management Fondsmæglerselskab A/S

Special competencies:
- General management
- Credit Risk Assessment
- Risk management
- Finance

GABRIEL PANAYOTIDES
Born: 14-01-55 TORM shares: 48,864 Re-election: 2011
A member of the Board since September 2000. Mr. Panayotides has been engaged in the ownership and operation of ships since 1978. He has a Bachelors degree from the Pireaus University of Economics. Mr. Panayotides was a member of TORM's Audit Committee until 2008 and is a Board member of the following companies:
- Excel Maritime (listed on NYSE)
- Bureau Veritas and Lloyds Register of Shipping classification society Greek committee

Special competencies:
- Board experience from other listed companies
- Ship managment – shipowning

E. MICHAEL STEIMLER
Born: 04-04-48 TORM shares: 500 Re-election: 2012
A member of the Board since April 2008. Mr. Steimler is Chairman/ Consultant to Tankers (UK) Agencies Ltd. in London. He holds a degree in Economics and Marketing from the Norwegian School of Business Management and has more than thirty years of experience in the shipping industry. Mr Steimler is a Board member of the following companies:
- Euronav N.A., Belgium
- Hamish Shipping Consultants Ltd., UK
- Beacon Shipping Investments Pte Ltd., Singapore

Special competencies:
- Broad-ranging management and operational experience in the shipping industry

STEFANOS-NIKO ZOUVELOS
Born: 20-07-55 TORM shares: 100 Re-election: 2010
A member of the Board since April 2006. General Manager of Beltest Shipping Company Ltd. Mr. Zouvelos holds a M.Sc in Quantitative Economics from the University of Stirling, Scotland. Mr. Zouvelos is a member of the Remuneration Commitee.

Special competencies:
- Financial management in shipping
- Over 20 years in shipping

96

NIELS ERIK NIELSEN

LENNART ARRIAS

PETER ABILDGAARD

GABRIEL PANAYOTIDES

CHRISTIAN FRIGAST

BO JAGD

MARGRETHE BLIGAARD

E. MICHAEL STEIMLER

STEFANOS-NIKO ZOUVELOS

97

SENIOR MANAGEMENT

MIKAEL SKOV
Born: 03-07-63 TORM shares: 4,800
Chief Executive Officer since September 2008. From 2000 to 2007, Mikael Skov served as Executive Vice President for TORM's Tanker Division, and from 2007 to 2008 as Chief Operating Officer. Mikael Skov has worked for TORM since 1984. He is a Board member of the following companies: Syddansk Universitet – Institute for Maritime Research and Innovation, House of Dreams A/S.

ROLAND M. ANDERSEN
Born: 22-03-68 TORM shares: 0
Chief Financial Officer since May 2008. From 2005 to 2008 Roland M. Andersen was CFO for the Danish mobile and broadband operator Sonofon/Cybercity. From 2000 to 2005 he was CFO for private equity owned Cybercity. Prior to this Roland M. Andersen has held positions with A.P. Møller-Mærsk, the latest one as CFO for A.P. Møller-Mærsk Singapore.

Complementing his professional experience, Roland M. Andersen holds a M.Sc. and has attended the Executive Programme at London Business School.

98

MANAGEMENT

ESBEN POULSSON
Executive Vice President and CEO, TORM Singapore

SØREN CHRISTENSEN
Senior Vice President, Bulk Division

ANDERS ENGHOLM
Executive Vice President, Tanker Division

CLAUS USEN JENSEN
Executive Vice President, Technical Division

CHRISTIAN RIBER
Senior Vice President, Group HR

JESPER HOLMARK
Senior Vice President, Financial Planning and Accounting

TORBEN BAGER
Senior Vice President, Group Treasury

JAN MECHLENBURG
Executive Vice President, Shipowning and Sale & Purchase Division

GUNNAR HANSEN
Senior Vice President, Group IT

KIM RASMUSSEN
Senior Vice President, Bulk Division

99

MANAGEMENT'S AND AUDITORS' REPORT

STATEMENT BY THE BOARD OF DIRECTORS AND MANAGEMENT ON THE ANNUAL REPORT

The Board of Directors and Management have presented and adopted the Annual Report of A/S Dampskibsselskabet TORM for the financial year ended 31 December 2008.

The Annual Report has been prepared in accordance with International Financial Reporting Standards as adopted by the EU and additional Danish disclosure requirements for listed companies.

We consider the accounting policies applied to be appropriate for the Annual Report to give a true and fair view of the Group's and the Parent's financial position at 31 December 2008 and of their financial performance and their cash flows for the financial year then ended.

Further, in our opinion the management's review gives a true and fair view of the development in the Company's operations and financial matters, the result of the Company for the year and the financial position as a whole, and describes the significant risks and uncertainties pertaining to the Company.

We recommend that the Annual Report is adopted at the Annual General Meeting.

Copenhagen, 11 March 2009

BOARD OF DIRECTORS:	**MANAGEMENT:**
Niels Erik Nielsen, Chairman	Mikael Skov, CEO
Christian Frigast, Deputy Chairman	Roland M. Andersen, CFO
Peter Abildgaard	
Lennart Arrias	
Margrethe Bligaard	
Bo Jagd	
Gabriel Panayotides	
E. Michael Steimler	
Stefanos-Niko Zouvelos	

THE INDEPENDENT AUDITORS' REPORT TO THE SHAREHOLDERS OF A/S DAMPSKIBSSELSKABET TORM

We have audited the annual report of A/S Dampskibsselskabet TORM for the financial year ended 31 December 2008. The annual report comprises the statement by Management on the annual report, the Management's review, the income statement, the balance sheet, the statement of changes in equity, the cash flow statement and the notes to the financial statements, including the accounting policies. The annual report has been prepared in accordance with International Financial Reporting Standards as adopted by the EU and additional Danish disclosure requirements for listed companies.

MANAGEMENT'S RESPONSIBILITY FOR THE ANNUAL REPORT

Management is responsible for the preparation and fair presentation of an annual report in accordance with International Financial Reporting Standards as adopted by the EU and additional Danish disclosure requirements for listed companies. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of an annual report that is free from material misstatement, whether due to fraud or error, selecting and applying appropriate accounting policies, and making accounting estimates that are reasonable in the circumstances.

AUDITOR'S RESPONSIBILITY AND BASIS OF OPINION

Our responsibility is to express an opinion on this annual report based on our audit. We conducted our audit in accordance with Danish and International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the annual report is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the annual report. The procedures selected depend on the auditor's judgement, including the assessment of the risks of material misstatement of the annual report, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of an annual report in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by Management, as well as evaluating the overall presentation of the annual report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Our audit has not resulted in any qualification.

OPINION

In our opinion, the annual report gives a true and fair view of the Group's and the Parent's financial position at 31 December 2008 and of their financial performance and their cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the EU and additional Danish disclosure requirements for listed companies.

Copenhagen, 11 March 2009

DELOITTE
Statsautoriseret Revisionsaktieselskab

Erik Holst Jørgensen State Authorized Public Accountant	Kirsten Aaskov Mikkelsen State Authorized Public Accountant

100

102

THE PARENT COMPANY

INCOME STATEMENT

AT 1 JANUARY - 31 DECEMBER

USD '000	Note	2008	2007
Revenue		978,280	612,140
Port expenses, bunkers and commissions		-259,103	-155,722
Freight and bunkers derivatives		-13,586	2,894
Time charter equivalent earnings		705,591	459,312
Charter hire		-203,643	-161,250
Operating expenses	2	-127,044	-76,507
Gross profit (Net earnings from shipping activities)		374,904	221,555
Profit from sale of vessels		30,778	19,337
Administrative expenses	2,3	-71,241	-46,247
Other operating income		18,360	11,165
Depreciation and impairment losses	5	-86,271	-48,445
Operating profit		266,530	157,365
Financial income	6	28,944	691,715
Financial expenses	6	-104,378	-64,042
Profit before tax		191,096	785,038
Tax expenses	9	5,323	-11,525
Net profit for the year		196,419	773,513

Allocation of profit

The Board of Directors recommends that the year's result of USD 196 million be allocated as follows:

Proposed dividend USD 0.76 per share of DKK 5 (2007: USD 0.89)	
Retained profit	55,100
	141,319
	196,419

The accompanying notes are an integrated part of these financial statements.

BALANCE SHEET

AT 31 DECEMBER

USD '000	Note	2008	2007
ASSETS			
NON-CURRENT ASSETS			
Tangible fixed assets			
Land and buildings		2,104	2,021
Vessels and capitalized dry-docking	12	1,949,447	934,004
Prepayments on vessels		222,083	218,691
Other plant and operating equipment		7,106	4,332
	5	2,180,740	1,159,048
Financial assets			
Investment in subsidiaries	4	77,714	916,044
Loans to subsidiaries		16,551	162,441
Investment in jointly controlled entities	4	113,585	9
Loans to jointly controlled entities		42,158	126,991
Other investments	4	6,387	10,869
Other financial assets		31,002	0
		287,397	1,216,354
Total non-current assets		2,468,137	2,375,402
CURRENT ASSETS			
Inventories of bunkers		16,353	18,019
Freight receivables, etc.	7	111,376	59,005
Other financial assets		10,700	0
Other receivables	8	66,083	35,195
Prepayments		12,723	2,325
Cash and cash equivalents		90,889	88,900
Total current assets		308,124	203,444
TOTAL ASSETS		2,776,261	2,578,846

The accompanying notes are an integrated part of these financial statements.

BALANCE SHEET

AT 31 DECEMBER

USD '000	Note	2008	2007
EQUITY AND LIABILITIES			
EQUITY			
Common shares		61,098	61,098
Treasury shares		-18,118	-18,118
Revaluation reserves		-106	7,268
Retained profit		965,053	874,100
Proposed dividend		55,100	64,548
Hedging reserves		-33,762	8,664
Translation reserves		5,896	5,896
Total equity		1,035,161	1,003,456
LIABILITIES			
Non-current liabilities			
Deferred tax liability	9	55,158	55,662
Mortage debt and bank loans	10,12	1,266,547	693,863
Acquired liabilities related to options on vessels		10,672	0
Acquired time charter contracts		3,560	0
Total non-current liabilities		1,335,937	749,525
Current liabilities			
Mortgage debt and bank loans	10,12	183,689	750,625
Trade payable		40,935	28,948
Current tax liabilities		9,491	13,986
Other liabilities	11	160,283	32,306
Acquired time charter contracts		10,765	0
Total current liabilities		405,163	825,865
Total liabilities		1,741,100	1,575,390
TOTAL EQUITY AND LIABILITIES		2,776,261	2,578,846

Accounting policies	1
Collateral security	12
Guarantee and contingent liabilities	13
Contractual liabilities	14
Derivative financial instruments	15
Financial intruments	16
Related party transactions	17
Cash flows	18

The accompanying notes are an integrated part of these financial statements.

STATEMENT OF CHANGES IN EQUITY

USD million					Gains/losses recognized directly in equity			
	Common shares	Treasury shares*)	Retained profit	Proposed dividends	Revaluation reserves	Hedging reserves	Translation reserves	Total
EQUITY								
Balance at 1 January 2007	61.1	-18.1	513.1	73.9	579.8	5.6	6.0	1,221.4
Changes in equity 2007:								
Exchange rate adjustment arising on translation of entities using a measurement currency different from USD							-0.1	-0.1
Reversal of deferred gain/loss on cash flow hedges at beginning of year						-5.6		-5.6
Deferred gain/loss on cash flow hedges at year-end						8.7		8.7
Fair value adjustment on available for sale investments					70.8			70.8
Transfer to profit or loss on sale of available for sale investments					-643.3			-643.3
Net gains/losses recognized directly in equity	0.0	0.0	0.0	0.0	-572.5	3.1	-0.1	-569.4
Profit for the year			773.5					773.5
Total recognized income/expenses for the year	0.0	0.0	773.5	0.0	-572.5	3.1	-0.1	204.1
Extraordinary dividends paid			-369.3					-369.3
Extraordinary dividends paid on treasury shares			18.0					18.0
Dividends paid				-76.4				-76.4
Dividends paid on treasury shares			3.7					3.7
Exchange rate adjustment on dividends paid			-2.5	2.5				0.0
Share-based compensation			2.0					2.0
Proposed dividends for the financial year			-64.5	64.5				0.0
Total changes in equity 2007	0.0	0.0	360.9	-9.4	-572.5	3.1	-0.1	-217.9
Equity at 31 December 2007	61.1	-18.1	874.1	64.5	7.3	8.7	5.9	1,003.5
Changes in equity 2008:								
Exchange rate adjustment arising on translation of entities using a measurement currency different from USD							0.0	0.0
Reversal of deferred gain/loss on cash flow hedges at the beginning of the year						-8.7		-8.7
Deferred gain/loss on cash flow hedges at year-end						-33.8		-33.8
Fair value adjustment on available for sale investments					-4.8			-4.8
Transfer to profit or loss on sale of available for sale investments					-2.6			-2.6
Net gains/losses recognized directly in equity	0.0	0.0	0.0	0.0	-7.4	-42.5	0.0	-49.9
Profit for the year			196.4					196.4
Total recognized income/expenses for the year	0.0	0.0	196.4	0.0	-7.4	-42.5	0.0	146.5
Extraordinary dividends paid			61.5					61.5
Extraordinary dividends paid on treasury shares			3.0					3.0
Dividends paid				-68.6				-68.6
Dividends paid on treasury shares			3.3					3.3
Exchange rate adjustment on dividends paid			-4.1	4.1				0.0
Share-based compensation			8.9					8.9
Proposed dividends for the financial year			-55.1	55.1				0.0
Total changes in equity 2008	0.0	0.0	90.9	-9.4	-7.4	-42.5	0.0	31.6
Equity at 31 December 2008	61.1	-18.1	965.0	55.1	-0.1	-33.8	5.9	1,035.1

*) Please refer to note 13 in the consolidated financial statements for further information on treasury shares.

The accompanying notes are an integrated part of these financial statements.

103

THE PARENT COMPANY

104

THE PARENT COMPANY

CASH FLOW STATEMENT

USD '000	Note	2008	2007
CASH FLOW FROM OPERATING ACTIVITIES			
Operating profit		266.530	157,365
Adjustments:			
Reversal of profit from sale of vessels		-30.778	-19,337
Reversal of depreciation and impairment losses		86.271	48,445
Reversal of other non-cash movements	18	6.026	13,033
Dividends received		10.400	8,078
Interest received and exchange rate gains		14.870	26,341
Interest paid		-86.577	-57,402
Income taxes paid		-3.756	-9,439
Change in inventories, accounts receivables and payables		-16.017	-13,666
Net cash inflow/(outflow) from operating activities		246.989	153,418
CASH FLOW FROM INVESTING ACTIVITIES			
Investment in tangible fixed assets		-277.009	-207,999
Investment in equity interests and securities		-133.917	-977,244
Sale of equity interests and securities		17.365	791,848
Loans and repayment of loans to subsidiaries and associated companies		167.171	-266,530
Sale of non-current assets		99.426	38,194
Net cash inflow/(outflow) from investing activities		-126.964	-621,731
CASH FLOW FROM FINANCING ACTIVITIES			
Borrowing, mortgage debt and other financial liabilities		795.044	1,796,978
Repayment/redemption, mortgage debt		-789.295	-840,610
Dividends paid		-123.785	-423,950
Cash inflow/(outflow) from financing activities		-118.036	532,418
Net cash inflow/(outflow) from operating, investing and financing activities		1.989	64,105
Cash and cash equivalents, at 1 January		88,900	24,795
Cash and cash equivalents, at 31 December		90.889	88,900
Of which used as collateral		0	0
		90.889	88,900

The accompanying notes are an integrated part of these financial statements.

NOTES

SUPPLEMENTARY ACCOUNTING POLICIES FOR THE PARENT COMPANY

In addition to the accounting policies for the Group as presented in Note 1 in the consolidated financial statements, the Parent Company, A/S Dampskibsselskabet TORM, applies the following supplementary accounting policies.

Foreign currencies
Exchange rate gains or losses on intercompany balances with subsidiaries, which are considered a part of the investment in the entity, are recognized directly in equity.

Investments in subsidiaries and jointly controlled entities
Investment in subsidiaries, associated companies and jointly controlled entities are recognized and measured in the financial statements of the Parent Company at cost and classified as non-current assets. Dividends are recognized under financial income.

USD million

Note 2	2008	2007
STAFF COSTS		
Total staff costs		
Staff costs included in operating expenses	22.2	15.2
Staff costs included in administrative expenses	46.9	27.3
Total	69.1	42.5
Staff costs comprise the following		
Wages and salaries	55.5	36.8
Share-based compensation	8.9	2.3
Pension costs	4.4	3.2
Other social security costs	0.3	0.2
Total	69.1	42.5

Employee information
The average number of staff in the Parent Company in the financial year was 410 (2007: 364).
Management remuneration is disclosed in note 4 in the consolidated financial statements.

USD million

Note 3	2008	2007
Remuneration to the auditors appointed at the Annual General Meeting		
Deloitte		
Audit fees	0.5	0.5
Audit related fees	0.2	0.2
Tax fees	0.2	0.0
Fees for other services	0.3	0.1
Total fees, Deloitte	1.2	0.8

NOTES

USD million

Note 4

	Investment in subsidaries	Investment in jointly controlled activities	Total invest-ments	Other invest-ments
FINANCIAL ASSETS				
Cost:				
Balance at 1 January 2007	21.6	4.9	26.5	64.5
Additions	977.2	0.0	977.2	0.0
Disposals	-87.7	0.0	-87.7	-60.9
Balance at 31 December 2007	911.1	4.9	916.0	3.6
Value adjustment:				
Balance at 1 January 2007	0.0	0.0	0.0	579.9
Exchange rate adjustment	0.0	0.0	0.0	2.4
Value adjustment for the year	0.0	0.0	0.0	68.3
Disposals	0.0	0.0	0.0	-643.3
Balance at 31 December 2007	911.1	4.9	0.0	7.3
Carrying amount at 31 December 2007	911.1	4.9	916.0	10.9
Cost:				
Balance at 1 January 2008	911.1	4.9	916.0	3.7
Additions	66.6	108.7	175.3	17.7
Disposals	-900.0	0.0	-900.0	-14.9
Balance at 31 December 2008	77.7	113.6	191.3	6.5
Value adjustment:				
Balance at 1 January 2008	0.0	0.0	0.0	7.3
Exchange rate adjustment	0.0	0.0	0.0	-0.3
Value adjustment for the year	0.0	0.0	0.0	-4.5
Disposals	0.0	0.0	0.0	-2.6
Balance at 31 December 2008	0.0	0.0	0.0	-0.1
Carrying amount at 31 December 2008	77.7	113.6	191.3	6.4
Hereof listed				3.5
Hereof unlisted				2.9

A list of companies in the Group is found in note 27 at page 92 in the annual report.

USD million

Note 5

	Land and buildings	Vessels and capitalized dry-docking	Prepayments on vessels	Other plant and operating equipment	Total
TANGIBLE FIXED ASSETS					
Cost:					
Balance at 1 January 2007	0.5	970.0	146.6	7.9	1,125.0
Exchange rate adjustment	0.0	0.0	0.0	0.0	0.0
Additions	1.6	13.9	189.9	2.6	208.0
Disposals	0.0	-28.5	0.0	-0.5	-29.0
Transferred to/from other items	0.0	117.8	-117.8	0.0	0.0
Balance at 31 December 2007	2.1	1,073.2	218.7	10.0	1,304.0
Depreciation and impairment losses:					
Balance at 1 January 2007	0.1	101.9	0.0	4.6	106.6
Exchange rate adjustment	0.0	0.0	0.0	0.0	0.0
Disposals	0.0	-9.8	0.0	-0.3	-10.1
Reversal of impairment losses	0.0	0.0	0.0	0.0	0.0
Depreciation for the year	0.0	47.1	0.0	1.4	48.5
Balance at 31 December 2007	0.1	139.2	0.0	5.7	145.0
Carrying amount at 31 December 2007	2.0	934.0	218.7	4.3	1,159.0
Hereof financial expenses included in cost	0.0	1.7	0.7	0.0	2.4
Cost:					
Balance at 1 January 2008	2.1	1,073.2	218.7	10.0	1,304.0
Exchange rate adjustment	0.0	0.0	0.0	0.0	0.0
Additions	0.2	904.4	265.4	5.4	-12.2
Disposals	0.0	-79.1	0.0	-0.5	0.0
Transferred to/from other items	0.0	262.0	-262.0	0.0	86.3
Balance at 31 December 2008	2.3	2,160.5	222.1	14.9	219.1
Depreciation and impairment losses:					
Balance at 1 January 2008	0.1	139.2	0.0	5.7	145.0
Exchange rate adjustment	0.0	0.0	0.0	0.0	0.0
Disposals	0.0	-11.8	0.0	-0.4	-12.2
Reversal of impairment losses	0.0	0.0	0.0	0.0	0.0
Depreciation for the year	0.1	83.7	0.0	2.5	86.3
Balance at 31 December 2008	0.1	211.1	0.0	7.8	219.1
Carrying amount at 31 December 2008	2.1	1,949.4	222.1	7.1	2,180.7
Hereof finance leases	0.0	0.0	0.0	0.0	0.0
Hereof financial expenses included in cost	0.0	2.1	0.4	0.0	2.5

Included in the carrying amount for vessels and capitalized dry-docking are capitalized dry-docking costs in the amount of USD 30.5 million (2007: USD 15.3 million).

Please refer to note 12 for information in relation to assets used for collateral security.

105

THE PARENT COMPANY

106

NOTES

THE PARENT COMPANY

USD million

Note 6	2008	2007
FINANCIAL ITEMS		
Financial income		
Interest income from cash and cash equivalents	11.6	25.0
Gain on other investments (available-for-sale)	2.6	643.3
Dividends	1.3	1.3
Dividends from subsidiaries	9.1	6.8
Exchange rate adjustments inclusive net gains from forward exchange rate contracts	4.3	15.3
	28.9	691.7
Financial expenses		
Interest expense on mortgage and bank debt	85.3	56.4
Fair value adjustments on derivative financial instruments	17.8	5.4
Other interest expenses	1.6	2.8
Hereof included in the cost of tangible fixed assets	-0.3	-0.6
	104.4	64.0
Total financial items	-75.5	627.7

USD million

Note 7	2008	2007
FREIGHT RECEIVABLES, ETC.		
Analysis as at 31 December of freight receivables, etc.:		
FREIGHT RECEIVABLES, ETC.		
Neither past due nor impaired	51.7	30.4
Due < 180 days	56.2	23.8
Due > 180 days	3.5	4.8
Total Freight receivables, etc.	111.4	59.0

As at 31 December 2008, freight receivables etc. includes receivables at a value of USD 0.1 million (2007: USD 1.3 million), that is individually determined to be impaired to a value of USD 0.0 million (2007: USD 0.5 million).

Movements in the provision for impairment of freight receivables etc. during the year are as follows:

USD million	2008	2007
PROVISION FOR IMPAIRMENT OF FREIGHT RECEIVABLES, ETC.		
Balance at 1 January	0.8	0.8
Provisions reversed during the year	-0.1	0.0
Provisions utilised during the year	-0.6	0.0
Balance at 31 December	0,1	0.8

Provision for impairment of freight receivables, etc. has been recognized in the income statement under administrative expenses. The provision is based on an individual assessment of each individual receivable.

USD million

Note 8	2008	2007
OTHER RECEIVABLES		
Partners and commercoal managements	5.7	4.1
Derivative financial instruments	27.0	13.8
Receivables at joint ventures	26.7	9.4
Tax receivables	1.7	1.2
Miscellaneous, including items related to shipping activities	5.0	6.7
Balance at 31 December	66.1	35.2

USD million

Note 9	2008	2007
TAX		
Current tax for the year	1.1	-14.8
Adjustments related to previous years	3.7	-3.8
Adjustment of deferred tax	0.5	7.1
Tax expenses	5.3	-11.5
Effective corporate tax rate	-2.8	1.5%

The Company participates in the tonnage tax scheme in Denmark. Participation in the tonnage tax scheme is binding until 31 December 2018.

Under the Danish tonnage tax scheme, the income and expenses from shipping activities are not subject to direct taxation. Instead the taxable income is calculated from:
- The net tonnage of the vessels used to generate the income from shipping activities
- A rate applicable to the specific net tonnage of the vessel, based on a sliding scale
- The number of days the vessels are used during the year.

The Company expects to participate in the tonnage tax scheme after the binding period and at a minimum to maintain its current investing and activity level.

The difference between the effective corporate tax rate -2.8% (2007: 1.5%) and the corporation tax rate in Denmark 25% (2007: 25%) primarily relates to the tonnage tax scheme.

Payment of dividends to the shareholders of A/S Dampskibsselskabet TORM has no taxable consequences for A/S Dampskibsselskabet TORM.

	2008	2007
DEFERRED TAX		
Deferred tax at 1 January	55.7	62.8
Reduction of Danish corporation tax from 28% to 25%	0.0	-6.7
Deferred tax for the year	-0.5	-0.4
Deferred tax at 31 December	55.2	55.7

Essentially all deferred tax relates to vessels included in the transition account under the tonnage tax scheme.

USD million

Note 10	2008	2007
MORTGAGE DEBT AND BANK LOANS		
To be repaid as follows:		
Falling due within one year	183.7	750.6
Falling due between one and two years	101.0	121.0
Falling due between two and three years	144.5	51.1
Falling due between three and four years	139.6	94.5
Falling due between four and five years	406.7	89.6
Falling due after five years	474.7	337.7
	1,450.2	1,444.5

The presented amounts to be repaid are adjusted by directly related costs arised from the issuing of the loans by USD 4.2 million (2007: USD 2.8 million), which are amortized over the term of the loans.

NOTES

USD million

Note 10, continued	Maturity	Fixed/ Floating	2008 Effective interest	2007 Effective interest	2008 Fair value	2007 Fair value
LOAN						
USD	2009	Floating	4.0%	4.6%	82.7	70.0
USD	2011	Fixed	4.4%	4.4%	56.2	92.5
USD	2012	Floating	-	5.2%	-	16.7
USD	2012	Fixed	4.4%	4.4%	60.0	32.1
USD	2013	Fixed	4.4%	-	33.5	-
USD	2013	Floating	3.9%	-	448.1	-
USD	2014	Floating	4.3%	5.1%	-	310.0
USD	2015	Floating	4.7%	-	51.2	-
USD	2016	Floating	3.8%	4.7%	488.2	226.0
Weighted average effective interest rate			4.0%	4.7%		
Fair value					1,454.4	1,447.3

The Parent Company has an early settlement option to repay the loans.
Part of the loans with floating interest rate have been swapped to fixed interest rate.
Certain of the TORM's loan agreements contain minimum requirements to the liquidity and solvency of the Company and other restrictions, which may limit our ability to:
- engage in mergers or acquisitions;
- change the management of the Company's vessels
As at 31 December 2008 the Company comply with these minimum requirements and restrictive covenants. Based on the Company's expected future cash flor, investment programmes etc. we expect that the requirements and covenants is complied until the maturity of the loan agreements.

Please refer to the section 'Managing risk and exposure' and note 24 in the consolidated financial statements for further information on financial risks.

USD million

Note 11	2008	2007
OTHER LIABILITIES		
Partners and commercial managements	3.0	1.0
Accrued operating expenses	7.9	2.2
Accrued interests	8.6	8.0
Wages and social expenses	24.3	9.4
Derivative financial instruments	102.5	4.7
Payables to joint ventures	3.2	2.3
Tax payables ets.	7.8	0.0
Miscellaneous, including items related to shipping activities	3.0	4.7
	160.3	32.3

USD million

Note 12	2008	2007
COLLATERAL SECURITY		
Collateral security for mortgage debt and bank loans:		
Vessels	1,454.5	747.3
	1,454.5	747.3

The total carrying amount for vessels that have been provided as security amounts USD 1,633 million (2007: USD 784 million).

USD million

Note 13	2008	2007
GUARANTEE AND CONTINGENT LIABILITIES		
Guarantee liabilities	0.0	0.0

The guarantee liability for the Parent Company is less than USD 0.1 million and relates to guarantee liabilities to Danish Shipowners' Association.

USD million

Note 14	2008	2007
CONTRACTUAL LIABILITIES - AS LESSEE (Operating lease)		
Charter hire for vessels on time charter (incl. vessels not delivered):		
Falling due within one year	256.6	151.4
Falling due between one and two years	232.8	155.8
Falling due between two and three years	201.0	142.5
Falling due between three and four years	183.3	131.6
Falling due between four and five years	167.0	120.0
Falling due after five years	351.3	397.8
	1,392.0	1,099.1
Average period until redelivery (year)	3.7	4.3

Leases have been entered into with a mutually interminable lease period of up to 8 years. Certain leases include an option to renew for one or two additional years at a time for up to three years and/or a purchase option. Exercise of the purchase option on the individual vessel is based on an individual assessment. Certain leases include a profit sharing element implying that the actual charter hire may be higher.

	2008	2007
Newbuilding installments and exercised purchase options (purchase obligations):		
Falling due within one year	148.0	204.8
Falling due between one and two years	187.4	134.1
Falling due between two and three years	111.1	135.2
Falling due between three and four years	58.6	37.8
Falling due between four and five years	0.0	0.0
Falling due after five years	0.0	0.0
	505.1	511.9
Other operating leases:		
Falling due within one year	4.4	2.2
Falling due between one and two years	5.8	2.3
Falling due between two and three years	5.9	2.1
Falling due between three and four years	6.0	2.0
Falling due between four and five years	6.2	2.0
Falling due after five years	4.2	2.2
	32.5	12.8

Other operating leases primarily consist of contracts regarding office spaces and apartments as well as IT-related contracts.

During the year Charter hire expenses have been recognized in the Income Statement by USD 206.3 million (2007: USD 161.2 million) of which USD 9.1 million (2007: USD 4.2 million) regards profit sharing elements. Other operating lease expenses have been recognized in the income statement by USD 3.9 million (2007: USD 2.7 million).

USD million	2008	2007
CONTRACTUAL LIABILITIES - AS LESSOR (Operating lease)		
Charter hire income for vessels on time charter and bareboat charter (incl. not delivered vessels):		
Falling due within one year	242.9	213.9
Falling due between one and two years	136.3	71.6
Falling due between two and three years	34.0	21.9
Falling due between three and four years	11.0	13.6
Falling due between four and five years	5.8	9.3
Falling due after five years	2.8	8.6
	432.8	338.9
Average period until redelivery (year)	1.1	1.2

Charter hire income for vessels on time charter and bareboat charter is recognized under revenue.

NEWBUILDING CONTRACTS

As at 31 December 2008 the Company had contracted 15 newbuildings (2007: 15 newbuildings) to be delivered during 2009 to 2012. For all 15 vessels the total outstanding contractual commitment amounted to USD 505.1 million as at 31 December 2008.

107

THE PARENT COMPANY

108

NOTES

THE PARENT COMPANY

Note 15

DERIVATIVE FINANCIAL INSTRUMENTS

The table below shows the fair value of the derivative financial instruments:

USD million	Fair value at 31 Dec. 2008	Fair value at 31 Dec. 2007
Hedge accounting		
cash flows:		
Derivative financial instruments regarding interest rate, currency exchange rate and shares:		
Forward exchange rate contracts	-0.2	0.0
Interest rate swaps	-6.3	-0.6
Derivative financial instruments regarding freight and bunkers:		
Bunker hedge		
Bunker hedge	-44.0	3.3
Forward Freight Agreement	16.7	6.0
Non hedge accounting:		
Derivative financial instruments regarding interest rate, currency exchange rate and shares:		
Forward exchange rate contracts	-0.1	1.7
Interest rate swaps	-28.8	-2.0
Currency options	0.0	-0.3
Forward to buy shares	0.0	-0.3
Derivative financial instruments regarding freight and bunkers:		
Bunker hedge	0.9	-1.4
Forward Freight Agreement	0.6	2.0
Derivative financial instruments regarding options on vessels:		
Right to share of gain on purchase options on vessels	41.7	0.0
Acquired liabilities related to options on vessels	-10.7	0.0
	-30.2	8.4

The table below shows realized amounts as well as fair value adjustments regarding derivative financial instruments recognized in the income statement and equity in 2008:

	Income statement				
USD million	Revenue	Port expenses, bunkers and commissions	Freight and bunkers derivatives	Financial items	Equity Hedging reserves
Bunker hedge	-	-2.8	0.9	-	-47.3
Forward Freight Agreement	-10.9	-	-14.5	-	10.7
Forward rate contracts	-	-	-	-3.5	-0.2
Interest rate swaps	-	-	-	-29.0	-5.7
Currency options	-	-	-	-2.1	-
Forward to buy shares	-	-	-	0.3	-
Acquired liabilities related to options on vessels	-	-	-	10.2	-
Total 2008	-10.9	-2.8	-13.6	-24.1	-42.5

Please refer to the section 'Managing risk and exposure' and note 24 in the consolidated financial statements for further information on financial risks.

The forward exchange rate contracts with a fair value of USD -0.2 million (2007: USD 0.0 million) are designated as hedge accounting to hedge a part of TORM's payments in 2009 regarding administrative and operating expenses denominated in DKK.
The interest rate swaps with a fair value of USD -6.3 million (2007: USD -0.6 million) are designated as hedge accounting to hedge a part of TORM's interest payments during the period 2009 to 2013.
The bunker hedge contracts with a fair value of USD -44.0 million (2007: USD 3.3 million) are designated as hedge accounting to hedge a part of TORM's bunker expenses during 2009.
The Forward Freight Agreements with a fair value of USD 16.7 million (2007: USD 6.0 million) are designated as hedge accounting to hedge a part of TORM's revenue during 2009.
The gains or losses on these contracts will be recognized in the income statement when realized together with the hedged items.

USD million

Note 16	**2008**	2007
FINANCIAL INSTRUMENTS		
CATEGORIES OF FINANCIAL ASSETS AND LIABILITIES AS DEFINED IN IAS 39:		
Loans and receivables		
Loans to subsidiaries	16.9	162.4
Loans to jointly controlled entities	42.2	127.0
Freight receivables, etc.	111.4	59.0
Other receivables	38.0	20.5
Cash and cash equivalents	90.9	88.9
Total loans and receivables	299.4	457.8
Available-for-sale financial assets		
Other investments	6.4	10.9
Total available-for-sale financial assets	6.4	10.9
Derivative financial instruments (assets)		
Other assets (held for trading)	41.7	0.0
Other receivables (held for trading)	9.2	3.8
Other receivables (hedge accounting)	16.7	9.3
Total derivative financial instruments (assets)	67.6	13.1
Financial liabilities measured at amortised cost		
Mortgage debt and bank loans	1,450.2	1,444.5
Trade payables	40.9	28.9
Other liabilities	41.4	18.2
Total financial liabilities measured at amortised cost	1,532.5	1,491.6
Derivative financial instruments (liabilities)		
Acquired liabilities related to options on vessels (held for trading)	10.7	0.0
Other liabilities (held for trading)	36.6	4.1
Other liabilities (hedge accounting)	50.5	0.6
Total derivative financial instruments (liabilities)	97.8	4.7

The fair value of the financial assets and liabilities above equals the carrying amount except for mortgage debt and bank loans for which the fair value can be found in note 10.

USD million

Note 17	**2008**	2007
RELATED PARTY TRANSACTIONS		

Subsidiaries and jointly controlled entities are considered as related parties in relation to the parent company A/S Dampskibsselskabet TORM in addition to the related parties disclosed in note 27 to the consolidated financial statements. The following transactions took place between A/S Dampskibsselskabet TORM and subsidiaries and jointly controlled activities during the year:

Services provided by A/S Dampskibsselskabet TORM	22.0	31.6
Services provided by subsidiaries and jointly controlled activities	49.4	44.1
	71.4	75.7

The service provided between the parties are all directly related to the Group's shipping activities.

USD million

Note 18	**2008**	2007
CASH FLOWS		
Reversal of other non-cash movements:		
Amortization of acquired assets an liabilities	-3.2	0.0
Fair value adjustmens on derivative financial instruments	0.0	-1.9
Exchange rate adjustments	0.3	12.6
Sharebased payment	8.9	2.0
Other adjustments	0.0	0.3
Total reversal of other non-cash movements	6.0	13.0

GLOSSARY

20-F:	Annual report filed with the US Securities and Exchange Commission (SEC).
ADR:	American Depository Receipt. Proof of ownership of (the equivalent) of one share. ADRs are used by foreign companies wishing to list on American stock exchanges.
ADS:	American Depositary Shares. Shares registered with the SEC and kept in custody with a bank as security for the ADRs issued.
Aframax:	A vessel with a cargo carrying capacity of 80,000 – 100,000 dwt.
Asset management:	Acquisition and ownership of assets (ships), which may be disposed of at an optimal time with a view to generating a one-off profit – as opposed to profits derived from operating the asset.
Bareboat:	See B/B.
B/B:	Bareboat. A form of charter arrangement whereby the charterer is responsible for all costs and risks in connection with the vessel's operation.
Bulk:	Dry cargo – typically commodities such as coal, grain, iron ore, etc.
Bunker:	Fuel with which to run a ship's engines.
Capesize:	Bulk carrier with a cargo carrying capacity of 120,000-200,000 dwt.
Classification society:	Independent organization, which through verification of design, construction, building process and operation of vessels ensure that the vessels at all times meet a long list of requirements to seaworthiness, etc. If the vessels do not meet these requirements, insurance and mortgaging the vessel will typically not be possible.
COA:	Contract of Affreightment. A contract that involves a number of consecutive cargoes at previously agreed freight rates.
Coating:	The internal coatings applied to the tanks of a product tanker enabling the vessel to load refined oil products.
Demurrage:	A charge against the charterer of a ship for delaying the vessel beyond the allowed free time. The demurrage rate will typically be at a level equal to the earnings in USD/day for the voyage.
DKK:	Danish Kroner.
Dry cargo:	See Bulk.
Dwt:	Deadweight tons. The cargo carrying capacity of a ship.
FFA:	Forward Freight Agreement. A financial derivative instrument enabling freight to be hedged forward at a fixed price.
GAAP:	Generally Accepted Accounting Principles.
Handymax:	Bulk carriers with a cargo carrying capacity of 40-60,000 dwt.
Handysize:	Bulk carriers with a cargo carrying capacity of 20-40,000 dwt.
IAS:	International Accounting Standards.
IFRS:	International Financial Reporting Standards.
IMO:	International Maritime Organisation.
LR1:	Long Range 1. A specific class of product tankers with a cargo carrying capacity of 60,000 – 80,000 dwt.
LR2:	Long Range 2. A specific class of product tankers with a cargo carrying capacity of 80,000 – 110,000 dwt.
MR:	Medium Range. A specific class of product tankers with a cargo carrying capacity of 40,000 – 60,000 dwt.
OPA-90:	Oil Pollution Act 1990. US environmental law implemented following the grounding of Exxon Valdez in Alaska.
OPEC:	Organization of the Petroleum Exporting Countries.
Panamax:	A vessel with a cargo carrying capacity of 60,000 – 80,000 dwt. The biggest vessel allowed to pass through the Panama Canal.
P&I clubs:	Protection & Indemnity club.
Pool:	A grouping of ships of similar size and characteristics, owned by different owners, but which are commercially operated jointly. The pool manager is mandated to charter the ships out for the maximum benefit of the pool as a whole. Earnings are equalized taking account of differences in ships' specifications, the number of days the ships have been ready for charter, etc.
Product tanker:	A vessel suitable for trading clean petroleum products such as gasoline, jet fuel and naphtha.
SEC:	US Securities and Exchange Commission.
SR:	Short Range. A specific class of product tankers with a cargo carrying capacity of 20,000 – 40,000 dwt.
T/C:	Time charter. An agreement covering the chartering out of a vessel to an end user for a defined period of time, where the owner is responsible for crewing the vessel, but the charterer must pay port costs and bunker.
TCE:	See T/C equivalent.
Time charter:	See T/C.
T/C equivalent:	The freight receivable after deducting port expenses, consumption of bunker and commissions.
UN:	The United Nations.

109

FLEET OVERVIEW

AT 31 DECEMBER 2008

TANKERS		OWNERSHIP	DWT	BUILT
LR2				
m.t.	TORM HELENE	100%	99,999	1997
m.t.	TORM KRISTINA	100%	105,001	1999
m.t.	TORM GUDRUN	100%	101,122	2000
m.t.	TORM VALBORG	100%	99,999	2003
m.t.	TORM INGEBORG	100%	99,999	2003
m.t.	TORM MARGRETHE	100%	109,672	2006
m.t.	TORM MARIE	100%	109,672	2006
m.t.	TORM MARGIT	100%	109,672	2007
m.t.	TORM METTE	100%	109,672	2007
m.t.	TORM MARINA	50%	109,672	2007
m.t.	TORM MARIANNE	100%	110,000	2008
m.t.	TORM MAREN	100%	110,000	2008
m.t.	TORM MATHILDE	100%	110,000	2008
LR1				
m.t.	TORM SARA	100%	72,718	2003
m.t.	TORM ESTRID	100%	74,999	2004
m.t.	TORM EMILIE	100%	74,999	2004
m.t.	TORM ISMINI	100%	74,999	2004
m.t.	TORM SIGNE	100%	72,718	2005
m.t.	TORM SOFIA	100%	72,718	2005
m.t.	TORM UGLAND	50%	74,999	2007
m.t.	TORM VENTURE	100%	74,999	2007
MR				
m.t.	FAJA DE ORO II	100%	44,999	1995
m.t.	POTERO DEL LIANO II	100%	47,165	1999
m.t.	TORM ANNE	100%	44,990	1999
m.t.	TORM GUNHILD	100%	44,999	1999
m.t.	TORM NECHES	100%	47,052	2000
m.t.	TORM CLARA	100%	45,999	2000
m.t.	TORM CECILIE	100%	44,946	2001
m.t.	TORM AMAZON	100%	47,275	2002
m.t.	TORM SAN JACINTO	100%	47,038	2002
m.t.	TORM MARY	100%	45,990	2002
m.t.	TORM VITA	100%	45,940	2002
m.t.	TORM GERTRUD	100%	45,940	2002
m.t.	TORM GERD	100%	45,940	2002
m.t.	TORM CAROLINE	100%	44,946	2002
m.t.	TORM THYRA	100%	45,990	2003
m.t.	TORM FREYA	100%	45,990	2003
m.t.	TORM MOSELLE	100%	47,024	2003
m.t.	TORM ROSETTA	100%	47,015	2003
m.t.	TORM CARINA	100%	44,990	2003
m.t.	TORM CAMILLA	100%	44,990	2003
m.t.	TORM HORIZON	100%	46,955	2004
m.t.	TORM HELVIG	100%	44,990	2005
m.t.	TORM RAGNHILD	100%	44,990	2005
m.t.	TORM THAMES	100%	47,035	2005
m.t.	TORM KANSAS	100%	46,922	2006
m.t.	TORM PLATTE	100%	46,920	2006
m.t.	TORM REPUBLICAN	100%	46,893	2006
m.t.	TORM LAURA	100%	52,000	2008
m.t.	TORM LENE	100%	52,000	2008

TANKERS		OWNERSHIP	DWT	BUILT
SR				
m.t.	MADISON	100%	35,828	2000
m.t.	TRINITY	100%	35,834	2000
m.t.	RHONE	100%	35,751	2000
m.t.	CHARENTE	100%	35,751	2001
m.t.	OHIO	100%	37,274	2001
m.t.	LOIRE	100%	37,106	2004
m.t.	GARONNE	100%	37,178	2004
m.t.	SAONE	100%	37,106	2004
m.t.	FOX	100%	37,006	2005
m.t.	TEVERE	100%	36,990	2005

BULKERS

Panamax				
m.v.	TORM MARTA	100%	69,638	1997
m.v.	TORM BALTIC	100%	69,614	1997
m.v.	TORM TINA	100%	75,966	2001
m.v.	TORM ROTNA	100%	75,971	2001
m.v.	TORM ANHOLT	100%	74.195	2004
m.v.	TORM BORNHOLM	100%	75.950	2004
m.v.	TORM CHARLOTTE*)	100%	75,912	2005

*) Expected delivery January 2009

110

NEWBUILDINGS

AT 31 DECEMBER 2008

TANKERS		OWNERSHIP	DWT	EXPECTED DELIVERY
MR				
m.t.	TORM LOTTE	100%	52,000	Q1 2009
m.t.	TORM LOUISE	100%	52,000	Q2 2009
m.t.	TORM LANA	100%	52,000	Q3 2009
m.t.	TORM LILLY	100%	52,000	Q3 2009
m.t.	TORM ALICE	100%	50,500	Q1 2010
m.t.	TORM ASLAUG	100%	50,500	Q1 2010
m.t.	TORM ALEXANDRA	100%	50,500	Q1 2010
m.t.	TORM ALMENA	100%	50,500	Q2 2010
m.t.	TORM AGNES	100%	50,500	Q3 2010
m.t.	TORM AGNETE	100%	50,500	Q2 2010
m.t.	TORM AMALIE	100%	50,500	Q4 2010
m.t.	TBN - NB Guangzhou 08130005	100%	52,300	Q4 2011
m.t.	TBN - NB Guangzhou 08130006	100%	52,300	Q2 2012
m.t.	TBN - NB Guangzhou 08130007	100%	52,300	Q3 2012
m.t.	TBN - NB Guangzhou 08130008	100%	52,300	Q4 2012
SR				
m.t.	TORM GYDA	100%	37,000	Q1 2009
BULKERS				
Kamsarmax				
m.v.	NB Tsuneishi Zhoushan - SS063	100%	82,100	Q4 2010
m.v.	NB Tsuneishi Zhoushan - SS064	100%	82,100	Q1 2011
m.v.	NB Tsuneishi Zhoushan - SS065	100%	82,100	Q2 2011
m.v.	NB Tsuneishi Zhoushan - SS066	100%	82,100	Q2 2011

111

A/S DAMPSKIBSSELSKABET TORM
TUBORG HAVNEVEJ 18
DK- 2900 HELLERUP, DENMARK
TELEPHONE: +45 39 17 92 00
TELEFAX: +45 39 17 93 93
E-MAIL: MAIL@TORM.COM
WWW.TORM.COM

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